  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996



                                                      REGISTRATION NO. 333-15783

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------
                                 MERCURY, INC.
             (Exact name of registrant as specified in its charter)

             LOUISIANA                            4812                            72-0647424
  (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                              CM TOWER, SUITE 1900
                              ONE LAKESHORE DRIVE
                             LAKE CHARLES, LA 70629
                                 (318) 436-9000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            WILLIAM L. HENNING, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                P.O. DRAWER 3104
                          LAKE CHARLES, LA 70602-3104
                                 (318) 436-9000
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

      ANTHONY J. CORRERO, III               THOMAS G. HENNING                  BRYANT B. EDWARDS
         LOUIS Y. FISHMAN             SECRETARY AND GENERAL COUNSEL            LATHAM & WATKINS
      CORRERO FISHMAN HAYGOOD                 MERCURY, INC.             633 W. FIFTH STREET, SUITE 4000
       PHELPS WEISS WALMSLEY                P.O. DRAWER 3104          LOS ANGELES, CALIFORNIA 90071-2007
         & CASTEIX, L.L.P.             LAKE CHARLES, LA 70602-3104              (213) 485-1234
201 ST. CHARLES AVENUE, SUITE 4700           (318) 436-9000
 NEW ORLEANS, LOUISIANA 70170-4700
          (504) 586-5252

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996


PROSPECTUS

            , 1997


                                2,750,000 SHARES

                             [US UNWIRED INC. LOGO]

                              CLASS A COMMON STOCK


     All of the shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), being offered hereby (the "Offering") are being sold by US Unwired Inc. (the "Company"). Prior to this Offering, there has been no public market for the Class A Common Stock. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. It is currently anticipated that the initial public offering price will be between
$     and $     per share.


     The Company's authorized common stock includes Class A Common Stock and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, together with Class A Common Stock, "Common Stock"). The rights of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share. Both classes will vote together as one class on all matters generally submitted to a vote of shareholders, including the election of directors. Shares of Class B Common Stock are convertible into Class A Common Stock on a share-for-share basis subject to certain procedures and restrictions. See "Description of Capital Stock." After the sale of the shares of Class A Common Stock offered hereby, the Company's existing shareholders will own shares of Common Stock representing in the aggregate approximately 97.6% of the voting power entitled to vote in matters affecting shareholders generally.

     Application has been made to have the Class A Common Stock quoted on the Nasdaq National Market under the symbol "UNWR."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
                                         PRICE            UNDERWRITING           PROCEEDS
                                        TO THE            DISCOUNTS AND           TO THE
                                        PUBLIC           COMMISSIONS(1)         COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share........................           $                   $                    $
Total(3).........................           $                   $                    $
------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities pursuant to the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $500,000, which will be paid by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 412,500 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to
    the Company would be $          , $          and $          , respectively.
    See "Underwriting."


     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York
on or about             , 1997.


DONALDSON, LUFKIN & JENRETTE
         SECURITIES  CORPORATION

                 A.G. EDWARDS & SONS, INC.
                                             THE ROBINSON-HUMPHREY COMPANY, INC.

                               [INSERT GRAPHICS]

                                 CERTAIN TERMS


     Wireless communications markets in the United States include (among others) cellular markets and, more recently, Personal Communications Service ("PCS") markets and are licensed and regulated by the Federal Communications Commission (the "FCC"). The cellular markets are geographically divided into 306 Metropolitan Statistical Areas ("MSAs") and 428 Rural Service Areas ("RSAs") devised by Rand McNally and adopted by the FCC. The PCS markets are similarly divided into 51 Metropolitan Trading Areas ("MTAs") and 493 Basic Trading Areas ("BTAs"). The Company anticipates that PCS service will appear essentially the same to the user as cellular service, except for certain issues of compatibility when subscribers leave (or "roam" out of) the licensed area covered by the wireless communications "System" of their service provider. Cellular and PCS markets are sometimes measured by "Pops," which means the estimated population of the specified market; and "Net Pops," which means such population multiplied by the percentage interest the Company holds in the license for the particular market. The number of Pops or Net Pops does not refer to subscribers and is not necessarily indicative of the number of subscribers to the Company's Systems.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement including the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Upon consummation of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission maintains a World Wide Web site on the Internet which contains the foregoing information and the address of which is "http://www.sec.gov."

     The Company intends to furnish its shareholders annual reports containing consolidated financial statements of the Company audited by its independent auditors and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company" include it and its subsidiaries and their respective predecessors. Except as otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Except for historical financial information and unless otherwise indicated, all references herein to Pops, Net Pops and the Company's Systems give effect to the consummation of the Company's acquisition of 49% of the capital stock of Mississippi 34 Cellular Corporation ("MS 34"). The acquisition is contingent upon, among other things, the successful completion of this Offering.


                                  THE COMPANY


     The Company owns and operates cellular communications systems in 14 RSAs and one MSA which, after giving effect to the acquisition of MS 34, together have 1.4 million Net Pops. These markets consist primarily of four clusters that are located in Louisiana, Mississippi, Alabama and Kansas. In its Louisiana Cluster, the Company markets under the MERCURY CELLULAR AND PAGING(TM) trade name and in its other clusters under the CELLULARONE(R) service mark. As of September 30, 1996, the Company served approximately 77,000 cellular subscribers through cellular Systems covering more than 72,000 square miles, and served over 14,000 paging subscribers by providing paging services in its Louisiana market and by reselling such services in certain other markets. The Company owns a 24 1/3% limited partnership interest in Meretel Communications Limited Partnership (the "PCS Partnership"), which, as the successful bidder in the FCC auction, has been awarded five broadband PCS licenses that cover five BTAs with an aggregate of 1.8 million Pops. These PCS markets, together with the Louisiana Cluster cellular market, are expected to create a large seamless market traversed by Interstate Highway 10 ("I-10") between Houston and New Orleans.


     The Company focuses on RSAs and small MSAs because it believes that such markets, which are usually less densely populated, generally provide greater capacity for growth and less competition than most major markets. Cellular service was generally introduced later in RSAs and small MSAs than in major markets, with the result that, based on industry averages, cellular penetration is currently lower and subscriber growth rates are significantly higher than in major markets. The Company's markets exhibit positive characteristics for wireless communications, including a high percentage of business customers with substantial needs for wireless communications, such as those employed in the agriculture and oil and gas industries, and a higher percentage of populations accustomed to long travel times. Additionally, the Company's cellular service areas cover approximately 1,100 highway miles, providing attractive sources for roaming revenues.

     The Company believes that the wireless communications industry will continue to grow as enhanced services are offered at lower prices and as customer awareness of the productivity, convenience and security benefits associated with wireless communications increases. The Company believes it is well positioned to take advantage of this growth opportunity. The Company's growth strategy focuses on the following: (i) internal growth through increased penetration in the Company's existing markets; (ii) acquisition of licenses contiguous to the Company's existing market clusters from independent or smaller licensees; (iii) acquisition of new market clusters; and (iv) acquisition of PCS licenses, where available, to expand and complement its wireless network. In addition, the Company believes that by geographically clustering service areas it can offer high quality service at competitive prices with larger, seamless service networks.


     Since January 1, 1995, the Company has completed acquisitions of the Kansas and Alabama Clusters, representing approximately 600,000 Net Pops. Upon acquiring a cellular System, the Company's objective is to increase operating cash flow by (i) emphasizing the Company's dedication to customer service and satisfaction; (ii) implementing aggressive marketing of cellular service to add subscribers and reduce the "churn rate" at which customers terminate service;
(iii) selectively upgrading the existing cellular network to increase signal coverage, with the eventual goal of providing handheld quality network coverage;
(iv) implementing the Company's distribution strategy, which seeks to maximize the Company's local market presence through local retail stores with a direct sales force; and (v) using its centralized upper management and back office functions to support the needs of subscribers and of the Company's retail sales offices, thereby maximizing economies of scale.


     The Company seeks to position its cellular Systems, including its local retail stores, as the quality local service provider. Management believes that the Company's local presence through its retail stores enhances its ability to provide a higher level of long-term customer service and satisfaction. The Company's 22 retail stores are staffed with both sales and customer service representatives, differentiating the Company from many of its competitors which provide neither the same concentration of local sales locations nor the local availability of customer service. The retail stores provide the Company with greater control over the sales process than would be provided by the use of independent agents alone, although the Company does use independent agents on a selective basis to expand its distribution network. In addition, the Company's billing and customer information system is operated by an affiliated corporation which provides the Company with a high level of customization and access. The Company believes that these factors enable its sales and customer service personnel to be more responsive than competitors using third-party billing and information systems.



     In preparation for this Offering, the Company and its affiliate through common control, Cameron Communications Corporation ("Cameron"), completed a restructuring plan pursuant to which the wireless communications interests of Cameron were separated from its landline telephone business and combined with the wireless communications interests of the Company. Pursuant to an Agreement and Plan of Reorganization, Cameron transferred to a new wholly-owned subsidiary, Newco, all of Cameron's assets and liabilities other than its 96% interest in the subsidiary that owns the licenses covering the Louisiana and Kansas Clusters. Cameron distributed to its shareholders all of the shares of Newco and then merged into the Company. In consideration for this merger, shareholders of Cameron received, in exchange for their shares of Cameron, shares of common stock of the Company which, together with all other then outstanding shares, have been reclassified into Class B Common Stock. Following the restructuring, the name of Newco was changed to "Cameron Communications Corporation," and the name of the Company, which had been Mercury, Inc., was changed to "US Unwired Inc." See "Certain Transactions -- Tax-Free Restructuring."



     Prior to this Offering, 78.0% of the Company's equity and voting power was held by members of the Henning family, and the remaining 22.0% was owned by approximately 11 minority shareholders. After this Offering, members of the Henning family will own 62.7% of the Company's equity and 76.2% of the Company's voting power. See "Principal Shareholders." The Henning family has been involved in the communications industry since W. T. Henning founded a landline telephone company in 1928 in southwest Louisiana. The Henning family became involved in the wireless communications industry with the introduction of paging services in 1980 and cellular services in 1987. The Henning family will remain in the landline business through their majority ownership of Cameron. See "Certain Transactions."



     In the ordinary course of its business, the Company analyzes acquisition opportunities as they come to its attention. In November and December, 1996, the Company entered into agreements to acquire from seven minority shareholders the remaining 49% interest in MS 34, the subsidiary which owns the cellular licenses covering the Mississippi-3 and Mississippi-4 RSAs. The consummation of the acquisition is contingent upon, among other things, the successful completion of this Offering. See "Markets and Systems -- Mississippi Cluster." See "Markets and Systems -- System Development and Expansion."

CELLULAR AND PAGING OPERATIONS

     The Company's cellular markets are grouped geographically and strategically into four clusters, known as the Louisiana, Mississippi, Alabama and Kansas Clusters. The following table summarizes certain information concerning the Company's cellular markets.


                                                                               INTERSTATE
                                                                                & OTHER       % OF HH
                                        COMPANY                 WIRELINE OR     HIGHWAY      WITH EBI>      DATE OF
         MARKET           TOTAL POPS   OWNERSHIP%   NET POPS    NON-WIRELINE     MILES        $35K(A)     ACQUISITION
------------------------  ----------   ----------   ---------   ------------   ----------   -----------   ------------
Louisiana Cluster
Lake Charles, LA MSA....    174,000       100.0%      174,000      WL               102         46.0%        Aug. 1987(b)
De Soto, LA-3 B1(c).....     59,000       100.0        59,000      WL               115         28.1         Apr. 1991(b)
Beauregard, LA-5
  B1(c).................    142,000       100.0       142,000      WL               175         30.6         Mar. 1991(b)
                          ---------                 ---------                     -----
  Total Louisiana.......    375,000                   375,000                       392
                          ---------                 ---------                     -----
Mississippi Cluster
Tunica, MS-1............    170,000       100.0       170,000     NWL                69         28.4         Apr. 1993
Bolivar, MS-3(d)........    156,000       100.0       156,000     NWL                66         25.7         Apr. 1993
Yalobusha, MS-4(d)......    127,000       100.0       127,000     NWL                62         31.5         Apr. 1993
Washington, MS-5(e).....    160,000          --            --     NWL                76         33.2         Jan. 1994
                          ---------                 ---------                     -----
  Total Mississippi.....    613,000                   453,000                       273
                          ---------                 ---------                     -----
Alabama Cluster
Lamar, AL-3.............    136,000       100.0       136,000     NWL                70         30.5          May 1996
Bibb, AL-4..............    138,000       100.0       138,000     NWL                66         29.5         Jul. 1996
                          ---------                 ---------                     -----
  Total Alabama.........    274,000                   274,000                       136
                          ---------                 ---------                     -----
Kansas Cluster
Cheyenne, KS-1..........     27,000       100.0        27,000     NWL                84         32.2         Apr. 1995
Norton, KS-2............     30,000       100.0        30,000     NWL                 0         27.9         Apr. 1995
Wallace, KS-6...........     20,000       100.0        20,000     NWL                39         37.2         Apr. 1995
Trego, KS-7.............     78,000       100.0        78,000     NWL               112         37.1         Apr. 1995
Hamilton, KS-11.........     85,000       100.0        85,000     NWL                17         44.8         Apr. 1995
Hodgeman, KS-12.........     42,000       100.0        42,000     NWL                12         40.1         Apr. 1995
Edwards, KS-13..........     28,000       100.0        28,000     NWL                 6         33.3         Apr. 1995
Cimarron, OK-1(e).......     24,000          --            --     NWL                 7         34.9         Apr. 1995
                          ---------                 ---------                     -----
  Total Kansas..........    334,000                   310,000                       277
                          ---------                 ---------                     -----
Minority Interest
Chambers, TX-21(f)......     21,000        25.0         5,300      WL                34         50.4         Apr. 1993
                          ---------                 ---------                     -----
  TOTAL.................  1,617,000                 1,417,300                     1,112
                          =========                 =========                     =====


---------------

(a) The percentage of households (HH) with effective buying income (EBI) greater than $35,000 is based on Kagan's Cellular Telephone Atlas 1995. Effective buying income is comparable to disposable after-tax income.

(b) The Company was the original licensee in these markets.

(c) These are partitioned cellular markets.


(d) These RSAs are licensed to a corporation in which the Company currently owns a 51% interest. The Company has entered into agreements to acquire the remaining 49% interest. The acquisition is contingent upon, among other things, the successful completion of this Offering. See "Use of Proceeds."


(e) The Mississippi-5 RSA and Oklahoma-1 RSA are operated under interim authority granted by the FCC pending auction of the licenses by the FCC. The number of Company subscribers in these RSAs is insignificant.


(f) The Texas-21 RSA is owned by a partnership in which the Company owns a 25% interest and in which GTE Mobilnet, which operates the System, owns a 75% interest.

     The Company offers its subscribers cellular, and in certain markets paging, services and, without additional charge, offers custom calling features such as call forwarding, call waiting, conference calling and no-answer transfer. The Company also provides voice message storage and retrieval free of charge in the Kansas Cluster and at nominal rates in the other clusters. The Company has roaming arrangements with virtually every cellular carrier in North America and is a member of North American Cellular Network ("NACN"), a wireless network linking non-wireline cellular operations throughout the United States, Canada, Puerto Rico and the Virgin Islands. NACN participation allows the Company to offer convenient cellular access to the Company's subscribers when they roam throughout the United States and Canada.


     The Company began offering paging services in the Louisiana Cluster in 1980 and, through a resale agreement with another provider, in Beaumont, Texas in 1995. The Company has entered into agreements to enable it to provide regional and nationwide paging services. As of September 30, 1996, the Company had over 14,000 paging subscribers.

PCS OPERATIONS


     As the successful bidder in the FCC's C-block auction, the PCS Partnership has been granted five PCS licenses covering 1.8 million Pops in five BTAs. These PCS markets and the Company's Louisiana Cluster cellular market are expected to create a large seamless market between Houston and New Orleans. The Company intends to provide its subscribers and the PCS Partnership's subscribers with the ability to roam seamlessly throughout the Company's Louisiana Cluster and the PCS Partnership's markets as soon as technically feasible at a reasonable cost. Each of these BTA markets is presently in the design and engineering stage. The PCS Partnership has retained the Company to manage the design, construction and daily operations of the Lafayette, Beaumont and Lufkin BTAs, for which the Company is paid a monthly management fee and is reimbursed for its expenses. The Company has invested $2.9 million in the PCS Partnership and has committed to contribute up to an additional $10.1 million. The PCS Partnership bid $61.2 million for its licenses, which is payable over 10 years, and currently estimates that capital expenditures of at least an additional $69.0 million will be required over the next 10 years to build out its PCS markets. The PCS Partnership has obtained a commitment from the Rural Telephone Finance Cooperative for $59.0 million of financing for capital expenditures under which the Company would be required to guarantee repayment of up to $6.2 million. There can be no assurance that the build-out of the PCS markets will not cost materially more than is currently anticipated or that additional financing, if required, will be available at all or in the absence of additional guarantees by the Company and other partners.



     PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. Services that permit sophisticated call management, enhanced two-way messaging and, eventually, high-speed data and video transmission, will enable customers to better manage personal and business needs. The Company believes that the introduction of PCS into the wireless market will stimulate demand for wireless communications services, attract customers who are not currently subscribers to wireless service and increase usage by current wireless customers. PCS will compete with existing cellular telephone service and may provide features not currently offered by cellular providers.

                                  THE OFFERING

Class A Common Stock offered(1).......................   2,750,000 shares
Common Stock to be outstanding after this Offering:
  Class A Common Stock(1)(2)..........................   2,750,000 shares
  Class B Common Stock................................  11,250,000 shares
                                                        -----------------
          Total(1)(2).................................  14,000,000 shares
                                                        =================

---------------

(1) Assumes no exercise of the Underwriters' over-allotment option.


(2) Does not include options to purchase an aggregate of up to approximately 270,000 shares of Class A Common Stock outstanding pursuant to the Company's 1997 Stock Option Plan.


                             ---------------------


Use of Proceeds...............   The Company intends to use approximately $11.6
                                 million of the net proceeds to acquire the remaining 49% of the capital stock of the Company's subsidiary that owns the cellular licenses covering the Mississippi-3 and
                                 Mississippi-4 RSAs. The remainder of the net proceeds will be used for acquisitions of additional wireless Systems, the expansion of existing cellular Systems and for general corporate purposes. Pending such uses, the proceeds will be applied to reduce existing bank debt. See "Use of Proceeds" and "Capitalization."



Voting Rights.................   Holders of Class A Common Stock are entitled to
                                 one vote per share while holders of Class B
                                 Common Stock are entitled to 10 votes per share. The Class A Common Stock and Class B
                                 Common Stock will vote together as one class on all matters submitted to a vote of shareholders generally, including the election of directors.
                                 Immediately following the consummation of this Offering, the outstanding shares of Class A
                                 Common Stock will represent approximately 2.4% of the combined voting power of the outstanding
                                 Common Stock (2.7% if the Underwriters' over-allotment option is exercised in full). The
                                 Company's existing shareholders will own shares of Class B Common Stock representing in the aggregate approximately 97.6% of the combined voting power of the Common Stock (97.3% if the Underwriters' over-allotment option is exercised in full) and thereby will continue to be able to control the election of the Company's Board of Directors and generally will be able to direct the affairs of the Company.
                                 See "Principal Shareholders" and "Description of Capital Stock."


Dividends on Common Stock.....   Holders of Class A Common Stock and Class B
                                 Common Stock will be entitled to share ratably, as if a single class, in any dividends declared by the Company on the Common Stock. The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. See
                                 "Dividend Policy" and "Description of Capital
                                 Stock."

Conversion of Class B Common
  Stock.......................   Shares of Class B Common Stock are convertible
                                 into Class A Common Stock on a share-for-share basis subject to certain procedures and restrictions. See "Description of Capital
                                 Stock."

NASDAQ National Market
Symbol........................   UNWR

                  SUMMARY FINANCIAL AND CERTAIN OPERATING DATA

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                     HISTORICAL
                                ----------------------------------------------------      PRO FORMA COMBINED AS ADJUSTED(1)
                                         YEAR ENDED                                      -----------------------------------
                                        DECEMBER 31,                 NINE MONTHS          YEAR ENDED         NINE MONTHS
                                -----------------------------           ENDED            DECEMBER 31,           ENDED
                                 1993       1994       1995       SEPTEMBER 30, 1996         1995         SEPTEMBER 30, 1996
STATEMENT OF OPERATIONS DATA:
  Total revenues.............   $14,346    $22,553    $39,252          $ 43,858            $ 49,868            $ 48,401
  Cost of service............     4,513      7,445     11,430            11,622              14,121              12,653
  Merchandise cost of
    sales....................       720      2,518      3,373             3,377               4,418               3,709
  General and administrative
    expense..................     1,692      2,498      5,308             7,078               7,653               7,870
  Sales and marketing
    expense..................     2,736      3,768      6,262             5,448               6,887               5,652
  Depreciation and
    amortization.............     2,037      2,892      5,686             6,432              10,057               8,285
  Operating income...........     2,648      3,432      7,193             9,901               6,732              10,232
  Interest income (expense),
    net......................        93       (630)    (3,065)           (4,302)             (6,016)             (4,623)
  Income tax expense.........     1,317      1,914      2,291             2,375                 918               2,345
  Net income.................     1,909      1,750      2,603             3,751                 110               3,488
  Net income per share.......   $  0.17    $  0.16    $  0.23          $   0.33            $   0.01            $   0.25
OTHER FINANCIAL DATA:
  EBITDA(2)..................   $ 4,685    $ 6,324    $12,879          $ 16,333            $ 16,789            $ 18,517



                                                                      HISTORICAL                            AS ADJUSTED(1)
                                                                        AS OF                                   AS OF
                                                                  SEPTEMBER 30, 1996                      SEPTEMBER 30, 1996
BALANCE SHEET DATA:
  Working capital............                                          $  3,035                                $  3,035
  Property and equipment,
    net......................                                            26,407                                  26,407
  Cellular licenses, net.....                                            76,355                                  87,938
  Total assets...............                                           130,933                                 142,327
  Long-term debt.............                                            87,682                                  63,960
  Total liabilities and
    minority interest........                                           105,598                                  81,736
  Shareholders' equity.......                                            25,335                                  60,591



                                                     HISTORICAL
                                ----------------------------------------------------
                                         YEAR ENDED
                                        DECEMBER 31,                 NINE MONTHS
                                -----------------------------           ENDED
                                 1993       1994       1995       SEPTEMBER 30, 1996
SELECTED OPERATING DATA:
  Ending subscribers.........    15,942     27,313     55,576            76,907
  Penetration(3).............       1.9%       3.3%       4.9%              5.4%
  Churn(4)...................       1.2%       1.1%       1.4%              1.7%
  Subscriber revenue per
    average subscriber(5)....   $    61    $    56    $    58          $     55
  Selling & marketing costs
    (all in) per net
    additional
    subscriber(6)............   $   414    $   465    $   473          $    599


---------------


(1) The unaudited pro forma statement of operations data and EBITDA for the year ended December 31, 1995 and the nine months ended September 30, 1996 include the historical operations of the Company and give effect to the following as if they occurred as of January 1, 1995: (i) the acquisition of the Kansas Cluster, (ii) the acquisition of the Alabama-3 RSA, (iii) the acquisition of the Alabama-4 RSA, (iv) this Offering and the application of the net proceeds therefrom, including the acquisition of MS 34. The balance sheet data as adjusted as of September 30, 1996 includes the historical accounts of the Company and gives effect to the following as if they occurred as of September 30, 1996: (i) this Offering and (ii) the application of the net proceeds therefrom, including the acquisition of MS 34.



(2) EBITDA represents operating income before depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry and is presented to enhance the understanding of the Company's operating results and is not intended to be a financial performance measure comparable to similarly titled measures of other companies. EBITDA should not be regarded as an alternative to either operating income or net income as an indicator of operating performance, or to cash flows as a measure of liquidity. Furthermore, EBITDA is not a GAAP-based financial measure, and it should not be considered as an alternative to GAAP-based measures of financial performance. See "Selected Financial Data" and the Consolidated Financial Statements included elsewhere herein.


(3) Represents the ratio of ending subscribers to total Pops.


(4) Represents the average of the monthly churn rates during the periods presented. Churn equals the ratio of disconnected monthly subscribers to weighted average monthly subscribers.



(5) Includes cellular service subscriber revenue divided by average subscribers for the period divided by the number of months in the period presented.



(6) Includes selling and marketing expense and equipment subsidy (merchandise cost of sales net of merchandise sales) divided by net subscribers added through normal operating activities (excludes subscribers added through acquisitions).

                                  RISK FACTORS


     In addition to the other matters described in this Prospectus, each prospective purchaser of the Class A Common Stock offered hereby should consider the specific risk factors set forth below.


GROWTH BY ACQUISITIONS

     The Company's growth strategy relies in part upon the acquisition and development of additional wireless communications Systems. There can be no assurance, however, that suitable acquisitions will be available to the Company, that the Company will be able to obtain additional financing for any such acquisitions, if required, or that the Company will be able to compete effectively for these Systems against other potential purchasers, most of which are larger and have greater financial resources than the Company. In addition, the Company will be subject to risks that its existing and new Systems will not perform as expected and that the returns from such Systems will not justify the consideration paid or to be paid for them or the capital expenditures needed to develop them.

COMPETITION


     Competition for subscribers among wireless licensees is based principally upon the services and enhancements offered, the technical quality of the System, customer service, System coverage, capacity and price. There are currently two cellular providers, and there will be up to six PCS providers in each market. The Company believes that PCS service will in most respects appear essentially the same to the user as cellular service. Consequently, the Company believes that the primary competitive impact of PCS service on cellular operators will be the addition of up to six additional competitors in each cellular market, in which cellular operators previously had only one competitor. In the future, the Company may face increased competition from entities providing similar services using other communications technologies and services. The Company also competes with paging and dispatch service providers, resellers and, to a lesser extent, landline telephone service providers. Competition is expected to be intense. New technologies may evolve that compete with the Company's products and services. A number of the Company's competitors have substantially greater resources than the Company. Several of the Company's competitors are operating or planning to operate, through joint ventures and affiliation arrangements, wireless communications systems that encompass most of the continental United States. See "Business -- Competition."


SERVICE MARKS

     The Company uses the CELLULARONE(R) service mark in all of its cellular markets except the Louisiana Cluster. AT&T Wireless, which had been the single largest user of the CELLULARONE(R) mark, has reduced its use of the mark. If for some reason the name CELLULARONE(R) were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In such circumstances or otherwise, the Company may be required to develop a new service mark. Competitors of the Company possess, and others may develop over time, branding with significantly greater name recognition than that of the Company. A failure by the Company to maintain existing rights to its current cellular branding or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop such alternatives. See
"Business -- Trade Name; Service Mark."

GOVERNMENTAL REGULATION

     The licensing, construction, operation, acquisition and sale of cellular and PCS Systems, as well as the number of cellular, PCS and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of such activities, such as a decision by the FCC to issue new licenses or permit more than two licenses in each market for cellular communications services or more than six licenses for PCS services, could have a material adverse effect on the Company's operations. In addition, all cellular and PCS licenses in the United States are granted for an initial 10-year term, are subject to renewal and may be revoked by the FCC at any time for cause. The Company believes that each of its cellular licenses would, if currently up for renewal, be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, but there can be no assurance that all of the Company's licenses will be renewed. The wireless communications industry is also subject to certain state and local governmental regulation. Operating costs are affected by these and other governmental actions that are beyond the Company's control. See "Business -- Governmental Regulation."

CERTAIN PCS RISKS


     PCS Systems have no significant operating history in the United States and there can be no assurance that these Systems will become profitable. There are numerous significant risks associated with the PCS business in general and the business of the PCS Partnership, in which the Company has a 24 1/3% interest, in particular. First, PCS operators are free to choose from among several competing digital signal transmission technologies, or standards, that are not interoperable. At present, none of these competing technologies has emerged as dominant among PCS Systems. The PCS Partnership has recently chosen to use one of these technologies, CDMA, in its PCS Systems. There can be no assurance that CDMA will become the, or even a, dominant technology in the United States. See "The PCS Industry -- Operation of PCS Systems." If CDMA does not become the dominant standard or is not able to compete successfully with other PCS technologies, the PCS Partnership could be deprived of revenues from PCS customers who roam into the PCS Partnership's markets and could lose PCS customers who become dissatisfied because they are unable to roam outside the PCS Partnership's markets. Significant customer loss and loss of roaming revenues could have a material adverse effect on the PCS Partnership's results of operations and liquidity. Second, successful build-out of a PCS System in each of the PCS Partnership's BTAs is subject to completion of the network design; acquisition of appropriate sites for base station equipment, which may require zoning variances and local regulatory approval; the purchase and the installation of the network equipment, which are susceptible to unpredictable supply or construction delays; and satisfactory accommodation of microwave users currently using the spectrum. Third, although the PCS Partnership, as the successful bidder, has been issued five licenses by the FCC to operate PCS Systems, these grants are subject to reconsideration by the FCC and review by a court of competent jurisdiction. Fourth, the PCS Partnership may ultimately be unable to finance the build-out and operation of its PCS Systems without additional guarantees of financing from its partners, including the Company, whose risk from the PCS Partnership could thereby be significantly increased. The PCS Partnership has obtained a commitment for $59.0 million of financing, of which the Company would be required to guarantee repayment of up to $6.2 million. See "Business -- PCS Operations," "-- Organization" and
"-- Regulation -- Licensing of PCS Systems."


RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE


     Media reports have suggested that certain radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's business. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the proposal would impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets currently marketed by the Company and in use by the Company's subscribers already comply with the proposed standards.


EQUIPMENT FAILURE; NATURAL DISASTER


     The Company's Systems include nine mobile telephone switching offices, which are the point of connection between a wireless System and the local landline telephone company, and approximately 93 cell sites, which are the base stations from which the cellular signal is transmitted to and from the user's handset. The Company does not carry "business interruption" insurance, and major equipment failure or a natural disaster affecting these switching offices or sites could have a material adverse effect on the Company's operations.

CONTROL BY EXISTING SHAREHOLDERS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF COMMON STOCK


     Holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to 10 votes per share. Class B Common Stock will not trade in the public market, and applicable transfer restrictions prevent Class B Common Stock from being acquired by persons other than those who held Class B Common Stock of the Company immediately prior to this Offering, their affiliates and certain other "qualified holders." See "Shares Eligible for Future Sale." Immediately following the consummation of this Offering, the outstanding shares of Class A Common Stock will represent approximately 2.4% of the combined voting power of the outstanding Common Stock (2.7% if the Underwriters' over-allotment option is exercised in full). The Company's existing shareholders, who will hold Class B shares, will continue to be able to control the election of the Company's Board of Directors and generally will be able to direct the affairs of the Company. Such control will allow those persons to determine whether the Company should enter into transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over the then-prevailing market price, and such control may therefore have a depressive effect on the market price for Class A Common Stock.


NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     There has been no public market for the shares of the Company prior to this Offering, and there is no assurance that a significant public market for the Class A Common Stock will develop or be sustained after this Offering. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting." The market price of the Class A Common Stock may be extremely volatile. Factors such as fluctuations in the valuation of wireless licenses, results of current and future FCC auctions, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the communications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and communications companies, often unrelated to the operating performance of the specific companies.


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A Common Stock in the public market after this Offering could adversely affect prevailing market prices. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not sell additional shares of Common Stock or securities convertible into, exercisable for, or exchangeable for, Common Stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation. The Company's Articles of Incorporation provide that, subject to certain limitations, Class B Common Stock may be converted into Class A Common Stock. Sales of certain shares of Class B Common Stock are subject to certain restrictions set forth in the Company's Articles of Incorporation and pursuant to Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."


DILUTION


     Purchasers of the Class A Common Stock offered hereby will suffer immediate dilution of $16.04 in the net tangible book value per share of the Class A Common Stock from the initial public offering price. See "Dilution."



BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS



     Prior to this Offering, the shares of common stock held by the Company's current shareholders were reclassified into Class B Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale." Such shareholders will benefit from this Offering to the extent that a public market for the Company's Common Stock is thereby created. Upon completion of this Offering, based upon the difference between their acquisition cost of the Company's Common Stock prior to reclassification and the value of such stock based on the public offering price and assuming conversion to Class A Common Stock, the current shareholders will enjoy an aggregate unrealized gain of approximately $156 million in their shares. None of such shares are included in this Offering.


ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."


SEASONALITY



     The Company, like the wireless communications industry in general, has historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on merchandise sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue.



             CAUTIONARY STATEMENT REGARDING RISKS AND UNCERTAINTIES


                         THAT MAY AFFECT FUTURE RESULTS



     This Prospectus contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation changes in technology, customer demand, the availability of products, changes in competition, the ability of the Company to expand its markets through acquisitions in accordance with its plans, economic conditions, interest rate fluctuations, dependence on manufacturers' product development, various risks due to changes in products or technology, changes in FCC, tax and other governmental rules and regulations applicable to the Company, and other risks that are identified above. These risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," and "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.


                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Class A Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $35.3 million ($40.7 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use approximately $11.6 million of the net proceeds of this Offering to acquire 49% of the capital stock of MS 34, a Mississippi corporation which owns the cellular licenses covering the Company's Mississippi-3 and Mississippi-4 RSAs. The Company presently owns 51% of the capital stock of MS 34. The remainder of the net proceeds will be used for acquisitions of additional Systems, the expansion of existing cellular Systems and for general corporate purposes. Pending such uses, the proceeds will be applied to reduce existing bank debt. The Company's long-term borrowings from 1994 through September 30, 1996 were made through various credit facilities bearing various rates of interest at both fixed and variable terms ranging from 5.45% to 10.50%, with maturity dates ranging from December 20, 2002 to December 20, 2003. See Note 7 to the Consolidated Financial Statements of the Company included elsewhere herein.

                                DIVIDEND POLICY


     The Company anticipates that any income generated in the foreseeable future will be retained for the development and expansion of its business and the repayment of indebtedness, and therefore the Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The payment of dividends is restricted under the Company's long-term debt agreements.


                                    DILUTION


     The net tangible book deficit of the Company as of September 30, 1996, was $52.4 million. Without taking into account any changes in such net tangible book deficit after September 30, 1996, other than to give effect to the receipt of net proceeds from the sale of the 2,750,000 shares of Class A Common Stock offered at an assumed initial public offering price of $14.00 per share (assuming the Underwriters' over-allotment option is not exercised), the net tangible book deficit of the Company as adjusted for this Offering, would have been $(2.04) per share, representing an immediate dilution to new investors of $16.04 per share and an immediate increase of $2.62 per share to existing shareholders. The following table illustrates the per share dilution:



    Assumed initial public offering price(1)...........................             $14.00
                                                                                    ------
      Net tangible book deficit(2).....................................  $(4.66)
                                                                         ------
      Decrease in net tangible book deficit per share attributable to
         payments by new investors.....................................    2.62
                                                                         ------
    Net tangible book deficit per share as adjusted for this
      Offering(2)......................................................              (2.04)
                                                                                    ------
    Dilution per share to new investors(3).............................             $16.04
                                                                                    ======


---------------

(1) Before deducting the underwriting discounts and commissions and offering expenses to be paid by the Company.


(2) "Net tangible book deficit per share" represents the amount of total assets less total liabilities, excluding intangibles of $77.7 million before this Offering and $89.1 million after this Offering, consisting primarily of cellular licenses and deferred financing costs, divided by the number of shares of Common Stock outstanding of 11,250,000 before this Offering and 14,000,000 after this Offering.


(3) Dilution is the difference between the amount of cash paid by new investors for a share of Class A Common Stock and net tangible book deficit per share as adjusted for this Offering.


     The foregoing table assumes no exercise of outstanding stock options. As of the date of this Prospectus, there are outstanding stock options to purchase up to approximately 270,000 shares of Class A Common Stock at an exercise price of approximately $14.00 per share. If all such options had been outstanding and exercised at September 30, 1996, the consolidated net tangible book deficit per share of Common Stock as of such date would have been $(4.22) and the consolidated net tangible book deficit per share after this Offering would have been $(1.73), representing an immediate dilution to new investors of $15.73 per share and an immediate increase of $2.49 per share to existing shareholders.


     The following table sets forth on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company and the total consideration paid and the average price per share paid by the existing shareholders of the Company and by new investors purchasing shares in this Offering, before deducting the underwriting discounts and commissions and offering expenses.

                                            SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE
                                         -----------------------   ---------------------   PRICE PER
                                           NUMBER     PERCENT(1)     AMOUNT      PERCENT     SHARE
                                         ----------   ----------   -----------   -------   ---------
    Existing shareholders(2)...........  11,250,000       80.4%    $        --       --%    $    --
    New investors......................   2,750,000       19.6      38,500,000    100.0       14.00
                                         ----------      -----     -----------    -----
              Total....................  14,000,000      100.0%    $38,500,000    100.0%
                                         ==========      =====     ===========    =====

---------------

(1) Percentage of total shares of Common Stock to be outstanding after this Offering.

(2) The Common Stock held by existing shareholders has been issued over time and, for purposes of this comparison, is assumed to have been issued for nominal consideration.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and the consolidated capitalization as adjusted for this Offering. This table should be read in conjunction with the financial statements appearing elsewhere in this Prospectus, including the notes thereto, the "Unaudited Pro Forma Condensed Combined Financial Data" and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                          ACTUAL     AS ADJUSTED
                                                                         --------    -----------
Current portion of long-term debt....................................... $  7,996     $   7,996
                                                                         ========     =========
Long-term debt..........................................................   87,682        63,960
Shareholders' equity:
  Preferred Stock, no par value, 40,000,000 shares authorized and no
     shares issued and outstanding actual and as adjusted...............       --            --
  Class A Common Stock, $.01 par value per share, 100,000,000 shares authorized and no shares issued and outstanding actual, 2,750,000
     shares outstanding as adjusted.....................................       --            28
  Class B Common Stock, $.01 par value per share, 60,000,000 shares authorized and 11,250,000 shares issued and outstanding actual and
     as adjusted........................................................      112           112
  Additional paid-in capital............................................    1,835        37,112
  Retained earnings.....................................................   23,388        23,339
                                                                         --------     ---------
          Total shareholders' equity....................................   25,335        60,591
                                                                         --------     ---------
          Total capitalization.......................................... $113,017     $ 124,551
                                                                         ========     =========

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


     The following unaudited pro forma condensed combined statements of operations of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the following transactions as if they occurred as of January 1, 1995: (i) the acquisition of the assets of Miscellco Communications, Inc., which includes the System serving the Kansas Cluster (Kansas-1, 2, 6, 7, 11, 12, 13 RSAs and Oklahoma-1 RSA) on April 30, 1995; (ii) the acquisition of the assets of West Alabama Cellular Telephone Company, Inc., which includes the System serving Alabama-3 RSA on May 15, 1996;
(iii) the acquisition of the Alabama-4 RSA on July 1, 1996, and (iv) the sale by the Company of the Class A Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option) and the application of the net proceeds therefrom to acquire the remaining 49% of the common stock of MS 34, which includes the System serving the Mississippi-3 and Mississippi-4 RSAs, and to repay a portion of existing debt. The following condensed balance sheet as adjusted as of September 30, 1996 gives effect to (iv) noted above as if such transactions had occurred on September 30, 1996. The unaudited pro forma condensed combined financial statements give effect to the aforementioned acquisitions under the purchase method of accounting and the assumptions in the accompanying notes to the pro forma condensed combined financial statements. The historical financial statements relating to the Kansas and Alabama Clusters include the financial position and results of operations of the Systems through the date of acquisition by the Company. Results of operations of the acquired companies for periods subsequent to the respective acquisition dates are included in the historical results of operations of the Company.


     The following unaudited pro forma condensed combined financial information has been prepared by the Company's management based in part on information provided with respect to historical financial statements of the Systems included elsewhere in this Prospectus. The unaudited pro forma data is not designed to represent and does not represent what the Company's financial position or results of operations actually would have been had the aforementioned transactions been completed as of the date or the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma condensed combined financial statements should be read in conjunction with the financial statements and notes of the Company contained elsewhere herein.

                                US UNWIRED INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                HISTORICAL
                               --------------------------------------------                                            PRO FORMA
                                                         WEST                  PRO FORMA    PRO FORMA    OFFERING      COMBINED
                               US UNWIRED   MISCELLCO   ALABAMA   ALABAMA 4   ADJUSTMENTS   COMBINED    ADJUSTMENTS   AS ADJUSTED
                               ----------   ---------   -------   ---------   -----------   ---------   -----------   -----------
Revenues.......................   $39,252     $2,356    $3,366      $4,894      $    --      $49,868     $      --       $49,868
Costs and expenses:
  Costs of service.............    11,430        416       854       1,421           --       14,121            --        14,121
  Merchandise cost of sales....     3,373        357       337         351           --        4,418            --         4,418
  General and
    administrative.............     5,308        550     1,129         666           --        7,653            --         7,653
  Sales and marketing..........     6,262        366        73         186           --        6,887            --         6,887
  Depreciation and
    amortization...............     5,686        250       252         455        2,835(a)     9,478           579(e)     10,057
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
                                  32,059       1,939     2,645       3,079        2,835       42,557           579        43,136
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Operating income...............     7,193        417       721       1,815       (2,835)       7,311          (579)        6,732
Other income (expense):
  Interest expense, net........    (3,065)      (317)     (170)       (460)      (4,068)(b)   (8,080)        2,064(d)     (6,016)
  Gain (loss) on sale of
    assets.....................       (32)        --        --          --           --          (32)           --           (32)
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Total other income (expense)...    (3,097)      (317)     (170)       (460)      (4,068)      (8,112)        2,064        (6,048)
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Income (loss) before income
  taxes, minority interest and
  equity in income of
  affiliates...................     4,096        100       551       1,355       (6,903)        (801)        1,485           684
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Income tax expense (benefit)...     2,291         --        --         438       (2,375)(c)      354           564(f)        918
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Income (loss) before minority
  interest and equity in income
  of affiliates................     1,805        100       551         917       (4,528)      (1,155)          921          (234)
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Minority interest in losses of
  subsidiary...................       454         --        --          --           --          454          (454)(e)         --
Equity in income of
  affiliates...................       344         --        --          --           --          344            --           344
                               ----------     ------    ------      ------      -------      -------     ---------    ----------
Net income (loss) applicable to
  common shareholders..........   $ 2,603     $  100    $  551      $  917      $(4,528)     $  (357)    $     467        $  110
                               ==========     ======    ======      ======      =======      =======     =========    ==========
Net income per common share....   $  0.23                                                                                 $ 0.01
                               ==========                                                                             ==========
Weighted average number of
  shares outstanding...........11,242,334                                                                2,750,000    13,992,334
                               ==========                                                                =========    ==========

                                US UNWIRED INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                 HISTORICAL
                                     ----------------------------------                                                PRO FORMA
                                                    WEST                    PRO FORMA      PRO FORMA     OFFERING     COMBINED AS
                                     US UNWIRED    ALABAMA    ALABAMA 4    ADJUSTMENTS     COMBINED     ADJUSTMENTS    ADJUSTED
                                     ----------    -------    ---------    -----------     ---------    -----------   -----------
Revenues............................ $  43,858     $1,641      $ 2,902       $    --        $48,401      $      --    $   48,401
Costs and expenses:
  Costs of service..................    11,622        339          692            --         12,653             --        12,653
  Merchandise costs of sales........     3,377        155          177            --          3,709             --         3,709
  General and administrative........     7,078        529          263            --          7,870             --         7,870
  Sales and marketing...............     5,448         37          167            --          5,652             --         5,652
  Depreciation and amortization.....     6,432        102          563           754(a)       7,851            434(e)      8,285
                                     ----------    ------       ------       -------        -------      ---------    ----------
                                        33,957      1,162        1,862           754         37,735            434        38,169
                                     ----------    ------       ------       -------        -------      ---------    ----------
Operating income....................     9,901        479        1,040          (754)        10,666           (434)       10,232
Other income (expense):
  Interest expense, net.............    (4,302 )      (61 )         --        (1,808)(b)     (6,171)         1,548(d)     (4,623 )
                                     ----------    ------       ------       -------        -------      ---------    ----------
Total other income (expense)........    (4,302 )      (61 )         --        (1,808)        (6,171)         1,548        (4,623 )
                                     ----------    ------       ------       -------        -------      ---------    ----------
Income (loss) before income taxes,
  minority interest and equity in
  income of affiliates..............     5,599        418        1,040        (2,562)         4,495          1,114         5,609
                                     ----------    ------       ------       -------        -------      ---------    ----------
Income tax expense (benefit)........     2,375         --          362          (815)(c)      1,922            423(f)      2,345
                                     ----------    ------       ------       -------        -------      ---------    ----------
Income (loss) before minority
  interest and equity in income of
  affiliates........................     3,224        418          678        (1,747)         2,573            691         3,264
                                     ----------    ------       ------       -------        -------      ---------    ----------
Minority interest in losses of
  subsidiary........................       303         --           --            --            303           (303)(e)         --
Equity in income of affiliates......       224         --           --            --            224             --           224
                                     ----------    ------       ------       -------        -------      ---------    ----------
Net income applicable to common
  shareholders...................... $   3,751     $  418      $   678       $(1,747)       $ 3,100      $     388    $    3,488
                                     ==========    ======       ======       =======        =======      =========    ==========
Net income per common share......... $    0.33                                                                        $     0.25
                                     ==========                                                                       ==========
Weighted average number of shares
  outstanding....................... 11,250,000                                                          2,750,000    14,000,000
                                     ==========                                                          =========    ==========

                                US UNWIRED INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS


                                                    HISTORICAL        OFFERING
                                                    US UNWIRED       ADJUSTMENTS         AS ADJUSTED
                                                    ----------       -----------         -----------
Current assets:
  Cash and cash equivalents.......................   $ 10,102         $      --           $  10,102
  Subscriber receivables, net.....................      7,977                --               7,977
  Other receivables...............................        694                --                 694
  Inventory.......................................      1,683                --               1,683
  Prepaid expenses................................        355                --                 355
                                                     --------         ---------           ---------
     Total current assets.........................     20,811(i)             --              20,811
Investments in unconsolidated affiliates..........      5,426                --               5,426
Property and equipment, net.......................     26,407(i)             --              26,407
Cellular licenses, net............................     76,355(i)         11,583(g)           87,938
Deferred income taxes.............................        579                --                 579
Other assets......................................      1,355              (189)(h)           1,166
                                                     --------         ---------           ---------
     Total assets.................................   $130,933         $  11,394           $ 142,327
                                                     ========         =========           =========
                                 LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...........   $  9,780         $      --           $   9,780
  Current maturities of long-term debt............      7,996                                 7,996
                                                     --------         ---------           ---------
     Total current liabilities....................     17,776(i)                             17,776
Long-term debt....................................     87,682           (23,722)(g)          63,960
Minority interest.................................        140              (140)(h)              --
Shareholders' equity..............................     25,335            35,256(g)(h)        60,591
                                                     --------         ---------           ---------
     Total liabilities and shareholders' equity...   $130,933         $  11,394           $ 142,327
                                                     ========         =========           =========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

     For purposes of determining the pro forma effect of the transactions described in the previous pages on the Company's Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996, the following adjustments have been made:


                                                                                   NINE MONTHS ENDED
                                                                 YEAR ENDED          SEPTEMBER 30,
                                                              DECEMBER 31, 1995          1996
                                                              -----------------    -----------------
(a)  Represents incremental amortization and depreciation due to the application of purchase accounting, which
     increased the basis of intangible assets, primarily
     license costs. Intangible assets are amortized on a
     straight line basis over 20 years. Property and
     equipment, which consists primarily of cell site
     equipment, is depreciated on a straight line basis over
     five years.
     Elimination of historical amortization and
       depreciation..........................................      $  (957)             $  (665)
     Amortization of cellular licenses.......................        2,454                  927
     Depreciation of cell site equipment.....................        1,338                  492
                                                                   -------              -------
                                                                   $ 2,835              $   754
                                                                   =======              =======
(b)  Represents the net effect on interest expense resulting from (i) additional borrowings required to finance the
     acquisition of the Kansas and Alabama Clusters under
     bank credit facilities with a weighted average interest
     rate of 8.7% per annum and (ii) interest on debt not
     assumed in connection with such acquisitions.
     Interest expense related to borrowings under bank
       credit facilities....................................       $ 5,015              $ 1,869
     Elimination of historical interest expense on debt not
       assumed..............................................          (947)                 (61)
                                                                   -------              -------
                                                                   $ 4,068              $ 1,808
                                                                   =======              =======
(c)  Represents income tax benefit calculated using statutory income tax rates applicable to the pro forma adjustments
     and to record income tax on acquired companies where no
     prior income taxes were provided.......................       $(2,375)             $  (815)
                                                                   =======              =======
(d)  Represents the elimination of interest expense as a
     result of the application of proceeds from this Offering
     to repay a portion of the debt incurred in the
     acquisitions of the Kansas and Alabama Clusters........       $ 2,064              $ 1,548
                                                                   =======              =======
(e)  Represents the effect of the acquisition of the
     remaining 49% of MS 34, using a portion of the Offering
     proceeds
     Elimination of minority interest.......................       $  (454)             $  (303)
                                                                   =======              =======
     Amortization of cellular licenses over an assumed
     useful life of 20 years................................       $   579              $   434
                                                                   =======              =======
(f)  Represents income tax expense, calculated using
     statutory income tax rates, applicable to the Offering
     adjustments............................................       $   564              $   423
                                                                   =======              =======

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

     For purposes of determining the pro forma effect of the transactions described in the previous pages on the Company's Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1996, the following adjustments have been made:


                                                                                    AS OF
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
(g)  Represents the application of the net proceeds of this Offering to acquire the remaining 49% of MS 34 and to repay a portion of debt incurred in the acquisition of the Kansas and Alabama Clusters
     Offering of Class A Common Stock, after deducting underwriting discounts and commissions and estimated expenses of this Offering
     (assumes the sale of 2,750,000 shares of Class A Common Stock at $14.00 per share, the midpoint of the range set forth on the cover of this
     Prospectus)............................................................       $ 35,305
                                                                                   ========
     Acquisition of 49% of MS 34. For purposes of the pro forma financial statements the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition cost being attributable to cellular licenses. It is the Company's intention, subsequent to the acquisition, to evaluate more fully the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible
     assets acquired may change.............................................       $(11,583)
     Retirement of long-term debt...........................................       $(23,722)
                                                                                   --------
                                                                                   $(35,305)
                                                                                   ========
(h)  Represents the net adjustment to shareholders' equity, other assets and minority interest to show the result of the write-off of deferred financing costs associated with the early extinguishment of existing debt, and the elimination of minority interest due to the acquisition of
     49% of MS 34
     Other assets...........................................................       $   (189)
                                                                                   ========
     Minority interests.....................................................       $   (140)
                                                                                   ========
     Shareholders' equity...................................................       $    (49)
                                                                                   ========



(i) Historical US Unwired Inc. Unaudited Pro Forma Condensed Balance Sheet includes amounts set forth in the following table which represent the calculation of the purchase price of each acquisition and allocation of the purchase price to specific tangible and intangible assets and liabilities.



                                                    KS          AL3         AL4        TOTAL
                                                  -------     -------     -------     -------
    Working capital.............................  $   (60)    $   471     $    98     $   509
    Property and equipment, net.................    4,626       1,385       3,868       9,879
    Cellular licenses...........................   30,545      16,015      23,810      70,370
                                                  -------     -------     -------     -------
                                                  $35,111     $17,871     $27,776     $80,758
                                                  =======     =======     =======     =======

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below for the Company for the fiscal years ended December 31, 1993, 1994, and 1995, and as of December 31, 1994 and 1995, and as of and for nine months ended September 30, 1996 is derived from, and qualified by reference to, the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995 and September 30, 1996, and for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, and the report thereon, are included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the Company as of and for the nine months ended September 30, 1995 is derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations for the periods presented. The selected consolidated financial data set forth below for the Company for the years ended December 31, 1991 and 1992 and as of December 31, 1991, 1992 and 1993, are derived from unaudited consolidated financial statements not included elsewhere herein. The selected consolidated financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. The comparability of the information presented below is materially affected by acquisitions of cellular Systems made by the Company in 1995 and 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



                                                                                                             NINE MONTHS
                                                    FISCAL YEARS ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                     --------------------------------------------------------------    -----------------------
                                        1991         1992         1993         1994         1995          1995         1996
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.................... $    9,189   $   11,212   $   14,346   $   22,553   $   39,252    $   26,669   $   43,858
  Cost of service...................      2,814        2,963        4,513        7,445       11,430         7,891       11,622
  Merchandise cost of sales.........        407          554          720        2,518        3,373         1,923        3,377
  General and
    administrative..................      1,908        1,890        1,692        2,498        5,308         3,553        7,078
  Sales and marketing...............      1,619        2,124        2,736        3,768        6,262         3,986        5,448
  Depreciation and
    amortization....................      1,200        1,337        2,037        2,892        5,686         3,854        6,432
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
  Operating income..................      1,241        2,344        2,648        3,432        7,193         5,462        9,901
  Interest income (expense), net....        445          373           93         (630)      (3,065)       (2,018)      (4,302)
  Other income (expense),
    net.............................          5            6           10           25          (32)           --           --
  Income tax expense................        588        1,235        1,317        1,914        2,291         1,777        2,375
  Minority interest in losses of
    subsidiary......................         --           --          401          439          454           380          303
  Equity in income of affiliates....         69          271           74          398          344           272          224
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
  Net income........................ $    1,172   $    1,759   $    1,909   $    1,750   $    2,603    $    2,319   $    3,751
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
  Net income per share.............. $     0.11   $     0.16   $     0.17   $     0.16   $     0.23    $     0.21   $     0.33
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
  Weighted average shares
    outstanding..................... 10,933,782   10,933,782   10,933,782   11,108,874   11,242,334    11,239,783   11,250,000
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
  Net cash provided by (used in)
    operating activities............     (1,260)       3,465        7,537   $    1,564   $    6,737    $    5,612   $    8,938
  Net cash used in investing
    activities......................     (2,429)      (4,275)     (17,244)      (5,184)     (45,109)      (40,824)     (47,217)
  Net cash provided by (used in)
    financing activities............       (497)      (1,675)       6,540        5,803       38,149        36,092       43,280



                                                           AS OF DECEMBER 31,                            AS OF SEPTEMBER 30,
                                     --------------------------------------------------------------    -----------------------
                                        1991         1992         1993         1994         1995          1995         1996
BALANCE SHEET DATA:
  Working capital................... $    9,682   $    6,751   $    1,536   $    6,322   $    4,912    $    4,395   $    3,035
  Property and equipment, net.......      5,371        5,663       11,882       13,261       20,911        21,429       26,407
  Cellular licenses, net............         --           --       10,969       10,095       38,784        39,225       76,355
  Total assets......................     16,506       16,461       29,908       35,640       78,754        77,295      130,933
  Long-term debt....................      2,293          618        7,728       13,020       49,274        47,764       87,682
  Total liabilities and minority
    interest........................      3,638        1,834       13,373       16,982       57,351        56,176      105,598
  Shareholders' equity..............     12,868       14,627       16,535       18,658       21,403        21,119       25,335

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and other financial information included elsewhere in this Prospectus.


OVERVIEW

     The Company owns and operates cellular communications Systems in 14 RSAs and one MSA. The Company has been operating cellular Systems since 1987 and has experienced rapid growth during the last few years. The Company's cellular subscribers and penetration were approximately 77,000 and 5.4%, respectively, at September 30, 1996 compared to approximately 9,000 and 2.4% at January 1, 1993. The Company intends to continue to increase its total number of subscribers through increased penetration of its existing markets and through acquisitions of new markets. The Company's results of operations for the periods described herein will not necessarily be indicative of future performance.


     The Company's revenues consist primarily of subscriber revenues (including access charges and usage charges), roaming revenues (fees charged for providing services to subscribers of other cellular communications systems when such subscribers "roam" by placing or receiving a phone call within one of the Company's service areas) and merchandise sales (sales of cellular phones and accessories). The Company offers equipment subsidies on phones (averaging approximately $166 per net subscriber added in the nine months ended September 30, 1996) in order to attract new subscribers and expects to continue this practice which is consistent with industry norms. Because of such promotional discounts, increases in merchandise sales typically result in decreases in operating income. The majority of the Company's revenues are derived from subscriber revenues. Subscriber revenues and merchandise sales also include amounts recognized for sales of paging service; however, revenues from paging are expected to account for less than 4% of the Company's total revenues for the year ended December 31, 1996.



     Average monthly revenue per subscriber (based upon subscriber revenues only) from its cellular operations decreased to $57.91 in 1995 compared to $60.77 in 1993. The Company's decrease in average monthly revenue per subscriber, which is consistent with industry trends, reflects its efforts to expand its subscriber base and overall penetration by lowering its prices (including roaming rates) and offering affordable rate plans in its markets. The Company believes that, by lowering its prices and increasing the quality of its services, it will build subscriber loyalty in its existing markets, reduce potential churn and provide a competitive advantage against PCS and other wireless competitors. The Company anticipates that, although the average monthly subscriber revenue per subscriber may decline due to additional price decreases and increased competition, these decreases will eventually be offset by an enlarged subscriber base and by increased usage once subscribers begin taking advantage of the full potential and utility of cellular phone service.


     Cost of service consists of the costs of providing wireless service to subscribers, which includes costs to access local exchange and long distance carrier facilities, costs of maintaining the Company's wireless network, and costs associated with subscribers roaming on other carriers' networks. Costs of merchandise sales consist of inventory costs associated primarily with cellular phones and related accessories. General and administrative expenses include billing costs, administrative costs associated with maintaining subscribers, which include customer service, accounting and other centralized functions, and provisions for subscriber bad debt. Sales and marketing costs include costs associated with acquiring subscribers, including sales, advertising and promotional expenses. Depreciation and amortization include primarily depreciation expense associated with the Company's property and equipment in service and amortization associated with its wireless licenses for operational markets.


     EBITDA is a measure commonly used in the telecommunications industry and is presented to enhance the understanding of the Company's operating results and is not intended to be a financial performance measure comparable to similarly titled measures of other companies. EBITDA should not be regarded as an alternative to either operating income or net income as an indicator of operating performance, or to cash flows as a measure of liquidity. Furthermore, EBITDA is not a GAAP-based financial measure, and it should not be considered as an alternative to GAAP-based measures of financial performance. See "Selected Financial Data."



     The comparability of the information presented in Management's Discussion and Analysis of Financial Condition and Results of Operations is materially affected by acquisitions the Company completed in 1995 and 1996. On April 30, 1995, the Company acquired the assets of Miscellco Communications, Inc., which include the Systems serving the Kansas Cluster, for approximately $35.1 million. On May 15, 1996, the Company acquired the assets of West Alabama Cellular Telephone Company, Inc., which include the System serving the Alabama-3 RSA, for approximately $17.9 million. On July 1, 1996, the Company acquired the assets of the Alabama-4 RSA for approximately $27.8 million. All of these acquisitions were financed through bank debt.


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995


     The Company had 76,907 cellular subscribers at September 30, 1996, an increase of 21,331 or 38.4% from December 31, 1995. At September 30, 1995, the Company had 48,475 subscribers, an increase of 21,162 or 77.5% from December 31, 1994. For the nine months ended September 30, 1996 and September 30, 1995, net subscribers added through cellular System acquisitions were 8,800 and 10,900, respectively. Excluding acquired cellular subscribers, the Company's net subscribers increased by 12,531 or 22.6% in the nine months ended September 30, 1996 and 10,262 or 37.8% in the nine months ended September 30, 1995. Although the aggregate number of net subscribers added continues to increase, the resulting growth rates have declined due to the larger subscriber base. Management expects that this trend will continue. Of the total subscribers added in the nine-month period ended September 30, 1996, 61.7% were from direct Company sales compared to 38.3% added through independent agent and retailer distribution channels. This reflects the Company's focus on direct retail sales channels.


  REVENUES


                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1996
                                                                       -------     -------
                                                                       (IN THOUSANDS)
    Subscriber revenues..............................................  $19,263     $32,635
    Roaming revenues.................................................    6,248       9,609
    Merchandise sales................................................      998       1,287
    Other revenue....................................................      160         327
                                                                       -------     -------
              Total revenues.........................................  $26,669     $43,858
                                                                       =======     =======



     Subscriber revenues increased $13.3 million or 68.9% to $32.6 million for the nine months ended September 30, 1996 from $19.4 million for the nine months ended September 30, 1995. This increase was primarily due to the increased number of cellular subscribers in 1996, including those acquired in the acquisitions of the Kansas and Alabama Clusters. Average monthly cellular subscriber revenue per subscriber was $54.74 for the nine months ended September 30, 1996 compared to $56.48 for the nine months ended September 30, 1995. The Company believes the decrease in subscriber revenue per subscriber primarily reflects price decreases implemented to build subscriber base and stimulate cellular usage.



     Roaming revenues were $9.6 million for the nine months ended September 30, 1996 compared to $6.2 million for the nine months ended September 30, 1995, an increase of $3.4 million or 54.8%. Growth in the Company's roaming revenues generally reflected increases in the Company's geographical coverage and market penetration levels in adjacent markets and the cellular industry as a whole. Roaming revenues as a percentage of total revenues declined to 21.9% for the nine months ended September 30, 1996 from 23.4% for the nine months ended September 30, 1995 as a result of the 68.9% growth in subscriber revenues, which exceeded the 54.8% increase in roaming revenues. Although the Company expects total roaming revenues to continue to increase as the Company and the cellular industry grow, it expects its roaming revenues as a percentage of total revenues to continue to decline as its subscriber base grows and it reduces roaming rates.

     Merchandise sales, which consist primarily of cellular handset sales, increased to $1.3 million for the nine months ended September 30, 1996 from $998,339 for the nine months ended September 30, 1995. This $288,256 or 28.9% increase was primarily due to the increase in subscriber additions partially offset by a decrease in the average handset sales price. The Company anticipates continued growth in merchandise sales as a result of increases in net subscriber additions.


     Other revenues, which consist primarily of microwave and management operations, were $327,844 for the nine months ended September 30, 1996, compared to $160,077 for the nine months ended September 30, 1995. This represents a $167,767 or 104.8% increase which resulted primarily from the management services provided to the PCS Partnership and other non-consolidated affiliates. However, other revenues remained approximately 0.7% of total revenues for the nine months ended September 30, 1996 and 1995.


  OPERATING EXPENSES


                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                      1995          1996
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Cost of service................................................  $ 7,891       $11,622
    Merchandise cost of sales......................................    1,923         3,377
    General and administrative.....................................    3,553         7,078
    Sales and marketing............................................    3,986         5,448
    Depreciation and amortization..................................    3,854         6,432
                                                                     -------       -------
              Total operating expenses.............................  $21,207       $33,957
                                                                     =======       =======


     Cost of service increased to $11.6 million for the nine months ended September 30, 1996 from $7.9 million for the nine months ended September 30, 1995. This increase was primarily attributable to the increased number of subscribers which resulted in increased costs to access local exchange and long distance carrier facilities and maintain the Company's expanding wireless network. While cost of service increased $3.7 million or 46.8%, it decreased as a percentage of service revenues to 27.3% for the nine months ended September 30, 1996 from 30.7% for the nine months ended September 30, 1995, which was primarily due to efficiencies gained from the growing subscriber base. Service revenues equal total revenues less merchandise sales.


     Merchandise cost of sales increased to $3.4 million for the nine months ended September 30, 1996 from $1.9 million for the nine months ended September 30, 1995, an increase of $1.5 million or 79.0%, which was primarily attributable to the increased number of subscribers. The Company's margin (loss) from merchandise sales was $2.1 million or 62% of merchandise costs for the nine months ended September 30, 1996, and $924,179 or 48% for the nine months ended September 30, 1995. The loss on merchandise sales is considered a cost of adding net subscribers and, as such, is not deemed to have a material effect on the Company's results of operations or financial condition. See the discussion of sales and marketing costs below.



     General and administrative costs increased to $7.1 million for the nine months ended September 30, 1996 from $3.6 million for the nine months ended September 30, 1995, an increase of $3.5 million or 97.2%. The increase was largely attributable to the added costs associated with rapid expansion of the Company's subscriber base. These costs represent salaries for an incremental increase in the number of customer service representatives and increased costs of service and collections. As a percentage of service revenues general and administrative costs increased to 16.6% for the nine months ended September 30, 1996 from 13.8% for the nine months ended September 30, 1995. This increase reflects the Company's commitment to quality customer service and the aggressive promotion of its cellular service offset somewhat by economies of scale.


     Sales and marketing costs increased to $5.4 million for the nine months ended September 30, 1996 from $4.0 million for the nine months ended September 30, 1995, an increase of $1.4 million or 35.0%, which was primarily due to subscriber additions. Sales and marketing costs per net subscriber added (excluding equipment subsidy) increased to $433 for the nine months ended September 30, 1996 from $387 for the nine months ended September 30, 1995. After giving effect to equipment subsidy, costs per net subscriber added increased to $599 for the nine months ended September 30, 1996 from $476 for the nine months ended September 30, 1995, an increase primarily attributable to added marketing costs in the acquired cellular Systems, emphasizing the Company's aggressive marketing in newly acquired Systems. The Company believes that, prior to its acquisition of these Systems, past marketing efforts in the acquired Systems had been inadequate. The Company does not expect this trend in costs per net subscriber to continue, as the increase in the costs is attributable to bringing newly acquired markets up to the Company's marketing standards. The increases in net cost per subscriber have reduced results of operations below levels that would have been attained without the increase; however, these decreases in operating results are not deemed to be material.



     Depreciation and amortization expense increased to $6.4 million for the nine months ended September 30, 1996 from $3.9 million for the nine months ended September 30, 1995. This $2.5 million or 64.1% increase is primarily attributable to the expansion of the Company's cellular Systems, and to an increase in gross cellular licensing costs and other assets to $82.9 million at September 30, 1996 from $41.9 million at September 30, 1995.


  OPERATING INCOME


                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995         1996
                                                                       ------       ------
                                                                          (IN THOUSANDS)
    Operating income.................................................  $5,462       $9,901
                                                                       ======       ======



     Total operating income increased to $9.9 million for the nine months ended September 30, 1996 from $5.5 million for the nine months ended September 30, 1995. This increase of $4.4 million or 80.0% was due to increased revenues, which exceeded increases in operating expenses.


  OTHER INCOME (EXPENSE)


                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                      1995          1996
                                                                     -------       -------
                                                                         (IN THOUSANDS)
    Interest expense...............................................  $(2,253)      $(4,516)
    Interest income................................................      235           214
                                                                     -------       -------
              Total other income (expense).........................  $(2,018)      $(4,302)
                                                                     =======       =======



     Interest expense increased to $4.5 million for the nine months ended September 30, 1996 from $2.3 million for the nine months ended September 30, 1995. The $2.2 million or 95.7% increase was primarily attributable to an increase in borrowings, which increased to $95.7 million at September 30, 1996 from $50.1 million at September 30, 1995, to fund the Company's expansion and capital expenditures, and was partially offset by a decrease in interest income to $213,952 for the nine months ended September 30, 1996 from $234,771 for the nine months ended September 30, 1995. The interest expense was further affected by a decline in the weighted average interest rate to 8.27% at September 30, 1996 from 8.88% at September 30, 1995.


  NET INCOME


                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995         1996
                                                                       ------       ------
                                                                          (IN THOUSANDS)
    Net income.......................................................  $2,319       $3,751
                                                                       ======       ======

     Net income increased to $3.8 million for the nine months ended September 30, 1996 from $2.3 million for the nine months ended September 30, 1995. This $1.5 million or 65.2% increase was due to the changes described in the various revenue and expense items which are primarily driven by the 58.7% increase in subscribers. Net income was also impacted by income tax expense which increased by $598,517 for the nine months ended September 30, 1996 over the same period in 1995. Income tax expense increased as a result of increased income, the effect of state income taxes, and changes in the valuation allowance for deferred tax assets caused primarily by changes in the net operating losses of the Company's 51% owned subsidiary.


  EBITDA


                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                      --------------------
                                                                       1995         1996
                                                                      ------       -------
                                                                         (IN THOUSANDS)
    EBITDA..........................................................  $9,316       $16,333
                                                                      ======       =======



     EBITDA improved to $16.3 million for the nine months ended September 30, 1996 from $9.3 million for the nine months ended September 30, 1995. The $7.0 million or 75.3% increase was primarily the result of increased revenues due to the increased subscriber base and the related cost efficiencies. As a result, EBITDA as a percentage of revenues increased to 37.2% for the nine months ended September 30, 1996 from 34.9% for the nine months ended September 30, 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     The Company had 55,576 cellular subscribers at December 31, 1995, an increase of 28,263 or 103.5% during 1995. At December 31, 1994, the Company had 27,313 subscribers, an increase of 11,371 or 71.3% during 1994. During 1995 and 1994, net subscribers added through cellular System acquisitions were approximately 10,900 and 0, respectively. Excluding such acquired cellular subscribers in 1995, the percentage of net cellular subscriber additions increased by 63.7%.

  REVENUES


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1994          1995
                                                                     -------       -------
                                                                         (IN THOUSANDS)
    Subscriber revenues............................................  $14,548       $28,802
    Roaming revenues...............................................    6,603         8,909
    Merchandise sales..............................................    1,002         1,404
    Other revenue..................................................      400           137
                                                                     -------       -------
              Total revenues.......................................  $22,553       $39,252
                                                                     =======       =======



     Subscriber revenues increased to $28.8 million in 1995 from $14.5 million in 1994. This $14.3 million or 98.6% increase was primarily due to the 103.5% growth in the number of subscribers, including subscribers added in the acquisition of the Kansas Cluster. Average monthly cellular subscriber revenue per subscriber was $57.91 in 1995, compared to $56.05 in 1994. The Company believes this increase in average monthly subscriber revenue per subscriber is due to the higher subscriber revenue per subscriber in the Kansas Cluster.



     Roaming revenues were $8.9 million in 1995 compared to $6.6 million in 1994, an increase of $2.3 million or 34.9%. Growth in the Company's roaming revenues generally reflected increases in the Company's geographical coverage and market penetration levels in adjacent markets and the cellular industry as a whole. Roaming revenues as a percentage of total revenues declined to 22.7% in 1995 from 29.3% in 1994 as a result of the 98.6% growth in subscriber revenues, which exceeded the 34.9% increase in roaming revenues.

     Merchandise sales, which consist primarily of cellular handset sales, increased to $1.4 million in 1995 from $1.0 million in 1994. This $401,204 or 40.0% increase was primarily due to the increase in subscriber additions partially offset by a decrease in the average handset sales price. The Company anticipates continued growth in merchandise sales as a result of increases in subscriber additions.


     Other revenues which consist primarily of management, microwave and voicemail operations, were $136,962 in 1995 compared to $400,257 in 1994. This $263,295 or 65.8% decrease was primarily the result of the Company's sale of the voicemail operations in 1994.


  OPERATING EXPENSES

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1994          1995
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Cost of service................................................  $ 7,445       $11,430
    Merchandise cost of sales......................................    2,518         3,373
    General and administrative.....................................    2,498         5,308
    Sales and marketing............................................    3,768         6,262
    Depreciation and amortization..................................    2,892         5,686
                                                                     -------       -------
              Total operating expenses.............................  $19,121       $32,059
                                                                     =======       =======


     Cost of service increased to $11.4 million in 1995 from $7.4 million in 1994, primarily as a result of the 103.5% increase in the number of subscribers (including acquired subscribers) which resulted in increased costs to access local exchange and long distance carrier facilities and maintain the Company's expanding wireless network. While cost of service increased $4.0 million or 54.1% for the year, it decreased as a percentage of service revenues to 30.2% in 1995 from 35.2% in 1994, which was primarily due to efficiencies gained from the growing subscriber base.


     Merchandise cost of sales increased to $3.4 million in 1995 from $2.5 million in 1994, an increase of $854,826 or 34.0%, which was primarily attributable to the increased number of subscriber additions.


     General and administrative costs increased to $5.3 million in 1995 from $2.5 million in 1994, an increase of $2.8 million or 112.0%. The increase was primarily attributable to the added costs associated with supporting the increased subscriber base. These costs represent salaries for an incremental increase in the number of customer service representatives and increased costs of service and collections. As a percentage of service revenues, general and administrative costs increased to 14.0% for 1995 from 11.6% in 1994. This increase reflects the Company's commitment to quality customer service and its aggressive promotion of cellular service offset somewhat by economies of scale. The increase in general and administrative support costs was directly driven by the acquisition of the Kansas Cluster.



     Sales and marketing costs increased to $6.3 million in 1995 from $3.8 million in 1994, an increase of $2.5 million or 65.8%, which was primarily due to subscriber additions and an increase in start-up marketing costs in newly acquired markets. Sales and marketing costs per net subscriber added (excluding equipment subsidy) increased to $360 in 1995 from $332 in 1994. After giving effect to equipment subsidy, costs per net subscriber added increased to $473 in 1995 from $465 in 1994.



     Depreciation and amortization expense was $5.7 million in 1995 compared to $2.9 in 1994. This $2.8 million or 96.6% increase is primarily attributable to the expansion of the Company's cellular Systems (including Systems acquired) and to an increase in gross cellular licensing costs and other assets to $42.1 million at December 31, 1995 from $13.1 million at December 31, 1994.

  OPERATING INCOME


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994         1995
                                                                       ------       ------
                                                                         (IN THOUSANDS)
    Operating income.................................................  $3,432       $7,193
                                                                       ======       ======



     Total operating income increased to $7.2 million in 1995 from $3.4 million in 1994, an increase of $3.8 million or 111.8% due to increased revenues, which exceeded increases in operating expenses.


  OTHER INCOME (EXPENSE)


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     --------------------
                                                                      1994         1995
                                                                     ------       -------
                                                                        (IN THOUSANDS)
    Interest expense...............................................  $ (790)      $(3,401)
    Interest income................................................     160           336
    Gain (loss) on sale of assets..................................      25           (32)
                                                                     ------       -------
              Total other income (expense).........................  $ (605)      $(3,097)
                                                                     ======       =======



     Interest expense increased to $3.4 million in 1995 from $789,856 in 1994. The $2.6 million or 330.5% increase was primarily attributable to an increase in borrowings, which increased to $52.1 million at December 31, 1995 from $13.7 million at December 31, 1994, to fund the Company's expansion and capital expenditures, and was partially offset by an increase in interest income to $336,253 in 1995 from $160,405 in 1994. The interest expense was further affected by an increase in the weighted average interest rate to 8.73% in 1995 from 8.51% in 1994.


  NET INCOME


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994         1995
                                                                       ------       ------
                                                                         (IN THOUSANDS)
    Net income.......................................................  $1,750       $2,603
                                                                       ======       ======



     Net income increased to $2.6 million in 1995 from $1.8 million in 1994. This $853,355 or 48.8% increase was due to the changes described in the various revenue and expense items which are primarily driven by the 103.5% increase in the number of subscribers. Net income was also impacted by income tax expense which increased by $376,745 in 1995. Income tax expense increased as a result of increased income, the effect of state income taxes, and changes in the valuation allowance for deferred tax assets caused primarily by changes in the net operating losses of the Company's 51% owned subsidiary.


  EBITDA


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1994         1995
                                                                      ------       -------
                                                                         (IN THOUSANDS)
    EBITDA..........................................................  $6,324       $12,879
                                                                      ======       =======



     EBITDA improved to $12.9 million in 1995 from $6.3 million in 1994. The $6.6 million or 104.8% increase was primarily the result of increased revenues due to the increased subscriber base and the related cost efficiencies. As a result, EBITDA as a percentage of revenues increased to 32.8% in 1995 from 28.0% in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     The Company had 27,313 cellular subscribers at December 31, 1994, an increase of 11,371 or 71.3% during 1994. At December 31, 1993, the Company had 15,942 subscribers, an increase of 7,037 or 79.0% during 1993. During 1994 and 1993, there were no subscribers added through cellular System acquisitions.

  REVENUES


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1993          1994
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Subscriber revenues............................................  $ 9,059       $14,548
    Roaming revenues...............................................    4,085         6,603
    Merchandise sales..............................................      541         1,002
    Other revenue..................................................      661           400
                                                                     -------       -------
              Total revenues.......................................  $14,346       $22,553
                                                                     =======       =======



     Subscriber revenues increased to $14.6 million in 1994 from $9.1 million in 1993. This $5.5 million or 60.4% increase was primarily due to the 71.3% growth in the number of subscribers. Average monthly cellular subscriber revenue per subscriber was $56.05 in 1994, compared to $60.77 in 1993. This 7.8% decrease is a result of price decreases implemented by the Company to build the subscriber base and stimulate cellular usage.



     Roaming revenues were $6.6 million in 1994 compared to $4.1 million in 1993, an increase of $2.5 million or 61.0%. Growth in the Company's roaming revenues generally reflects increases in the Company's geographical coverage and market penetration levels in adjacent markets and the cellular industry as a whole. Roaming revenues as a percentage of total revenues increased to 29.3% in 1994 from 28.5% in 1993 as a result of significant increases in cell site additions, primarily in newly acquired markets. These acquisitions resulted in added geographic coverage and the addition and modification of several roaming agreements.


     Merchandise sales, which consist primarily of cellular handset sales, increased to $1.0 million in 1994 from $540,961 in 1993. This $461,260 or 85.2%
increase was primarily due to the increase in subscriber additions partially offset by a decrease in the average handset sales price. The Company anticipates continued growth in merchandise sales as a result of increases in subscriber additions.


     Other revenue, which consists primarily of revenue from microwave and voicemail operations, was $400,257 in 1994 compared to $661,369 in 1993. This $261,112 or 39.5% decrease is primarily the result of the Company's decision to focus on cellular telephone operations and to decrease voicemail operations, primarily non-cellular related voicemail.


  OPERATING EXPENSES

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1993          1994
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Cost of service................................................  $ 4,513       $ 7,445
    Merchandise cost of sales......................................      720         2,518
    General and administrative.....................................    1,692         2,498
    Sales and marketing............................................    2,736         3,768
    Depreciation and amortization..................................    2,037         2,892
                                                                     -------       -------
              Total operating expenses.............................  $11,698       $19,121
                                                                     =======       =======

     Cost of service increased to $7.4 million in 1994 from $4.5 million in 1993. This increase was primarily a result of the 71.3% increase in the number of subscribers which resulted in increased costs to access local exchange and long distance carrier facilities and maintain the Company's expanding wireless network. This represented an increase of $2.9 million or 64.4% for the year, and 35.2% and 34.3% of service revenues for 1994 and 1993, respectively. This increase was principally attributable to start-up costs associated with the Mississippi Cluster.



     Merchandise cost of sales increased to $2.5 million in 1994 from $719,884 in 1993, an increase of $1.8 million or 249.7%, which was primarily attributable to the increased number of subscribers.



     General and administrative costs increased to $2.5 million in 1994 from $1.7 million in 1993, an increase of $806,131 or 47.4%, which was primarily attributable to the increase in the costs associated with supporting the increased subscriber base. However, as a percentage of service revenues general and administrative costs decreased to 11.8% in 1994 from 12.9% in 1993, reflecting certain economies of scale.



     Sales and marketing costs increased to $3.8 million in 1994 from $2.7 million in 1993, an increase of $1.1 million or 40.7% which was primarily due to subscriber additions and an increase in start-up marketing costs in newly acquired markets. Sales and marketing costs per net subscriber added (excluding equipment subsidy) decreased to $331 in 1994 from $389 in 1993, a decrease primarily attributable to improved efficiencies. After giving effect to equipment subsidy, the costs per net subscriber added increased to $465 in 1994 from $414 in 1993.



     Depreciation and amortization expense was $2.9 million in 1994 compared to $2.0 million in 1993. This $855,580 or 42.0% increase is primarily attributable to the expansion of the Company's cellular Systems and to an increase in gross cellular licensing costs and other assets to $13.1 million at December 31, 1994 from $12.1 million at December 31, 1993.


  OPERATING INCOME


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993         1994
                                                                       ------       ------
                                                                       (IN THOUSANDS)
    Operating income.................................................  $2,648       $3,432
                                                                       ======       ======



     Total operating income increased to $3.4 million in 1994 from $2.6 million in 1993, an increase of $783,581 or 29.6% due to increased revenues, which exceeded increases in operating expenses.


  OTHER INCOME (EXPENSE)


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1993        1994
                                                                        -----       -----
                                                                        (IN THOUSANDS)
    Interest expense..................................................  $(177)      $(790)
    Interest income...................................................    270         160
    Gain on sale of assets............................................     10          25
                                                                        -----       -----
              Total other income (expense)............................  $ 103       $(605)
                                                                        =====       =====

     Interest expense increased to $789,856 in 1994 from $177,472 in 1993. The $612,384 or 345.1% increase was primarily attributable to an increase in borrowings, which increased to $13.7 million at December 31, 1994 from $7.7 million at December 31, 1993, to fund the Company's expansion and capital expenditures, partially offset by a decrease in interest income to $160,405 in 1994 from $269,548 in 1993. The interest expense was further affected by an increase in the weighted average interest rate to 8.51% in 1994 from 5.85% in 1993.


  NET INCOME


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993         1994
                                                                       ------       ------
                                                                          (IN THOUSANDS)
    Net income.......................................................  $1,909       $1,750
                                                                       ======       ======



     Net income decreased to $1.8 million in 1994 from $1.9 million in 1993. This $158,847 or 8.4% decrease was due to the changes described in the various revenue and expense items which are primarily driven by the 71.3% increase in subscribers and related costs of borrowing to finance buildout. Net income was also impacted by income tax expense, which increased by $597,464 in 1994. Income tax expense increased as a result of increased income, the effect of state income taxes, and changes in the valuation allowance for deferred tax assets caused primarily by changes in the net operating losses of the Company's 51% owned subsidiary.


  EBITDA


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993         1994
                                                                       ------       ------
                                                                          (IN THOUSANDS)
    EBITDA...........................................................  $4,685       $6,324
                                                                       ======       ======



     EBITDA improved to $6.3 million in 1994 from $4.7 million in 1993. The $1.6 million or 34.0% increase is primarily the result of increased revenues due to the increased subscriber base and the related cost efficiencies. However, EBITDA as a percentage of revenues decreased to 28.0% in 1994 from 32.7% in 1993. This is primarily the result of initial start-up operating costs in the newly acquired markets that had no existing subscriber base.


LIQUIDITY AND CAPITAL RESOURCES


     The Company believes the proceeds from this Offering, together with anticipated cash flows from operations, will be sufficient to fund capital expenditures and working capital necessary for the continued growth of its existing cellular operations for the next 12 months. In the ordinary course of its business, the Company reviews potential acquisition opportunities and expects to finance such future acquisitions in part with proceeds from this Offering. Pending such uses, the proceeds will be applied to reduce existing bank debt incurred to finance recent acquisitions. The Company currently anticipates that, depending on the availability of favorable acquisition opportunities and the rate of growth of the Company's cellular operations, it may require funds in excess of the proceeds of this Offering to finance such future acquisitions, to expand operations in existing markets, and to provide working capital.



     Historically, the Company has relied on bank financing to fund expansion. At September 30, 1996, the Company had $95.7 million of debt outstanding. The Company's long-term borrowings from 1994 through September 30, 1996 were made through various credit facilities bearing various rates of interest at both fixed and variable terms ranging from 5.45% to 10.50%, with maturity dates ranging from December 20, 2002 to December 20, 2003. These facilities are non-revolving loan agreements under which the Company has borrowed $100.3 million, and at September 30, 1996 approximately $2.1 million remains available for borrowing under these credit facilities.

     The Company has initiated discussions with commercial lenders to secure a credit facility to be available for future acquisition opportunities or other working capital needs. Based on such discussions, the Company believes that such a facility would provide for additional borrowings of up to approximately $80.0 million after applying an estimated $23.7 million of the proceeds from this Offering to repay a portion of existing debt. To the extent that the proceeds are used for purposes other than to repay existing debt, the Company does not anticipate that this use would materially impact the Company's ability to obtain the additional $80.0 million in financing, or materially impact its overall financial condition.



     Net cash provided by operations was $8.9 million for the nine months ended September 30, 1996, consisting of $3.8 million of net income, $6.4 million of depreciation and amortization and other adjustments consisting primarily of changes in current assets and current liabilities. Net cash provided by operations was $6.7 million in 1995 consisting of $2.6 million of net income, $5.7 million of depreciation and amortization and other adjustments consisting primarily of changes in current assets and current liabilities. Net cash provided by operating activities was $1.6 million and $7.5 million in 1994 and 1993, respectively.



     Net cash used in investing activities was $47.2 million for the nine months ended September 30, 1996, which consisted primarily of capital expenditures for property and equipment of $3.4 million and the acquisition of cellular properties of $43.9 million. Net cash used in investing activities was $45.1 million in 1995, which consisted primarily of capital expenditures for property and equipment of $5.9 million, the acquisition of cellular properties of $35.1 million and investments in unconsolidated subsidiaries of $4.9 million. Net cash used in investing activities was $5.2 million and $17.2 million in 1994 and 1993, respectively.


     Net cash provided by financing activities was $43.3 million for the nine months ended September 30, 1996, which consisted primarily of additions to long-term debt of $46.0 million for the acquisition of cellular properties. Net cash provided by financing activities was $38.1 million in 1995, which consisted primarily of additions to long-term debt of $40.3 million for the acquisition of cellular properties. Net cash provided by financing activities was $5.8 million and $6.5 million in 1994 and 1993, respectively.


     The Company anticipates that it will expend approximately $5.0 million during the remainder of 1996 and approximately $15.0 million in 1997 for existing cellular System and capacity expansion and centralized infrastructure improvements. The Company may be required to make expenditures sooner than anticipated or in greater amounts than expected based on a number of variables, including increased subscriber growth, increased losses resulting from merchandise sales and increased construction costs associated with expanding coverage areas.



     In November and December 1996, the Company entered into agreements to acquire from seven minority shareholders 49% of the capital stock of Mississippi 34 Cellular Corporation (MS 34), a corporation that holds the licenses covering the Mississippi-3 and Mississippi-4 RSAs. The Company presently owns the remaining 51% of the stock. Consummation of the acquisition is contingent upon, among other things, the successful completion of this Offering.



     In addition, the Company is obligated to fund up to approximately $13.0 million of capital to the PCS Partnership as part of the license acquisition costs and other working capital needs. The Company has funded $2.9 million of this obligation as of September 30, 1996. The PCS Partnership is subject to the FCC build-out requirements and will therefore require significant additional amounts to complete the build-out of its PCS systems. The potential sources of such additional amounts include vendor loans, loans or capital contributions by the various partners, or other third party financing. There are no current agreements or plans with respect thereto. The PCS Partnership has obtained a commitment from the Rural Telephone Finance Cooperative for $59.0 million of financing for capital expenditures under which the Company would be required to guarantee repayment of up to $6.2 million. There can be no assurance that the build-out of the PCS markets will not cost materially more than is currently anticipated, or that financing will be available at all or in the absence of additional guarantees by the Company and other partners. To the extent that the Company is required to make capital contributions to the PCS Partnership faster than expected, the capital requirements are greater than anticipated or the Company elects to take advantage of acquisition opportunities, including those that may arise through future FCC auctions, the Company may require additional funding to implement its business strategy.

     Based upon additional financing arrangements under negotiation, and anticipated cash flows from operations, the Company believes that it will have sufficient liquidity to accomplish its business objectives. Core business growth is anticipated to increase the overall borrowing capacity of the Company beyond current levels, and the Company believes that potential future acquisitions will increase the capacity even further. The Company also believes that it will be able to achieve more favorable financing terms after this Offering and that these more favorable terms will further increase its financing capacity and its liquidity.


SEASONALITY

     The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on merchandise sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue.

                                    BUSINESS


     The Company owns and operates cellular communications systems in 14 RSAs and one MSA which together have 1.4 million Net Pops. These markets consist primarily of four clusters that are located in Louisiana, Mississippi, Alabama and Kansas. In its Louisiana Cluster, the Company markets under the MERCURY CELLULAR AND PAGING(TM) trade name and in its other clusters under the CELLULARONE(R) service mark. As of September 30, 1996, the Company served approximately 77,000 cellular subscribers through cellular Systems covering more than 72,000 square miles, and served over 14,000 paging subscribers by providing paging services in its Louisiana market and by reselling such services in certain other markets. The Company owns a 24 1/3% limited partnership interest in the PCS Partnership, which, as the successful bidder in the FCC auction, has been granted five licenses for broadband PCS that cover five BTAs with an aggregate population of 1.8 million Pops. These PCS markets, together with the Louisiana Cluster cellular market, are expected to create a large seamless market traversed by I-10 between Houston and New Orleans.



     The Company was incorporated in Louisiana as Mercury, Inc. on March 3, 1967 to conduct telecommunications activities that complemented the local landline telephone service of an affiliated corporation. See "Certain
Transactions -- Tax-Free Restructuring" for information concerning transactions in which the Company recently acquired the wireless communications operations of Cameron Communications Corporation ("Cameron"), an affiliate of the Company through common control. The principal wholly-owned operating subsidiaries of the Company are Mercury Cellular Telephone Company ("MCTC"), which owns the licenses covering the Louisiana Cluster, and Mississippi One Cellular Telephone Company, which owns the licenses covering the Mississippi-1 RSA and the Alabama-3 and Alabama-4 RSAs. MCTC, in turn, owns 100% of the stock of Mercury Cellular of Kansas, Inc. (which owns the licenses covering the Kansas Cluster), a 25% limited partnership interest in GTE Mobilnet of Texas RSA 21 Limited Partnership (which owns the licenses covering the Texas-21 RSA), a 24.33% interest in the PCS Partnership and a 50% interest in Mercury Mobility, L.L.C. ("Mobility") (an acquisition vehicle for additional PCS licenses). In addition, the Company owns 51% of the capital stock of MS 34 (which owns the licenses covering the Mississippi-3 and Mississippi-4 RSAs) and has entered into agreements to acquire the remaining 49% of the capital stock. See "Use of Proceeds." The Company's principal affiliates through common control include Cameron, a landline telephone holding company, and Mercury Information Technologies, Inc., a technology services company ("MIT").



     On September 19, 1996, the Company, Cameron and their respective wholly-owned subsidiaries entered into an Agreement and Plan of Reorganization, pursuant to which on October 31, 1996 (i) Cameron transferred all of its assets, except its 96% interest in MCTC, to Newco, a new wholly-owned subsidiary of Cameron, (ii) 100% of the stock of Newco was distributed to Cameron's shareholders, and (iii) Cameron was merged into the Company. Thereafter, Newco changed its name to "Cameron Communications Corporation." See "Certain Transactions -- Tax-Free Restructuring."



     The Henning family, whose members incorporated the Company and Cameron and have always been their principal shareholders, has been involved in the communications industry since W. T. Henning founded a landline telephone company in 1928 in southwest Louisiana, where it still operates. The Henning family became involved in the wireless communications industry with the introduction of paging services in 1980 and cellular services in 1987.


     The principal executive offices of the Company are located at One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629, and its telephone number is
(318) 436-9000.

BUSINESS STRATEGY

  GROWTH STRATEGY

     The Company believes that the wireless communications industry will continue to grow as enhanced services are offered at lower prices and as customer awareness of the productivity, convenience and security benefits associated with wireless communications increases. The Company believes it is well positioned to take advantage of this growth opportunity. The Company's growth strategy focuses on the following: (i) internal growth through increased penetration in the Company's existing markets; (ii) acquisition of licenses contiguous to the Company's existing market clusters;
(iii) acquisition of new market clusters; and (iv) acquisition of PCS licenses to expand and complement its wireless network. In addition, the Company believes that by geographically clustering service areas it can best offer high quality service at competitive prices with larger, seamless service networks.


  OPERATING STRATEGY


     Upon acquiring a cellular System, the Company's objective has been to increase operating cash flow through the following practices:



          Dedication to Customer Service. The Company trains its sales force and customer service representatives in the Company's philosophy that long-term customer service and satisfaction are critical to the Company's success. The Company strives to minimize customer churn by maintaining a high level of customer satisfaction through a variety of techniques, including tying sales commissions to subscriber retention, outbound telemarketing to subscribers on a regular basis, maintaining extended live customer service operation hours, a quarterly customer newsletter and active post-sale follow-ups for new customers. In addition, the Company provides to subscribers in most of its markets free roadside assistance services that include gas, a battery jump-start and tire changing assistance.


          Aggressive Marketing of Cellular Service. The Company uses aggressive marketing and customer maintenance programs to increase subscriber activations and reduce customer churn. These programs include offering distinctive local and roaming rate plans to emphasize the "value" and "advantage" of the Company's cellular service, launching targeted advertising campaigns which emphasize quality and value, and taking an active role in community, government and charity organizations. Many of these programs are designed to distinguish the Company's cellular service as the "local" quality service provider by stressing local offices, local sales personnel, the availability of local customer service and the Company's commitment to the community. Each major market cluster of the Company is under the responsibility of a local marketing manager. Management believes that positioning its cellular service as the local quality service often contrasts favorably with its larger competitors, which frequently standardize service plans, do not provide local availability of customer service and use third party billing vendors, making it more difficult for these competitors to be as responsive to customer needs.

          System Engineering to Increase Signal Coverage. Where practical, the Company strives to "fill in" the Cellular Geographic Service Area ("CGSA") within its markets by adding network facilities to increase the coverage of its radio signal. The Company monitors the signal coverage and selectively seeks to add additional radio channels and/or cell sites to upgrade the capacity and reach of the cellular signal, the ultimate goal being to provide handheld quality network coverage. In addition, the Company has local technicians and engineers in its markets to maintain the quality of the local service network and to respond promptly to any System problems.


          Strong Retail and Direct Sales Effort. A key element of the Company's positioning in its markets is the use of 22 local retail stores. A local direct sales force provides the Company with more control over the sales process, especially in meeting subscriber growth goals, than if it were to rely only on independent agents. Although the Company selectively includes independent agents in its distribution strategy, management believes that the Company's local presence enhances its ability to provide a higher level of quality customer service and satisfaction. In addition, in 1995 the Company began a program that uses Company sales personnel in independent retail establishments, such as Wal-Mart and Sam's Club, as distribution channels.


          Centralized Upper Management and Backoffice Operations. For those operations that are common to all markets, the Company takes advantage of economies of scale by centralizing all the upper management and backoffice operations at its corporate headquarters. This includes the upper management for sales, marketing, engineering, customer service, credit and collection and financial functions. By combining decentralized sales management with the centralized upper management and backoffice functions, the Company can simultaneously take advantage of the economies of scale while offering custom service through the decentralized sales management and sales force.

MARKETS AND SYSTEMS

  Cellular Markets

     The Company's cellular markets are grouped geographically and strategically into four clusters, known as the Louisiana, Mississippi, Alabama and Kansas Clusters. The following table summarizes certain information concerning the Company's cellular markets.


                                                                               INTERSTATE
                                                                                & OTHER       % OF HH
                                        COMPANY                 WIRELINE OR     HIGHWAY      WITH EBI>      DATE OF
         MARKET           TOTAL POPS   OWNERSHIP%   NET POPS    NON-WIRELINE     MILES        $35K(A)     ACQUISITION
------------------------  ----------   ----------   ---------   ------------   ----------   -----------   ------------
Louisiana Cluster
Lake Charles, LA MSA....    174,000       100.0%      174,000      WL               102         46.0%        Aug. 1987(b)
De Soto, LA-3 B1(c).....     59,000       100.0        59,000      WL               115         28.1         Apr. 1991(b)
Beauregard, LA-5
  B1(c).................    142,000       100.0       142,000      WL               175         30.6         Mar. 1991(b)
                          ---------                 ---------                     -----
  Total Louisiana.......    375,000                   375,000                       392
                          ---------                 ---------                     -----
Mississippi Cluster
Tunica, MS-1............    170,000       100.0       170,000     NWL                69         28.4         Apr. 1993
Bolivar, MS-3(d)........    156,000       100.0       156,000     NWL                66         25.7         Apr. 1993
Yalobusha, MS-4(d)......    127,000       100.0       127,000     NWL                62         31.5         Apr. 1993
Washington, MS-5(e).....    160,000          --            --     NWL                76         33.2         Jan. 1994
                          ---------                 ---------                     -----
  Total Mississippi.....    613,000                   453,000                       273
                          ---------                 ---------                     -----
Alabama Cluster
Lamar, AL-3.............    136,000       100.0       136,000     NWL                70         30.5          May 1996
Bibb, AL-4..............    138,000       100.0       138,000     NWL                66         29.5         Jul. 1996
                          ---------                 ---------                     -----
  Total Alabama.........    274,000                   274,000                       136
                          ---------                 ---------                     -----
Kansas Cluster
Cheyenne, KS-1..........     27,000       100.0        27,000     NWL                84         32.2         Apr. 1995
Norton, KS-2............     30,000       100.0        30,000     NWL                 0         27.9         Apr. 1995
Wallace, KS-6...........     20,000       100.0        20,000     NWL                39         37.2         Apr. 1995
Trego, KS-7.............     78,000       100.0        78,000     NWL               112         37.1         Apr. 1995
Hamilton, KS-11.........     85,000       100.0        85,000     NWL                17         44.8         Apr. 1995
Hodgeman, KS-12.........     42,000       100.0        42,000     NWL                12         40.1         Apr. 1995
Edwards, KS-13..........     28,000       100.0        28,000     NWL                 6         33.3         Apr. 1995
Cimarron, OK-1(e).......     24,000          --            --     NWL                 7         34.9         Apr. 1995
                          ---------                 ---------                     -----
  Total Kansas..........    334,000                   310,000                       277
                          ---------                 ---------                     -----
Minority Interest
Chambers, TX-21(f)......     21,000        25.0         5,300      WL                34         50.4         Apr. 1993
                          ---------                 ---------                     -----
  TOTAL.................  1,617,000                 1,417,300                     1,112
                          =========                 =========                     =====


---------------

(a) The percentage of households (HH) with effective buying income (EBI) greater than $35,000 is based on Kagan's Cellular Telephone Atlas 1995. Effective buying income is comparable to disposable after-tax income.

(b) The Company was the original licensee in these markets.

(c) These are partitioned cellular markets.


(d) These RSAs are licensed to a corporation in which the Company currently owns a 51% interest. The Company has entered into agreements to acquire the remaining 49% interest. The acquisition is contingent upon, among other things, the successful completion of this Offering. See "Use of Proceeds."


(e) The Mississippi-5 RSA and Oklahoma-1 RSA are operated under interim authority granted by the FCC pending auction of the licenses by the FCC. The number of Company subscribers in these RSAs is insignificant.

(f) The Texas-21 RSA is owned by a partnership in which the Company owns a 25% interest and in which GTE Mobilnet, which operates the System, owns a 75% interest.


  Louisiana Cluster


     The Company's cellular operations began in August 1987 with the Lake Charles, LA MSA, which the Company acquired in the FCC cellular lottery. The Louisiana Cluster includes 174,000 Net Pops in the Lake Charles, LA MSA, 59,000 Net Pops in the Louisiana-3 RSA and 142,000 Net Pops in the Louisiana-5 RSA. This cluster comprises more than 6,000 square miles and uses 21 cell sites, which effectively cover 100% of the total geographic area. An additional five cell sites are expected to be added by the end of 1997 to upgrade handheld service. An upgrade to the cellular system in this cluster during 1995 included the addition of digital channels. This upgrade enhanced System capacity, provided a new marketing avenue for digital service and prepared the cluster to complement the planned PCS Systems in which the Company has an interest through the PCS Partnership. See "Markets and Systems -- PCS Markets." All licenses in the Louisiana Cluster are in the "wireline band" (see "Governmental
Regulation -- Licensing of Cellular Telephone Systems") and are therefore commonly referred to as wireline cellular licenses.


     Although the Louisiana Cluster is comprised of a mid-sized MSA and parts of two RSAs, the Company manages the cluster as if it were one market with both urban and suburban features. The Louisiana Cluster is traversed by I-10, which is a major source of roaming revenues. Lake Charles is the seat of parish government for Calcasieu Parish, one of the larger parishes in Louisiana. Several major petrochemical refineries are located in this market area, one of which recently announced a $860 million expansion of its Lake Charles facility. I-10 is a heavily traveled artery for many commuting employees, vendors and contractors who conduct business with these entities. The Port of Lake Charles, located at the edge of Lake Charles on the Calcasieu River (which opens into the Gulf of Mexico), is a major bulk cargo port which handles cargo generated by the local petrochemical facilities. Other major industries for the area include lumber and agricultural related businesses that are heavy users of cellular service. There are four riverboat casinos based in Lake Charles that use cellular service for communications and data transmission. These casinos attract customers from the surrounding area, including east Texas, and thereby generate significant traffic which provides roaming revenues to the Company. Additionally, a large facility of Northrop-Grumman, a major U.S. government contractor, and McNeese State University are located in Lake Charles.

     The Company's cellular service in the Louisiana Cluster is marketed under the trade name MERCURY CELLULAR AND PAGING(TM). The Company's principal cellular competitors in these markets are Western Cellular in the Lake Charles, LA MSA and Centennial Cellular in the Louisiana-3 and -5 RSAs. Each of these competitors uses the CELLULARONE(R) service mark.

  Mississippi Cluster


     In April 1993, the Company acquired the Mississippi-1 RSA and a 51% interest in MS 34 which holds the licenses to operate the Mississippi-3 and Mississippi-4 RSAs. In November and December 1996, the Company entered into agreements with David Bailey, Wirt A. Yerger, III, Robert G. Mounger, William M. Mounger, III, William Handell, III, E.B. Martin, Jr. and James A. Murrell, III to purchase for $11.6 million their respective shares of common stock of MS 34. These shares represent the remaining 49% interest in the corporation. The consummation of the transaction is contingent upon, among other things, the successful completion of this Offering. The Company manages for MS 34 the design, construction and installation of the control point, base station and business office sites, and the daily operations of the cellular System, for which the Company is paid a monthly management fee and is reimbursed for its capital costs and expenses. The Mississippi Cluster has 613,000 Pops, of which 453,000 are Net Pops. This cluster covers more than 11,000 square miles and uses 22 cell sites (with five additional sites expected to become operational by the end of 1997), all of which can be upgraded to provide digital service. The Mississippi Cluster is located just south of Memphis, Tennessee and north of Jackson, Mississippi. All licenses in the Mississippi Cluster are in the "non-wireline band" (see "Governmental Regulation -- Licensing of Cellular Telephone Systems") and are therefore referred to as non-wireline cellular licenses.

     The Company earns substantial roaming revenues in the Tunica, Mississippi-1 RSA market, which has 170,000 Net Pops and is directly adjacent to the Memphis, TN MSA. Some of this revenue results from traffic attributable to the several casinos located near Tunica. Much of the roaming traffic in the RSA is along U.S. Highway 61 and Interstate Highway 55, both of which run north and south from Memphis and continue south through Mississippi to Baton Rouge, Louisiana.


     The Bolivar, Mississippi-3 RSA market services 156,000 Net Pops and covers over 4,200 square miles. Two of the larger towns in this RSA are Greenwood and Indianola. A number of colleges, including Mississippi State University, Mississippi University for Women, Delta State University, the University of Mississippi and Mississippi Valley State University, are located within 100 miles of this market. Each city and town is easily accessible to Greenwood and surrounding towns via U.S. Highways 82 and 49, as well as Mississippi Highway 7.



     The Yalobusha, Mississippi-4 RSA market is located next to the Mississippi-3 RSA and has 127,000 Net Pops. The town of Grenada is the principal community in this RSA. Area economic resources include timber and manufacturing.


     The Company's cellular service in the Mississippi Cluster is marketed under the CELLULARONE(R) service mark. Its principal cellular competitors in these markets are BellSouth Mobility Services and Cellular South.

  Alabama Cluster


     The Company acquired the Alabama-3 RSA in May 1996 and acquired the Alabama-4 RSA in July 1996. The Alabama Cluster covers more than 10,000 square miles and uses 20 cell sites. An additional seven cell sites are expected to be added by the end of 1997. The Company operates non-wireline cellular licenses in this cluster, which has 274,000 Pops, all of which are Net Pops.


     The Alabama Cluster is located along the western border of Alabama, and the northern tip of the Alabama-3 RSA is directly adjacent to the Mississippi-4 RSA. This cluster borders the Tuscaloosa, Birmingham and Montgomery, AL MSAs.

     The Lamar, Alabama-3 RSA market is positioned along Alabama's western border and serves 136,000 Net Pops. Interstate Highways 20 and 59, as well as U.S. Highways 43 and 82, traverse the RSA en route to Tuscaloosa and Birmingham. Traffic to and from Tuscaloosa, which is the site of the University of Alabama and is less than 50 miles from the Alabama-3 RSA border, is a major source of roaming revenue. Demopolis, which has two 130-acre industrial parks, is the largest city in the RSA and is located on U.S. Highway 80.

     The Bibb, Alabama-4 RSA market is adjacent to the Alabama-3 RSA and serves 138,000 Net Pops. Located less than 100 miles from Birmingham and Montgomery, this RSA has 66 interstate and other highway miles. The major industries of Alabama-3 include cattle, timber, cotton, milk and grain. The city of Selma, an industrial community, is the hub of the RSA.

     The Company's cellular service in this cluster is marketed under the CELLULARONE(R) service mark. The Company's principal cellular competitors in these markets are BellSouth Mobility Services in the Alabama-3 RSA and Frontier Cellular in the Alabama-4 RSA.

  Kansas Cluster


     The Company acquired the Kansas Cluster in April 1995. This market has 334,000 Pops, of which 310,000 are Net Pops. It covers more than 45,000 square miles and uses 30 cell sites. An additional seven cell sites are expected to be added by the end of 1997. The Company operates the non-wireline cellular licenses in this cluster.


     The Kansas Cluster covers the entire western half of the State of Kansas and has several U.S. highways running through it. Interstate Highway 70 extends westward to connect the markets to Denver, Colorado and extends eastward to the Topeka, KS and Kansas City, MO MSAs. While this market is relatively thinly populated, it has features that are indicative of high cellular usage including a concentration of small businesses and farms, longer commute times and well traveled roads. The Kansas Cluster includes 277 interstate and other highway miles. Major industries include oil and gas drilling, cattle and agriculture.

     The Company's cellular service in the Kansas Cluster is marketed under the CELLULARONE(R) service mark. The Company's principal cellular competitor in each of these markets is Kansas Cellular, a consortium of rural telephone companies.

  Paging Markets


     The Company owns and operates its own paging network within the Louisiana Cluster with paging licenses in the 158.10 and 152.84 MHz range. It cross-markets paging and cellular services in this market. Paging is also marketed in Beaumont, Texas and parts of the Mississippi Cluster through a resale agreement with other providers.


     The Louisiana paging license was acquired in 1980 and currently covers a population of approximately 868,000 persons. The Company began marketing paging in the Beaumont market, which has a population of approximately 369,000 persons, in July 1995. As of September 30, 1996, the Company had over 14,000 paging subscribers. In December 1994 and April 1995 the Company entered into agreements to provide regional and nationwide paging services to the Company's paging subscribers.

  PCS Markets

     The Company owns a 24 1/3% limited partnership interest in the PCS Partnership, which has been granted five broadband PCS licenses in the FCC's C-block auction, for a total of $61.2 million. These PCS markets offer a strategic fit to the Company's existing cellular markets in the Louisiana Cluster, with which they create a large seamless market cluster that covers the areas along I-10 between Houston and New Orleans. The table below summarizes certain information concerning these PCS markets:


                                                                               INTERSTATE
                                                                                & OTHER       % OF HH
                                                        COMPANY                 HIGHWAY      WITH EBI>
                  MARKET                 TOTAL POPS   OWNERSHIP %   NET POPS     MILES        $35K(A)
    -----------------------------------  ----------   -----------   --------   ----------   -----------
    Baton Rouge, LA BTA #032...........     659,000      24.33%      160,000        369         48.1%
    Beaumont, TX BTA #034..............     450,000      24.33       109,000        293         41.9
    Hammond, LA BTA #180...............      99,000      24.33        24,000        153         34.4
    Lafayette, LA BTA #236.............     514,000      24.33       125,000        343         35.7
    Lufkin, TX BTA #265................     151,000      24.33        37,000         70         36.1
                                          ---------                  -------
              TOTAL....................   1,873,000                  455,000      1,228
                                          =========                  =======


---------------

(a) The percent of households (HH) with effective buying income (EBI) greater than $35,000 is based on The 1995 PCS Atlas and Data Book. Effective buying income is comparable to disposable after-tax income.

     The PCS competitors in these markets will include Wireless Co. and PCS PrimeCo. The PCS operations will also compete with cellular operators in these markets such as AT&T Wireless Services, ALLTEL, BellSouth Mobility Services, Centennial Cellular, GTE and US Cellular, among others.


     The general partner of the PCS Partnership has contracted with the Company to manage the design, construction and daily operations of the Lafayette, Beaumont and Lufkin BTAs, for which the Company is paid a monthly management fee and is reimbursed for its expenses. The general partner of the PCS Partnership is Wireless Management Corporation, a Louisiana corporation owned in equal proportions by Fort Bend Communications, Inc., a subsidiary of Fort Bend Telephone Company, RBS Communications, Inc., a subsidiary of EATELCORP, Inc. and MIT, an affiliate of the Company. The limited partners in the PCS Partnership, in addition to the Company, are EATELCORP, Inc., a Louisiana corporation, Fort Bend Telephone Company, a Texas corporation, and Meretel Wireless, Inc., a Louisiana corporation. Each of the limited partners is a telecommunications company engaged in landline and cellular operations in markets outside of the Company's markets.


CELLULAR AND PAGING OPERATIONS

  Marketing


     The Company's marketing strategy for its cellular and paging operations is designed to generate continued net subscriber growth, while simultaneously maintaining low subscriber addition costs. For the nine months ended September 30, 1996, the Company's average net cost to add a net cellular subscriber was $599 (including an equipment subsidy of $166). The Company seeks to achieve lower subscriber addition costs by using an in-house sales and marketing staff and retail outlets and by maintaining a low churn rate relative to industry averages.



     In training and compensating its sales force, the Company emphasizes the importance of customer service, high penetration levels and minimum costs per subscriber. The Company's sales staff has a two-tier structure. A retail sales force handles walk-in traffic, whereas a targeted sales staff solicits certain industrial, governmental and other potential subscribers. The Company believes that its internal sales force is better able than independent agents to select and screen new subscribers and select pricing plans that match subscriber means and needs. The Company motivates its direct sales force to sell appropriate rate plans to subscribers by linking payment of commissions to subscriber retention, thereby reducing churn. While the Company selectively uses independent agents, it places internal sales personnel in the more highly visible and critical market areas. The Company compensates the independent agents similarly, by linking the agents' compensation to customer retention and lower churn. The Company believes that this mix of internal sales personnel and independent agents increases the Company's market presence and distribution capacity, minimizes churn and maximizes customer retention and long-term subscriber growth. In 1995, the Company implemented a retail distribution program that uses independent retail establishments, such as Wal-Mart and Sam's Club, as distribution channels. Under this program the retailer supplies cellular telephones and accessories which are sold by the Company's sales personnel from a kiosk at the retail location. The retailer retains the full purchase price of the equipment sold, and the Company benefits by enrolling the purchaser as a new subscriber. In each of the last two years, subscriber additions attributed to the program accounted for less than 4% of total net subscriber additions for the period.


     "Mercury Monitor" is a program that seeks to ensure each customer is enrolled in the most appropriate service program for his or her usage. This program is implemented through the Company's sales force, customer service personnel and a special division called Customer Care which is primarily responsible for the program. Mercury Monitor not only enhances customer loyalty, which reduces churn, but also provides an after-sale survey of how well the sales force and customer service personnel performed in meeting the subscriber's needs. This allows the Company to continually monitor and improve the various sales and customer programs. In addition, the program promotes sales and customer referrals and makes subscribers aware of additional calling features, such as voicemail related services, call waiting and call forwarding.

     The Company's sales force works principally out of the Company's retail stores, in which the Company offers a full line of cellular products and services. The Company operates 22 retail stores, 21 of which are fully equipped to handle sales, customer service and telephone maintenance, and one of which handles only paging sales and service. Certain of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

  Products and Services

     In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers, at no additional charge, various custom calling features such as call forwarding, call waiting, conference calling and no-answer transfer. Additionally, voice message storage and retrieval services are offered without additional charge in the Kansas Cluster and at nominal rates in the other clusters. The Company also sells cellular and paging equipment at discount prices as an incentive to attract customers.

     In July 1996, the Company introduced in the Louisiana Cluster, and intends to make available in its other cellular markets, a service that allows a cellular subscriber to combine all of his or her telephone numbers (home, business, cellular and pager) into a single number. Subscribers can instruct the service to reach them at more than one telephone number or location at different times of the day or to continue calling other locations until the subscriber is located. This state-of-the-art technology gives someone calling a cellular subscriber the option to leave a message or to remain on hold while the system outdials predetermined phone numbers. When the system reaches the subscriber, the subscriber has the option of immediately connecting to the caller to begin a conversation or to connect the caller to the voice mailbox and listen while the caller leaves a message. The Company is currently evaluating voice dialing and intends to implement it when it becomes feasible.

     Several rate plans are presented to subscribers so that each can choose the plan that will best fit his or her expected calling needs. The Company designs rate plans on a market-by-market basis, unlike some of its competitors that offer only standardized rate plans. The Company's local sales market managers also initiate ideas for new rate plans depending upon local market and competitive conditions. Generally, rate plans consist of a high user plan, a medium user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, per minute usage charges and custom-calling features in a package which is intended to provide value to the customer while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. In some markets, statewide long distance calling without additional long distance charges is offered under certain rate plans. The Company conducts an on-going review of competitors' equipment, service and pricing to maintain the Company's competitiveness. Revisions to pricing of service plans and equipment are made as appropriate to conditions in the local marketplace.

     In most of its markets, the Company offers an emergency roadside assistance service that is available on a 24-hour basis without additional charge to cellular subscribers. This service, which the subscriber accesses by pressing "*SOS," provides three gallons of gasoline, a battery jump-start and tire changing assistance.

     Reciprocal agreements between each of the Company's cellular Systems and the cellular Systems of other operators allow their respective subscribers to place calls in most cellular service areas throughout the country. Roamers are charged usage fees which are generally higher than a given cellular System's regular usage fees, thereby resulting in a higher profit margin. Roaming revenue is a substantial source of revenue to the Company because a number of its cellular Systems are located along major travel corridors and because certain of the Company's Systems are in early stages of their growth cycle. The Company subscribes to "net settlement" services through its roaming clearing house arrangements. Net settlement provides for electronic exchange of funds between carriers for roaming services and is administered through the clearing house and a designated financial institution. This arrangement reduces the cost of billing and collecting for these services.

  Customer Service

     Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service both through its central office and in the local markets. In each of its cellular service areas the Company maintains a local staff, including a sales market manager, customer service representatives, technical staff, sales representatives and installation and repair personnel. Each cellular service area initiates its own customer-related functions such as credit evaluation, subscriber activation, account adjustments and rate plan changes. Through the use of sophisticated monitoring equipment, engineering technicians are able to monitor the technical performance of the cellular service areas and respond promptly to any need.

     The Company's customers are able to report cellular telephone service or account problems to a local office representative. The subscriber can also speak with a customer service representative about technical issues or problems from 7:00 a.m. to 7:00 p.m. at the main customer service center located at the corporate offices. In addition, the Company has a technical representative on call 24 hours per day to respond to emergency subscriber needs. Whereas most competitors either strictly centralize or decentralize customer service functions, the Company has structured its customer service both ways to meet the particular needs of any subscriber at any given time.

  System Development and Expansion

     The Company develops its cellular service areas by adding channels to existing cell sites and by building new cell sites. Such development is designed to increase capacity and improve coverage in direct response to projected subscriber demand, which is calculated for each cellular service area on a cell-by-cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each service area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 1% (percentage of calls that are not connected on the first attempt at peak usage times during the day). After calculating projected subscriber demand, the Company determines the most cost-efficient manner of meeting the projected demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

     The table below sets forth, by market, as of the dates indicated, the number of the Company's operational and planned additional cell sites.


                                                                        CELL SITES
                                                        ------------------------------------------
                                                                                 ADDITIONAL SITES
                                                                                    PLANNED BY
                          MARKETS                       AT DECEMBER 31, 1996     DECEMBER 31, 1997
    --------------------------------------------------- ---------------------    -----------------
    Louisiana Cluster..................................           21                     5
    Mississippi Cluster................................           22                     5
    Alabama Cluster....................................           20                     7
    Kansas Cluster.....................................           30                     7


     Cell site expansion is expected to enable the Company to provide better quality handheld coverage, continue to add subscribers, enhance use of the Systems by existing subscribers, increase roamer traffic due to the larger geographic area covered and further enhance the overall efficiency of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.


     The Company continues to evaluate expansion through acquisitions of other cellular and PCS properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures. In the ordinary course of its business, the Company analyzes acquisition opportunities as they come to its attention. In November and December 1996 the Company entered into agreements to acquire from seven minority shareholders the remaining 49% interest in the subsidiary which owns the cellular licenses covering Mississippi-3 and Mississippi-4 RSAs. The consummation of the acquisition is contingent on the successful completion of this Offering. See "Markets and Systems -- Mississippi Cluster" and "Markets and Systems -- System Development and Expansion."


PCS OPERATIONS

  General

     As the successful bidder in the FCC's C-block auction, the PCS Partnership has been awarded five PCS licenses covering 1.8 million Pops in five BTAs. These PCS markets and the Company's Louisiana Cluster cellular market are expected to create a large seamless market along I-10 between Houston and New Orleans. Each of these BTA markets is presently in the design and engineering stage.

     PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. Services that permit sophisticated call management, enhanced two-way messaging and, eventually, high-speed data and video transmission, will enable customers to better manage personal and business needs. The Company believes that the introduction of PCS into the wireless market will stimulate demand for wireless communications services, attract customers who are not currently subscribers to wireless service and increase usage by current wireless customers. PCS will compete with existing cellular telephone service, and will provide features not currently offered by cellular providers.

  Auction Process


     The PCS Partnership participated in the C-block auction as a Small Business, as defined by FCC rules, and the Company believes that the PCS Partnership has satisfied all requirements necessary to qualify as a Small Business, and it will continue to take any actions needed to maintain such status. Nonetheless, if the PCS Partnership is found by the FCC to be ineligible or otherwise disqualified from holding C-block PCS licenses, the FCC could impose substantial financial and regulatory penalties on it, including the refusal to grant PCS licenses.



     The Company also holds a 50% interest in Mobility, which was organized in 1994 to participate in PCS auctions. Mobility is presently participating in the third stage of the FCC's D, E and F-block auctions and is bidding on licenses covering areas contiguous to the Company's existing markets in addition to other licenses that appear advantageous to the Company. Mobility is participating in the F-block auction as a Small Business and the Company believes that Mobility has satisfied all requirements necessary to qualify as a Small Business.



  Planned PCS Strategy



     At present, PCS operators are free to choose from among several competing digital signal transmission technologies, or standards, that are not interoperable. These different technologies are known as GSM, CDMA and TDMA. None of these competing technologies has yet emerged as dominant among PCS systems. The PCS Partnership has recently entered into an agreement with Lucent Technologies, Inc. to provide the PCS Partnership with PCS infrastructure, including switches and handsets that use CDMA. There can be no certainty that CDMA will become the, or even a, dominant technology in the United States. If CDMA does not become the dominant standard or is not able to compete successfully with other PCS technologies, the PCS Partnership could be deprived of revenues from PCS customers who roam into the PCS Partnership's markets and could lose PCS customers who become dissatisfied because they are unable to roam outside the PCS Partnership's markets. See "Risk Factors -- Certain PCS Risks." However, the Company believes that these technological impediments to the ability of subscribers to a PCS System to roam into cellular systems or other PCS systems will be resolved and that the ultimate economic effect of PCS will be to increase from two to eight the number of potential competitors in a given market. The Company perceives this as an opportunity for it to enter additional markets that otherwise may not have been available to it at attractive prices and to take advantage in those markets of the Company's experience in wireless communications obtained through the operation of its cellular Systems.



     The PCS Partnership's existing markets are contiguous to the Company's Louisiana Cluster, thereby creating a substantially larger overall wireless cluster that stretches along I-10 between Houston and New Orleans. This corridor has historically high traffic density that generates substantial roaming traffic. The Company intends to provide its subscribers and the PCS Partnership's subscribers with the ability to roam seamlessly throughout the Company's Louisiana Cluster and the PCS Partnership's markets as soon as technically feasible at a reasonable cost. Each of the BTAs in the PCS Partnership's market has many positive attributes as a stand-alone market. According to The 1995 PCS Atlas and Data Book, each BTA has a central metropolitan area with concentrated population densities. Each market is expected to continue enjoying population growth over the next few years and each has high interstate or other highway traffic volume.



  Financing


     The PCS Partnership's overall financing plan involves three sources. First, the federal government will finance the license acquisition cost of $61.2 million with a 10-year debt facility under which only interest, at the 10-year U.S. Treasury Note rate, is paid for the first six years and principal is amortized in equal installments over the last four years. Second, the partners have committed to make capital contributions of up to a total of $42.0 million, of which the Company has committed to contribute up to $13.0 million (of which $2.9 million has been contributed to date), for working capital requirements. Finally, the equipment and infrastructure build-out will require external financing estimated at $69.0 million. The PCS Partnership has obtained a financing commitment from the Rural Telephone Finance Cooperative for $59.0 million under which the Company will guarantee repayment of up to $6.2 million. There can be no assurance that the build-out of the PCS markets will not cost materially more than is currently anticipated, or that additional financing, if necessary, will be available at all in the absence of additional guarantees by the Company and other partners.


TRADE NAME; SERVICE MARK

     In its Louisiana Cluster the Company uses the trade name MERCURY CELLULAR AND PAGING(TM) and in its other clusters uses the CELLULARONE(R) service mark. The Company has no federal service mark registration of MERCURY CELLULAR AND PAGING(TM) and, while it has not encountered any conflict with the use of that name in Louisiana, it cannot be certain that such a conflict will not arise or that such name could be used in other markets if desired.


     CELLULARONE(R) is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by CellularOne(R) Group, a Delaware general partnership comprised of CellularOne(R) Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, together with CellularOne(R) Development, Inc., a subsidiary of AT&T Wireless Services, Inc. and Vanguard Cellular Systems, Inc. The Company uses the CELLULARONE(R) service mark pursuant to its licensing agreement with CellularOne(R) Group. The licensing agreement requires the Company to provide high quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by CellularOne(R) Group. The agreement has an original five-year term expiring in April 1998 and, assuming compliance by the Company with the provisions of the agreement, may be renewed at the Company's option for three additional five-year terms.


     AT&T Wireless, which had been the single largest user of the CELLULARONE(R) service mark, has reduced its use of the mark. If for some reason the name CELLULARONE(R) were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In such circumstances or otherwise, the Company may be required to develop a new service mark. Competitors of the Company possess, and others may develop over time, branding with significantly greater name recognition than that of the Company. A failure by the Company to maintain existing rights to its current cellular branding or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop such alternatives.

EMPLOYEES AND LABOR RELATIONS

     The Company considers its labor relations to be good, and none of its employees is covered by a collective bargaining agreement. As of September 30, 1996, the Company employed a total of 250 persons.

PROPERTIES

     The Company leases approximately 40,000 square feet for its principal executive offices, which are located in Lake Charles, Louisiana. The Company owns two and leases 20 retail sales locations, which include administrative offices and inventory storage space, and leases locations for microwave, cell site and switching equipment.

LEGAL PROCEEDINGS

     There are no material, pending legal proceedings to which the Company or any of its subsidiaries or affiliates is a party or of which any of their property is subject which, if adversely decided, would have a material adverse effect on the Company. For information concerning certain legal proceedings relating to FCC license grants, see "Risk Factors -- Certain PCS Risks," "Governmental Regulation" and "-- PCS Operations -- Auction Process."

CERTAIN RESTRICTIONS


     A Shareholders' Agreement between the Company and the minority shareholders of the subsidiary that owns the Mississippi-3 and Mississippi-4 RSA cellular licenses restricts transfers of shares, provides certain rights of first refusal if shares are transferred and requires the affirmative vote of holders of 65% of the shares to approve any business combination, any extension by the Company of cellular telephone coverage from its Mississippi-1 RSA System into the subsidiary's markets, any transaction between the subsidiary and the Company (or any other shareholder of the subsidiary) and any financing of the subsidiary exceeding $10.0 million. The Shareholders' Agreement will terminate upon consummation of the Company's acquisition of the shareholders' minority interests. See "Markets and Systems -- Mississippi Cluster."


     The partnership agreement of the PCS Partnership provides that during the term of the partnership, which expires December 31, 2015, and for two years thereafter, no partner or its affiliates will compete (or own more than a 1% interest in any entity that competes) with the PCS Partnership in the geographic areas covered by the licenses acquired by the PCS Partnership in the C-block auction. These provisions are expressly made applicable to any entity that acquires a partner, but the acquiring entity is given 12 months within which to dispose of any of its operations that violate the noncompetition provision. The effect of this provision may be to make the Company a less attractive candidate for acquisition by any entity with operations that would violate the noncompetition provision. The partnership agreement further provides that partnership interests may not be transferred without the consent of the general partner and a majority of the limited partnership interests. Finally, although the partners, including the Company, are required to make capital contributions up to specified amounts, none is required without its express consent to bear any other financial risk of the PCS Partnership such as providing or acting as a guarantor for the PCS Partnership's financing. See "-- PCS Operations -- Planned PCS Strategy; Financing."

THE CELLULAR TELEPHONE INDUSTRY

  Overview

     Cellular telephone service is provided by a wireless communications System that uses radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry also includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and enhanced specialized mobile radio ("ESMR"). Historically, each application has been licensed and operates in a distinct radio frequency block.

     Introduced in 1983, cellular service is the predominant form of wireless voice communications service currently available, with two cellular providers in each market. Operating in a portion of the radio spectrum from 830-870 MHz, cellular service is capable of providing high quality, high capacity service to and from mobile, portable and stationary telephones. Cellular handsets are affordable and easy to use. Fully equipped, multi-cell cellular Systems are capable of handling thousands of calls at any given time and thus are capable of providing service to hundreds of thousands of subscribers in a given market. Over the past decade, cellular service has grown dramatically with over 33.8 million cellular subscribers in the United States as of December 31, 1995. The following table sets forth certain domestic cellular industry statistics derived from the Data Survey Results published semi-annually by the Cellular Telephone Industry Association:

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                         1991     1992     1993     1994     1995
                                                         -----    -----    -----    -----    -----
CELLULAR INDUSTRY STATISTICS
Total Service Revenues (in billions)...................  $ 5.8    $ 7.8    $10.9    $14.2    $19.0
Ending Cellular Subscribers (in millions)..............    7.6     11.0     16.0     24.1     33.8
Subscriber Growth......................................   43.0%    46.0%    45.1%    50.8%    40.0%
Average Monthly Service Revenue per Subscriber.........  $74.10   $70.13   $67.13   $59.08   $54.90
Average Monthly Subscriber Revenue per Subscriber......  $64.96   $61.40   $58.74   $51.48   $47.59
Ending Penetration.....................................    3.0%     4.4%     6.2%     9.4%    13.0%

     These statistics represent results for the cellular industry in the United States as a whole. Average Monthly Service Revenue per Subscriber reflects per subscriber revenue including roaming revenue, and Average Monthly Subscriber Revenue per Subscriber reflects per subscriber revenue excluding roaming revenue. In general, rural markets, where the Company concentrates its cellular operations, were licensed later by the FCC than urban markets and, consequently, have a shorter operating history. The Company has operated cellular Systems since 1987. While the Company's cellular subscriber base is growing more rapidly than the industry average, the Company's level of penetration is lower than the overall industry average.

     The Company believes that certain demographic characteristics of rural markets facilitate commercial use of its cellular network. As compared to urban residents, rural residents generally travel greater distances by personal vehicle and have access to fewer public telephones along their routes. In addition, the Company's cellular service area includes a high percentage of business customers with substantial needs for wireless communications, such as those employed in agriculture and oil and gas, and also includes numerous destinations for outdoor recreational activities, such as boating, fishing and hunting, which often increase cellular usage. The Company believes that these factors will sustain demand for wireless communication services in the rural marketplace.

     Roaming revenues are generated by subscribers of other cellular carriers traveling through the Company's cellular service area. Reciprocal agreements among cellular System operators allow subscribers to place and receive calls in most cellular service areas throughout the country. Roaming revenues result in higher margins because roaming calls are usually priced at higher rates than local calls and the Company does not incur sales commissions or other costs to attract roaming customers.

  Operation of Cellular Systems

     Cellular telephone service is capable of providing high quality, high capacity service to and from mobile, portable and fixed radio telephones. Cellular telephone technology is based upon the division of a given market area into a number of regions, or "cells," which in most cases are contiguous. Each cell contains a low-power transmitter-receiver at a "base station" or "cell site" that communicates by radio signal with cellular telephones located in the cell. A cell generally has a radius ranging from two miles to more than 25 miles. Cell boundaries are determined by the strength of the signal emitted by the cell's transmitter-receiver. Each cell site is connected to a MTSO (mobile telephone switching office), which, in turn, is connected to the local landline telephone network.

     When a cellular subscriber in a particular cell enters a number, the cellular telephone sends the call by radio signal to the cell's transmitter-receiver, which then sends it to the MTSO. The MTSO completes the call by connecting it with the landline telephone network or another cellular telephone unit. Incoming calls are received by the MTSO, which instructs the appropriate cell to complete the communications link by radio signal between the cell's transmitter-receiver and the cellular telephone. By leaving the cellular telephone on, a signal is emitted so the MTSO can sense in which cell the cellular telephone is located. The MTSO also records information on system usage and subscriber statistics.

     FCC rules require that all cellular telephones be functionally compatible with cellular telephone Systems in all markets within the United States and with all frequencies allocated for cellular use, so that a cellular telephone may be used wherever a subscriber is located, subject to appropriate arrangements for service charges. Changes to cellular telephone numbers or other technical adjustments to cellular telephones by the manufacturer or local cellular telephone service businesses may be required, however, to enable the subscriber to change from one cellular service provider to another within a service area.


     Because cellular telephone Systems are fully interconnected with the landline telephone network and long distance networks, subscribers can receive and originate both local and long distance calls from their cellular telephones. Cellular telephone Systems operate under interconnection agreements with various local exchange carriers and interexchange carriers. The interconnection agreements establish the manner in which the cellular telephone System integrates with other telecommunications systems. By law, the cellular operator and the local landline telephone company must cooperate in the interconnection between the cellular and landline telephone systems, to permit cellular subscribers to call landline subscribers and vice versa. The technical and financial details of such interconnection arrangements are subject to negotiation and vary from system to system. On August 8, 1996, the FCC promulgated new regulations governing the interconnection of wireless and landline systems. If these regulations survive pending legal challenges substantially as enacted, they may ultimately lower the interconnection rates to be paid by the Company and increase interconnection revenues paid to the Company.

THE PCS INDUSTRY

  Overview

     PCS is a term commonly used in the United States to describe a portion of radio spectrum (1850-1990 MHz) that has been divided by the FCC into six blocks (blocks A-F) to be used by PCS licensees to provide wireless communications services. The first portions of PCS spectrum (the A, B and C-blocks, each 30
MHz) have been auctioned by the FCC as of May 1996, and licenses have been granted for operating in the A and B-blocks. PCS will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. PCS will also include features which are not currently offered by cellular providers, such as data transmissions to and from portable computers, advanced paging services and facsimile services. The Company believes that PCS providers will be the first direct wireless competitors to cellular providers and the first to offer mass market all-digital mobile networks that will increase security of communications and capacity. In addition, PCS providers may be the first to offer mass market wireless local loop applications, in competition with wired local communications services. See "-- Government Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

  Operation of PCS Systems


     PCS Systems and cellular Systems use similar technologies and hardware (for example, PCS Systems use the same type of "cell site" architecture), but operate on different frequencies and may use different technical and network standards. As a result, as discussed further below, it initially may not be possible for users of one type of System to "roam" on a different type of System outside of their service area, or to hand off calls from one type of System to another. This is also true for PCS subscribers seeking to roam in a PCS service area served by operators using different technical standards.



     PCS Systems are expected to operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in PCS Systems: GSM, CDMA or TDMA, all three of which are currently incompatible with each other. Accordingly, at the present time a subscriber of a system that uses one technology will be unable to use his handset when traveling in an area not served by PCS operators using the same technology, unless the subscriber carries a dual-band handset that permits the subscriber to use the cellular system in that area. Such dual-band handsets are just becoming available and are expected to be more expensive than single-band handsets. The Company expects that it will begin offering dual-band handsets to its customers when the reliability of such handsets has been satisfactorily demonstrated and when they are available at affordable prices or competitive factors warrant their introduction. The Company cannot predict when these events will occur.


COMPETITION; NEW TECHNOLOGY

     Competition in the wireless communications industry is intense. Competition for subscribers among wireless licensees is based primarily upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to large, better capitalized and more experienced wireless communications operators.

     In each of its cellular markets the Company has one cellular competitor, including BellSouth, Centennial Cellular, Frontier Cellular, Kansas Cellular and Western Cellular, and will face new competition from up to six PCS licensees in each of its cellular markets. The PCS Partnership's principal competitors in its PCS markets are Wireless Co. and PCS PrimeCo, which will provide PCS services, and the existing cellular providers, which include AT&T Wireless, GTE, US Cellular and others. The Company also competes with paging and dispatch companies, resellers and landline telephone service providers. Potential users of cellular systems may, however, find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone only service may be adequate for potential subscribers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers. See "Risk Factors -- Competition."

     The FCC requires all commercial wireless System operators to provide service to "resellers" at non-discriminatory rates. A reseller provides cellular service to customers but does not hold an FCC license or own infrastructure facilities. Instead, the reseller buys blocks of cellular telephone numbers and capacity (minutes) from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a cellular licensee's services and also a competitor of that licensee. Several small resellers currently operate in competition with the Company's Systems.

     The PCS Partnership's PCS business will directly compete in each market with up to five other PCS providers and with the two existing cellular service providers. Such cellular providers have typically been operational for a number of years. Many of them and many of the PCS providers have significantly greater financial and technical resources than those available to the Company or the PCS Partnership. Cellular providers may upgrade their systems to provide comparable services in competition with the PCS Partnership's PCS Systems. The Company believes that being first to offer PCS services in a market will be a key competitive advantage. The PCS Partnership's goal is to achieve significant market penetration by aggressively marketing competitively priced PCS services, offering enhanced services not currently provided by analog or digital cellular operators and providing superior customer service. In addition, the Company believes that the PCS Partnership can become a low-cost provider of PCS services by taking advantage, in those BTAs in which the Company will manage the PCS operations of the PCS Partnership, of the existing business infrastructure established for the Company's cellular operations, including management, marketing, billing and customer service functions, and by emphasizing efficient customer acquisition and retention.

     The cost to the PCS Partnership of PCS handsets initially will be higher than the Company's cost of cellular handsets. In order to compete effectively with sellers of analog cellular handsets, the PCS Partnership may have to subsidize the sale of its PCS handsets to a greater extent than sales of cellular handsets are typically subsidized.

     The Company expects that it and the PCS Partnership will face increased competition from entities providing other communications technologies and services. While some of these technologies and services are currently operating, others are being developed or may be developed in the future. See "Risk
Factors -- Competition."

     The FCC has licensed SMR dispatch System operators to construct "enhanced specialized mobile radio" digital mobile communications systems on existing SMR frequencies, referred to as ESMR, in many areas throughout the United States, including most of the areas in which the Company operates. As a result of advances in digital technology, ESMR operators have begun to design and deploy digital mobile networks that increase the frequency capacity of ESMR systems to a level that may be competitive with that of wireless systems. A limited number of ESMR operators have recently begun offering short messaging, data services and interconnected voice telephone services on a limited basis. Several ESMR licensees have recently announced their intention to merge into one company and plan to build and operate digital mobile networks in most major United States markets.

     The FCC has also allocated radio channels to a satellite system in which transmissions from mobile units to satellites may augment or replace transmissions to cellular or PCS cell sites. Several companies have announced plans to design, construct, deploy and operate satellite-based telecommunications systems worldwide. American Mobile Satellite Corporation has designed a geosynchronous earth orbit satellite system for communications services, which has recently begun providing voice services. Several low earth orbit ("LEO") satellite systems have been proposed that would use multiple satellites to provide worldwide coverage. The first LEO system is proposed for service in 1998. In addition, others have applied to the FCC for licenses to operate satellite communications and video transmission systems in the 28 GHz Ka band. The

Company does not currently view such systems as direct competitors, and in some cases, such systems may complement the Company's service offerings.

     Continuing technological advances in communications and FCC policies that encourage the development of new spectrum-based technologies may result in new technologies that compete with cellular and PCS systems. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is expected that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.

GOVERNMENTAL REGULATION

     The FCC regulates the licensing, construction, operation, acquisition and sale of cellular and PCS Systems in the United States pursuant to the Communications Act of 1934, as amended from time to time, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act"). The Communications Act governs applications to construct and operate cellular and PCS Systems, licensing and administrative appeals and technical standards for the provision of cellular and PCS service. The FCC also regulates coordination of proposed frequency usage, height and power of base station transmitting facilities and types of signals emitted by such stations. In addition, the FCC regulates (or forbears from regulating) certain aspects of the business operations of cellular and PCS Systems.

  Licensing of Cellular Telephone Systems

     For cellular licensing purposes, the FCC established 734 discrete geographically defined market areas comprising 306 MSAs and 428 RSAs. In each market area, the FCC awarded only two cellular licenses authorizing the use of radio frequencies for cellular telephone service. The allocated cellular frequencies were divided into two equal 25 MHz blocks. One block of frequencies (known as the "wireline band") and the associated operating license were initially reserved for exclusive use by entities owned and controlled by local landline telephone companies or their affiliates. The second block of frequencies (known as the "non-wireline band") initially was reserved for use by entities that did not provide landline telephone service in the market area. Upon the issuance of a construction permit, either wireline or nonwireline, such construction permit could be sold to any qualified buyer, regardless of its affiliation with a landline telephone company. The FCC generally prohibits a single entity from holding an interest in both the wireline and the nonwireline licensee in the same market.

     Cellular authorizations are issued generally for a 10-year term beginning on the date of the grant of the initial construction permit. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the CGSA. A cellular licensee has the exclusive right to serve the entire area that falls within the licensee's MSA or RSA for a period of five years after the grant of the licensee's construction permit.

     At the end of the five-year period, however, the licensee's exclusive CGSA rights become limited to the area actually served by the licensee as of that time, as determined pursuant to a formula adopted by the FCC. After the five-year period any entity may apply to serve portions of the MSA or RSA not being served by the licensee. The five-year exclusivity period has expired for most licensees and parties have filed unserved area applications. After the five-year exclusive period has expired, any entity may apply to serve any unserved area of the market that comprises at least 50 contiguous square miles outside of the licensee's CGSA.

     Near the conclusion of the 10-year license term, licensees must file applications with the FCC for renewal of their licenses. The FCC has established rules and procedures to process cellular renewal applications filed by existing carriers and the competing applications filed by renewal challengers. The renewal proceeding is a two-step hearing process. The first step of the hearing process is to determine whether the existing cellular licensee is entitled to a renewal expectancy and otherwise remains basically qualified to hold a cellular license. This first step is subject to waiver by the FCC upon a request by a competing applicant proposing to provide service that far exceeds the service presently being provided by the incumbent licensee. If no such waiver is granted, two criteria are evaluated to determine whether the existing licensee will receive a renewal expectancy: (i) whether the licensee has provided "substantial" service during its past license term, defined as service which is sound, favorable and substantially above a level of mediocre service which minimally might justify renewal; and (ii) whether the licensee has substantially complied with applicable FCC rules and policies and the Communications Act. Under this second criterion, the FCC will not grant a renewal expectancy if a licensee has demonstrated a pattern of noncompliance. If the FCC grants the licensee a renewal expectancy during the first step of the hearing process and the licensee is basically qualified, its license renewal application will be automatically granted and any competing applications will be denied. If however, the FCC denies the licensee's request for renewal expectancy or grants an applicant's request for waiver of the first step, the licensee's application will be comparatively evaluated under specifically enumerated criteria with the applications filed by competing applicants.

     Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid electrical interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The FCC has also provided guidelines respecting cellular service resale practices and the terms under which certain ancillary services may be provided through cellular facilities.


     Cellular and PCS systems are subject to certain Federal Aviation Administration regulations respecting the location, lighting and construction of transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to the Company's activities. The Company uses common carrier point-to-point microwave facilities to connect cell sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.


     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service ("CMRS") or any private mobile radio service ("PMRS"), which includes cellular (and PCS) service.

  Transfers and Assignments of Cellular Licenses

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a construction permit or license for a cellular system. Subject to FCC approval, a license or permit may be transferred from a non-wireline entity to a wireline entity, or vice versa. Non-controlling interests in an entity that holds a cellular license or cellular system generally may be bought or sold without prior FCC approval. Any acquisition or sale by the Company of cellular interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a certain size, as well as any state or local regulatory authorities having competent jurisdiction.

     In addition, the FCC's rules prohibit the alienation of any ownership interest in an RSA application, or any entity holding such an application, prior to the grant of a construction permit. For unserved cellular areas, no change of control may take place until after the FCC has granted both a construction permit and a license and the licensee has provided service to the public for at least one year. These restrictions affect the ability of prospective purchasers, including the Company, to enter into agreements for RSA and unserved area acquisitions prior to the lapse of the applicable transfer restriction periods. The restriction on sale of interests in RSA and unserved area applications and on agreements for such sales should not have a greater effect on the Company than other prospective buyers.

  Licensing of PCS Systems

     A PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA or BTA in every block, for a total of more than 2,000 licenses.

     Under the FCC's rules, no CMRS carrier may hold an attributable interest in licenses for more than 45 MHz of PCS, cellular and SMR services regulated as CMRS where there is significant overlap in any geographic area (significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the CGSA(s) and/or SMR service area(s)). For example, an entity may not hold an attributable interest (defined as a controlling or more than 20% ownership interest) both in a cellular licensee and a 30 MHz PCS licensee that holds licenses for geographic areas with significant overlaps.

     When mutually exclusive applications (i.e., two or more applications competing for the same service in the same geographic area) are filed for the same MTA or BTA, those licenses will be awarded pursuant to auctions. The FCC has adopted comprehensive rules that outline the bidding process, describe the bidding application and payment process, establish penalties for certain bid withdrawals, default or disqualification, establish regulatory safeguards, reserve two of the six frequency blocks (the C and F-blocks) for "entrepreneurs" and small businesses. The FCC has already completed the auction of the A, B and C-block licenses.

     All PCS licenses will be granted for a 10-year period, at the end of which they must be renewed. The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with the Communications Act. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years of their initial license grants and to two-thirds of the population within 10 years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. FCC rules restrict the voluntary assignments or transfers of control of C and F-block licenses. During the first five years of the license term, any proposed assignee or transferee must meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed, or the proposed assignee or transferee must hold other licenses for C and F-blocks and, at the time of receipt of such licenses, have met the same eligibility criteria. Any transfers or assignments during the remaining 10 years of the license term are subject to unjust enrichment penalties, i.e., forfeiture of any bidding credits and acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines. Non-controlling interests in any entity that holds a PCS license or PCS System generally may be bought or sold without FCC approval. Any acquisition or sale by the Company or PCS Partnership of PCS interests may also require the prior approval of the Federal Trade Commission and the Department of Justice if over a certain size, as well as state or local regulatory authorities having competent jurisdiction.

     For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS Systems efficiently and with adequate population coverage, the PCS Partnership will need to relocate many of these incumbent licenses. There can be no assurance that the PCS Partnership will be successful in reaching timely agreements with the existing microwave licensees needed to construct and operate its PCS Systems or that any such agreements will be on terms favorable to it.

  Foreign Ownership

     The Communications Act prohibits the holding of a common carrier license (such as a cellular or PCS license) by a corporation of which more than 20% of the capital stock is owned directly or beneficially by aliens. This requirement cannot be waived by the FCC. When a corporation controls another entity that holds an FCC license, such corporation may not have more than 25% of its capital stock owned directly or beneficially by aliens unless the FCC finds that the public interest would be served by such additional foreign ownership. Failure to comply with these requirements may result in the FCC issuing an order requiring divestiture of alien ownership to bring the licensee into compliance with the Communications Act. The Company has no knowledge of any present foreign ownership in violation of these restrictions. The Company's Articles of Incorporation permit it to redeem shares of Common Stock that are held by persons whose ownership would cause a violation of the Communications Act or would prevent the Company from holding or materially delay it from obtaining any license. See "Description of Capital Stock -- Certain Charter, By-Law and Statutory Provisions -- Redemption of Capital Stock."

  Telecommunications Act of 1996

     On February 8, 1996, the Telecommunications Act of 1996 (the "Telecommunications Act") was signed into law, substantially revising the regulation of communications. The Telecommunications Act seeks to enhance competition and remove barriers to market entry, while deregulating the communications industry to the greatest extent possible. To this end, local and long-distance communications providers will, for the first time, be able to compete in the other's market, and telephone and cable companies will likewise be able to compete. To facilitate the entry of new carriers into existing markets, the Telecommunications Act imposes certain interconnection and equal access requirements on incumbent carriers. Additionally, all communications carriers providing interstate communications services must contribute to the federal universal service support mechanisms that the FCC will establish. The Company cannot predict the outcome of the FCC's rulemaking proceedings to promulgate regulations to implement the new law or the effect of the new regulations on cellular service or PCS, and there can be no assurance that such regulations will not adversely affect the Company's business or financial condition.

     At present, cellular providers, other than the regional Bell operating companies, have the option of using only one designated long distance carrier. The Telecommunications Act codifies the policy that CMRS providers will not be required to provide equal access to long distance carriers. The FCC, however, may require CMRS carriers to offer unblocked access (i.e., implemented by the subscriber's use of a carrier identification code or other mechanisms at the time of placing a call) to the long distance provider of the subscriber's choice. The FCC has recently terminated its inquiry into the imposition of equal access requirements on CMRS providers. The FCC recently adopted rules implementing the interconnection policies imposed by the Telecommunications Act, various aspects of which are being appealed in Federal court. While it is too soon to predict the actual effect of these new rules, the Company believes that they will result in a decrease in the Company's interconnection expense.


     The Company believes that it is in compliance with all material requirements under governmental regulations governing its operations, including those of the FCC, the Department of Justice and the Federal Trade Commission.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

                       NAME                      AGE                   OFFICE
    -------------------------------------------  ---   ---------------------------------------
    William L. Henning, Jr.....................  43    Chairman, Chief Executive Officer and
                                                       Director
    Robert Piper...............................  38    President, Chief Operating Officer and
                                                       Director
    Dusty J. Dumas.............................  33    Chief Financial Officer
    Michael Clark..............................  43    Vice President/General Manager
    Paul Clifton...............................  39    Vice President/Engineering and
                                                       Technical Services
    Thomas G. Henning..........................  37    Secretary, General Counsel and Director
    William L. Henning, Sr.....................  74    Director
    John A. Henning............................  40    Director


     WILLIAM L. HENNING, JR. has been involved since 1976 in the senior management of entities comprising the landline telephone operations (the "Landline Entities") of Cameron, an affiliate of the Company, and since 1984 in the senior management of entities now comprising the Company's wireless communications operations (the "Wireless Entities"), some of which were owned by Cameron until consummation of the restructuring described under "Certain Transactions -- Tax-Free Restructuring." Such management capacities have included Director, Chairman, President and Vice President. Mr. Henning's time in recent years has been allocated between the Wireless Entities (which since the restructuring comprise the Company) and the Landline Entities of Cameron. After consummation of this Offering, Mr. Henning will devote his time primarily to the Company. Mr. Henning has served as a Director and President of the Company since 1988. Prior to that time he was the Company's General Manager for more than 12 years. Mr. Henning, a founder of the facilities-based long distance operations of the Company, managed such operations as President from 1988 until it was sold in 1990. He has for more than five years served as President of Mercury Information Technologies, Inc. ("MIT") (see "Certain Transactions -- Affiliate Transactions -- Management and Accounting Services"), which owns and operates a cable television franchise, a voice mail service and an Internet access service. Since 1991 he has served as a director of First National Bank of Lake Charles.



     ROBERT PIPER joined the Company in 1985 as a comptroller. He was Vice President and General Manager of the Company's long-distance operations from 1987 until such operations were sold in 1990, and of Wireless Entities, including the Company, from 1987 until 1994, when he became Chief Financial Officer with responsibility also for mergers and acquisitions. From 1995 until the present time he has been the President and Chief Operating Officer of Wireless Entities, including the Company. He served on the Board of Directors of CTIA (the Cellular Telephone Industry Association) from 1992 to 1994.



     DUSTY J. DUMAS joined the Company in January 1994 as its Chief Financial Officer. For one year prior to that time he was a staff Certified Public Accountant with the public accounting firm of McElroy, Quirk and Burch, Lake Charles, Louisiana. From 1984 to 1989 he served at different times and in different capacities with the public accounting firms of Grant Thornton, L.L.P., and Deloitte & Touche, L.L.P. From 1989 to 1993, he was assistant controller of Chemical Waste Management, Inc., a chemical waste management company. He has been a Certified Public Accountant since 1987 and a Certified Management Accountant since 1993.



     MICHAEL A. CLARK has served as Vice President and General Manager of the Company since 1994. His responsibilities include the day-to-day management of the operations of the Louisiana, Alabama, Kansas and Mississippi Clusters. From 1985 to 1993 he was Director of Data Processing for the Company's landline affiliate.


     PAUL CLIFTON has been the Company's Vice President for Engineering and Technical Services since 1994. From 1993 to 1994, he was the Company's manager of network systems, in which capacity he was responsible for overseeing all engineering and technical aspects of the operations of the Wireless Entities. From 1988 to

1993 he was traffic manager and then traffic coordinator for the Company's landline affiliate, by which he was first employed in 1980. In those capacities he was responsible for design and implementation projects associated with the operation of cellular, paging, voice mail, central office, personal computer, cable television and long distance operations.

     THOMAS G. HENNING, an attorney, has been the General Counsel of the Company and its landline affiliate since January 1994. Prior to becoming General Counsel, Mr. Henning had since 1984 been an associate, and since 1988 a partner, of the law firm of Stockwell, Sievert, Viccellio, Clements & Shaddock, L.L.P., Lake Charles, Louisiana. He has been an officer and Director of the Company since 1988. He also serves as an officer and director of other Wireless Entities.

     WILLIAM L. HENNING, SR. practiced law for 10 years, following which he has for more than 40 years been an executive officer and director of the Landline Entities. He has been a Director of the Company since its incorporation in 1967. He has been a director of the National Rural Telecom Association (formerly known as the National REA Telephone Association) since 1973. He was President of the Louisiana Telephone Association in 1955; a director of the West Calcasieu Port, Harbor and Terminal District from 1964 to 1978; a director of the Calcasieu Parish Industrial Development Board from 1972 to 1986; a director of the United States Telephone Association from 1982 to 1988; a director of Calcasieu Marine National Bank from 1985 to 1996; and a commissioner of the Chenault Industrial Airpark Authority from 1986 to 1988.

     JOHN A. HENNING served, from 1987 to 1995, as President of the Wireless Entity that operated the Louisiana Cluster. Since 1988 he has served as an officer of various Landline Entities. He has been an officer and Director of the Company since 1988. He was a director of the Louisiana Telephone Association from 1984 to 1995 and served as its President from 1993 to 1995. He has served as a director of Cameron State Bank since 1988.

     William L. Henning, Jr., Thomas G. Henning and John A. Henning are brothers. William L. Henning, Sr. is their father.


     The Company has undertaken, pursuant to a resolution of the Board of Directors, to appoint within 12 months of the consummation of this Offering and to maintain thereafter at least one independent director (defined as a director who (a) is not an officer or employee of the Company or any of its subsidiaries,
(b) is not related to such officers, (c) is not the beneficial owner of 10% or more of the Common Stock of the Company or related to such an owner, and (d) in the view of the Company's Board of Directors, is free of any relationship that would interfere with the exercise of independent judgment) on its Board of Directors.



     The Board of Directors is divided into three classes of nearly equal size serving three-year staggered terms each. The initial Class I directors are John
A. Henning and Thomas G. Henning, whose terms expire in 1998. The initial Class II directors are William L. Henning, Sr. and Robert Piper, whose terms expire in 1999. The initial Class III director is William L. Henning, Jr., whose term expires in 2000. The independent director will be elected to Class III.



     The Company's Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. William L. Henning, Sr. and John A. Henning are the members of both committees. It is expected that the independent director referred to in the preceding paragraph will serve on each of these committees. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee determines officers' salaries and bonuses. The Board of Directors or a committee appointed by the Board of Directors will administer the Company's benefit plans that involve stock or interests therein. Further, the approval of disinterested directors will be required for any material agreements or arrangements between the Company and directors, officers, existing principal shareholders and their affiliates. Prior to October 1996, the Company did not have a compensation committee, and the functions of such a committee were performed by the Board of Directors. William L. Henning, Jr., Thomas G. Henning and Robert Piper, who are executive officers of the Company and serve on its Board of Directors, participated in deliberations of the Board of Directors concerning executive officer compensation.

     Under the Company's By-Laws, the Board of Directors may establish an Executive Committee which, if appointed, will consist of up to five members and will have all powers of the Board of Directors when the Board is not in session except powers expressly reserved to other committees. A unanimous vote of the Executive Committee would be required for that committee to authorize the issuance and sale of any shares of capital stock or any indebtedness other than trade indebtedness incurred in the ordinary course of the Company's business and other than indebtedness not in excess of $1.0 million.


NO EMPLOYMENT AGREEMENTS

     The Company has no employment agreements with its officers or employees, each of whom may terminate his or her employment, or be terminated, at will. Persons employed by the Company within the last five years have agreed to be subject to restrictions on competing with the Company should his or her employment with the Company terminate.

DIRECTOR COMPENSATION

     Directors have not previously been paid fees for service in their capacity as directors. The Company anticipates that, following consummation of this Offering, it will pay director fees to, and reimburse expenses incurred in attending meetings of the Board and its Committees to, its independent directors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's executive officers for the year ended December 31, 1995 and expected to be earned for the year ended December 31, 1996.

                                                       ANNUAL COMPENSATION(1)
                                                   ------------------------------
                                                                     BONUS
                                                              -------------------       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY       CASH       STOCK     COMPENSATION(1)
-----------------------------------------  ----    -------    --------    -------    ---------------
William L. Henning, Jr.
  Chairman & Chief Executive Officer       1995    $42,000    $ 10,850    $40,500        $ 2,326
                                           1996     52,000     100,000     45,000          1,763
Robert Piper
  President & Chief Operating Officer      1995     58,156      11,200     20,250          4,425
                                           1996     73,608          --     45,000          4,730
Thomas G. Henning
  Secretary & General Counsel              1995     25,000      10,500     40,500            790
                                           1996     35,000     100,000     45,000          1,049

---------------

(1) Does not include compensation from affiliated companies.


1997 STOCK OPTION PLAN



     The Board of Directors of the Company has adopted, and the shareholders of the Company have approved, the US Unwired Inc. 1997 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, stock options and other equity-based awards may be granted to directors, officers, management and other selected employees and consultants of the Company and its subsidiaries. The Stock Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors and consisting solely of two or more "non-employee directors" (the "Administrator").



     The Board of Directors expects to grant, upon consummation of this Offering, five year options to purchase up to approximately 270,000 shares of Class A Common Stock to certain executive officers, employees and consultants of the Company pursuant to the Stock Option Plan. The exercise price of each option granted will be the initial public offering price per share of the Class A Common Stock offered hereby. Such options will vest in equal 25% annual installments over a four-year period.



     The Administrator, which may grant stock options, stock appreciation rights and other stock-based awards to eligible persons. In no event, however, may the Administrator grant awards relating to more than 1,400,000 shares of Class A Common Stock pursuant to the Stock Option Plan. Shares subject to awards that are cancelled, forfeited or otherwise settled without the delivery of shares, and shares surrendered to or withheld by the Company in satisfaction of the exercise price or withholding tax arising in connection with the exercise of an award, shall be added back to the total number of shares in respect of which awards may be granted under the Stock Option Plan.


     Awards may be satisfied by the delivery of either authorized but unissued Class A Common Stock or treasury shares. The Administrator may grant one or more types of awards in any combination to a particular participant in a particular year; however, no individual may be granted awards under the Stock Option Plan relating to more than 75,000 shares in any year. No awards may be made under the Stock Option Plan after the tenth anniversary of the effective date of the Stock Option Plan, and no shares may be issued under the Stock Option Plan after that date, except in respect of awards made prior to that date. Each award will be confirmed by, and is subject to the terms of, an agreement executed by the participant and the Company.


     Following is a description of each type of award or grant that may be made under the Stock Option Plan.

  STOCK OPTIONS


     Stock options may be incentive stock options that comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options that do not comply with Section 422 of the Code. The Administrator will determine the exercise price and other terms and conditions of options, subject to the limitation that the exercise price of options may not be less than fair market value of the underlying shares on the date of grant.



     To the extent permitted by the Administrator, the exercise price for an option may be paid in shares of Class A Common Stock valued at their then fair market value.


  STOCK APPRECIATION RIGHTS


     Stock appreciation rights ("SARs") may be granted in conjunction with all or any part of a stock option or independently. Upon the exercise of an SAR, the participant will be entitled to receive, for each share of Class A Common Stock to which the exercised SAR relates, the excess of the fair market value per share of Class A Common Stock on the date of exercise over the grant price of the SAR. SARs shall have such terms and conditions as may be established by the Administrator.


  OTHER STOCK-BASED AWARDS


     The Administrator has the authority under the Stock Option Plan to make other awards that are valued in whole or in part by reference to, or are payable in or otherwise based upon, shares of Class A Common Stock, including awards valued by reference to the performance of a subsidiary of the Company. The Administrator will determine the participants to whom and the times at which these awards will be made, the number of shares of Class A Common Stock to be awarded and all other terms and conditions of the awards.


     Any award granted under the Stock Option Plan may include the right to receive, either currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award.


     If the Administrator determines that any stock split, stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares at a price below fair market value, or other similar corporate event affects the Class A Common Stock such that an adjustment is required in order to preserve the benefits intended under the Stock Option Plan, then the Administrator may in its discretion (i) make equitable adjustments (a) in the number and kind of shares that may be the subject of future awards under the Stock Option Plan or (b) the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise thereof and (ii) if appropriate, provide for the payment of cash to a participant.


     The Stock Option Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement.

     The Stock Option Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

                             PRINCIPAL SHAREHOLDERS


     The following table provides certain information regarding the beneficial ownership of the Company's Common Stock upon the consummation of this Offering by (i) each of the Company's directors and officers listed in the summary compensation table, (ii) all directors and officers as a group and (iii) each person known to the Company to be the beneficial owner of 5% or more of any class of the Company's voting securities.


                                                                                         CLASS A AND CLASS B COMMON
                                                                                                  STOCK(1)
                                          CLASS A                     CLASS B            --------------------------
                                      COMMON STOCK(1)             COMMON STOCK(1)                       PERCENTAGE
                                    --------------------      -----------------------    PERCENTAGE     OF COMBINED
                                              PERCENTAGE                   PERCENTAGE    OF COMBINED      VOTING
     NAME OF BENEFICIAL OWNER       SHARES     OF CLASS        SHARES       OF CLASS       CLASSES         POWER
----------------------------------- ------    ----------      ---------    ----------    -----------    -----------
William L. Henning, Sr. ...........     --        --          4,613,011(2)    41.0%          32.9%          40.0%
William L. Henning, Jr. ...........     --        --          1,043,988(3)     9.3            7.5            9.1
John A. Henning....................     --        --            994,058(3)     8.8            7.1            8.6
Thomas G. Henning..................     --        --          1,343,561(4)    11.9            9.6           11.7
Thomas D. Henning..................     --        --            779,596        6.9            5.6            6.8
Robert Piper.......................     --        --             33,286(5)     0.3            0.2            0.3
All officers and directors as a
  group (8 persons total, 5 with
  ownership interests).............     --        --          8,027,904       71.4           57.3           69.7

---------------

(1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date, except that shares of Class A Common Stock issuable upon conversion of Class B Common Stock (see "Description of Capital Stock") are shown only as Class B Common Stock beneficially owned and not also as Class A Common Stock beneficially owned. Any security that any person named above has the right to acquire within 60 days (other than Class A Common Stock issuable upon conversion of Class B Common Stock) is deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Includes the community property interest of Mrs. Henning. Also includes Mr. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.

(3) Excludes 116,501 shares held in each of two trusts for the benefit of the minor children of William L. Henning Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning, Jr.'s and John A. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas
    G. Henning, based on each of their respective interests in that partnership.

(4) Includes 233,002 shares held by Mr. Henning as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note (3) above), and 116,501 shares held by Mr. Henning as trustee for his own minor children, of all of which shares he disclaims beneficial ownership. Also includes Mr. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.

(5) Includes the community property interest of Dr. Eileen Piper, the spouse of Robert Piper.

                              CERTAIN TRANSACTIONS


TAX-FREE RESTRUCTURING



     In preparation for this Offering, the Company and its affiliate through common control, Cameron Communications Corporation ("Cameron"), completed a restructuring plan pursuant to which the wireless communications interests of Cameron were separated from its landline telephone business and combined with the wireless communications interests of the Company (the "Tax-Free Restructuring"). To accomplish this restructuring, on September 19, 1996 Cameron, the Company, MCTC (of which Cameron then owned 96%, and the Company then owned 4%), Mercury Cellular of Kansas, Inc. (then a wholly-owned subsidiary of

MCTC), Mississippi One Cellular Telephone Company (a wholly-owned subsidiary of the Company), Cameron Telephone Company (then a wholly-owned subsidiary of Cameron), Elizabeth Telephone Company (a 98% subsidiary of Cameron Telephone Company), and CCC Holding Company ("Newco," then a wholly-owned subsidiary of Cameron formed to facilitate the restructuring) entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, the following transactions occurred on October 31, 1996. Cameron transferred to Newco all of Cameron's assets and liabilities, other than its 96% interest in MCTC. Next, Cameron "spun off" (transferred), as a distribution to its shareholders, all of the shares of Newco. Then, Cameron was merged into the Company. In consideration for this merger, shareholders of Cameron received, in exchange for their shares of Cameron, shares of common stock of the Company which, together with all other then outstanding shares, have been reclassified into Class B Common Stock. Following the restructuring, the name of Newco was changed to "Cameron Communications Corporation," and the name of the Company, which had been Mercury, Inc., was changed to "US Unwired Inc."


     The Reorganization Agreement further provides for the allocation of obligations and liabilities between Newco and the Company. In general, Newco will be responsible for all obligations and liabilities relating to the landline communications business and the Company will be responsible for those relating to the wireless communications business. Liabilities of a corporate nature, such as indemnification of officers and directors and securities law liabilities relating to the issuance of securities in connection with the restructuring, are allocated to Newco if the liability is attributable to Cameron as it existed prior to the restructuring, and otherwise to the Company. If an obligation or liability that is to be allocated to Newco or the Company is asserted against the other of them, the one to which the obligation or liability was allocated by the Reorganization Agreement will defend and indemnify the one against which it is asserted.

     Prior to the restructuring, Cameron received from the Internal Revenue Service a private letter ruling to the effect that no gain or loss would be recognized by Cameron or its shareholders by virtue of the transfer of assets to Newco or the spin-off of Newco to Cameron's shareholders, because those transactions would qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution under Section 355 of the Code. In addition, tax counsel for the Company had informed it that the merger of Cameron into the Company would qualify as a reorganization under Section 368(a)(1)(A) of the Code so that no gain or loss would be recognized by the respective corporations or their shareholders by virtue of that merger.

AFFILIATE TRANSACTIONS

  GENERAL

     During a period of many years prior to the restructuring described in the preceding section, the Company, Cameron and their respective subsidiaries entered into a variety of contractual relationships with one another and with other companies under common control. Certain current transactions are summarized below. There have been additional transactions which have included cost sharing arrangements among the companies and their affiliates, sharing of services and salary expenses of personnel, including officers of the companies, and inter-company sales of assets, including transfers of the assets of a local long distance company that was subsequently sold by the Company to a third party.

  BILL PROCESSING SERVICES


     In 1995, Cameron entered into agreements with MCTC, Cameron Telephone Company, Elizabeth Telephone Company, Mississippi One Cellular Telephone Company, Mercury Cellular of Kansas, Inc. and Mississippi 34 Cellular Corporation, all of which were then subsidiaries of it and/or the Company, under which Cameron performs bill processing and related services for each of those corporations. Each agreement had an initial term of six months and is now subject to termination by either party on 30 days' notice. Prior to the execution of these agreements, Cameron provided comparable services under oral agreements. The aggregate amounts paid to Cameron by subsidiaries engaged in the wireless communications business for all such services during the years ended December 31, 1993, 1994 and 1995 were $553,000, $635,000 and $1.1 million, respectively, and $1.3 million for the nine-month period ended September 30, 1996.

     Upon consummation of the restructuring transactions described above, Newco succeeded to the interest of Cameron in these agreements. The Company believes that the terms of these agreements are no less favorable to it than terms that would be available from unaffiliated third persons.

  SYSTEM MANAGEMENT AND CONSTRUCTION SERVICES


     On May 1, 1996, the Company entered into agreements with MCTC and Mercury Cellular of Kansas, Inc. (then subsidiaries of Cameron and now, because of the restructuring, wholly-owned subsidiaries of the Company) under which the Company provides construction and management services for the respective systems owned by those corporations. Such services include reviewing and, if necessary, modifying system design; obtaining governmental and regulatory approvals; preparation of control point, base station and business office sites; purchase and installation of switching and base station equipment; negotiating interconnection to the local exchange switched telephone network; and general management of the operations of the system. In return for these services, each of the corporations pays the Company a management fee and reimburses it for all of its expenses. The management fees used by the two corporations under the agreements have been $216,000 per month and $42,000 per month. Prior to these agreements being entered into, the Company provided comparable services for the corporations under oral arrangements. The aggregate amounts paid to the Company for such services, including expense reimbursements, during the years ended December 31, 1993, 1994 and 1995, respectively, were $1.4 million, $1.7 million and $3.3 million. These amounts have been eliminated in the consolidated financial statements of the Company.


  LONG DISTANCE SERVICES


     The Company purchases long distance service from Cameron and resells the service to the Company's customers. The rates paid by the Company for this service are comparable to rates at similar volumes charged by Cameron to other customers and are competitive with rates that the Company would expect to pay for similar service from an unaffiliated third party. In the years ending December 31, 1993, 1994 and 1995, the Company paid Cameron $225,000, $228,000 and $386,000, respectively. For the nine months ended September 30, 1996, the Company paid Cameron $495,000 for long distance service.


  FLIGHT SERVICES


     The Company has been and is expected to continue to be permitted to use, for the rate of $2.75 per air mile, a Mitsubishi Diamond 1A aircraft owned and operated by Cameron. In the years ended December 31, 1993, 1994 and 1995, the Company paid Cameron $21,000, $23,000 and $85,000, respectively, for flight services. It is believed that the rates paid for these services are rates that the Company would be required to pay to an unaffiliated third party for equivalent services. For the nine months ended September 30, 1996, the Company paid Cameron $56,000 for such flight services.


  MISCELLANEOUS EXPENSE ARRANGEMENTS

     The Company and Cameron have historically used certain common vendors and suppliers to provide various materials and routine services, such as office supplies, advertising, computer programming and maintenance services. Each of the Company, Cameron and their subsidiaries bears its proportionate share of such expenses.

  LOAN FROM CAMERON SUBSIDIARY


     The Company's acquisition of the Mississippi and Alabama Clusters has been financed by a direct loan from Cameron Telephone Company, a subsidiary of Cameron, and a series of pass-through financings from CoBank through CTC Financial, Inc., a subsidiary of Cameron Telephone Company, to the Company and its subsidiaries, MCTC and Mississippi One Cellular Telephone Company. On November 27, 1996, the Company repaid the direct loan from Cameron Telephone Company with proceeds from an amendment of the pass-through financing. Thereafter, CTC Financial, Inc. assigned its interest in the pass-through financings to Mercury Cellular of Kansas, Inc., a subsidiary of the Company. As of November 30, 1996 the pass-through financings were in an aggregate principal amount of $67.7 million. These loans are represented by a series of promissory notes executed between September 1994 and July 1996. The notes were executed in stages as funds were required for the acquisition and build-out of the Company's cellular telephone properties. The notes bear rates of interest ranging from 8.12% to 10.11% and mature at different times between December 31, 1996 and December 20, 2003. The notes are governed by the terms of loan agreements to which the Company, Mississippi One Cellular Telephone Company, MCTC and Mercury Cellular of Kansas are parties and which provide, generally as to the bulk of the borrowings, that the Company will pay interest, only, for a period of up to two years and will thereafter pay principal and interest in monthly installments for a fixed term. The loans are secured by mortgages of the Company's Kansas, Alabama and Mississippi real property, the grant of a security interest in the Company's personal property and continuing guarantees of the Company. All of these loans are secured by pledges of or mortgages on the assets of the Company and its subsidiaries and guarantees of the Company and William L. Henning, Sr., a principal shareholder of the Company. After this Offering, the Company intends to consolidate the loans from CoBank to the Company and its subsidiaries.


  MANAGEMENT AND OTHER SERVICES


     William L. Henning, Jr., the Company's Chairman of the Board and Chief Executive Officer and a principal shareholder of the Company; John A. Henning, a Director and a principal shareholder of the Company; and Thomas G. Henning, the Secretary and General Counsel and a principal shareholder of the Company, own equal interests in MIT, which has, since January 1, 1996, paid the Company a monthly fee of $2,300 for certain accounting services and a monthly fee of $3,218 for certain management services. In 1994, in connection with the Company's decision to focus on its wireless communication services, the Company sold its voicemail operations and assets to MIT for $424,497. MIT provides the Company with voicemail services which the Company uses itself and also resells to its cellular subscribers. During the nine months ended September 30, 1996, the Company has paid MIT $216,000 for such services and paid MIT $154,000 for such services during the year ended December 31, 1995. Pursuant to an agreement dated October 27, 1995, the Company retains 15% of the revenues from customer voicemail services to the Company in exchange for the Company providing MIT with billing, collecting, advertising and network services associated with the voicemail services offered by MIT. Before October 27, the terms of the October 27, 1995 agreement were implemented pursuant to an oral agreement between the Company and MIT. The Company believes that the terms of these arrangements are no less fair to the Company than would be expected in comparable arrangements with unaffiliated third persons. However, since the exchange of services between the Company and MIT provides each with substantial information about the business operations of the other, it is unlikely that the Company would be willing to enter into such arrangements with unaffiliated third persons. Under an agreement dated June 6, 1996, with Maas.net, LLC, a limited liability company that is owned 63% by MIT and 27% by Mr. Henning, Jr., the Company pays Maas.net $2,000 per month for certain Internet services.


  PCS PARTNERSHIP


     MIT owns a one-third interest in Wireless Management Corporation, the corporation that serves as general partner of the PCS Partnership. For information concerning the partnership agreement, see
"Business -- Organization."


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share; 60,000,000 shares of Class B Common Stock, par value $.01 per share; and 40,000,000 shares of preferred stock, no par value (the "Preferred Stock"). Immediately prior to the Company's issuance of Class A Common Stock pursuant to this Offering, there were 11,250,000 shares of Class B Common Stock and no shares of Class A Common Stock or Preferred Stock issued and outstanding and the Company had approximately 16 holders of record of its Class B Common Stock.

COMMON STOCK

     The Company has two classes of authorized Common Stock, Class A Common Stock and Class B Common Stock. Other than as described herein with respect to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights. The Class A Common Stock has one vote per share and the Class B Common Stock has 10 votes per share. The Class A and Class B shares vote together in the election of Directors and generally with respect to all matters for which a vote of shareholders is required.

     Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis immediately upon any transfer of the Class B Common Stock other than a transfer from an original holder of Class B Common Stock to certain "qualified holders," who are other original holders of Class B Common Stock, descendants of such persons, entities owned exclusively by any of such persons, or trustees or other fiduciaries for any of them. Holders of Class B Common Stock are subject to certain transfer restrictions that are described under the heading "Shares Eligible for Future Sale," including a requirement that Class B shares be first offered to other Class B shareholders before any transfer can be made to anyone other than a "qualified holder" and before any related conversion into Class A Common Stock. Such restrictions do not apply to the Class A Common Stock.

     Holders of Common Stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding Preferred Stock.

PREFERRED STOCK

     The Company is authorized under its Articles of Incorporation to issue 40,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Class A Common Stock. The Company has no current plans to issue any Preferred Stock.

CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     The following sections describe certain provisions of the Company's Articles of Incorporation and By-Laws, and of the Louisiana Business Corporation Law ("LBCL").

  CLASSIFIED BOARD OF DIRECTORS


     The Articles of Incorporation divide the members of the Board of Directors into three classes as nearly equal in size as possible serving three-year staggered terms each. The initial Class I directors are John A. Henning and Thomas G. Henning, whose terms expire in 1998. The initial Class II directors are William L. Henning, Sr. and Robert Piper, whose terms expire in 1999. The initial Class III director is William L. Henning, Jr., whose term expires in 2000. The independent director will be appointed to Class III.


  SPECIAL MEETINGS OF SHAREHOLDERS

     The Articles of Incorporation and By-Laws provide that meetings of the shareholders of the Company may be called only by the Board of Directors, the Chairman of the Board, or the President, or upon written request of any shareholder or shareholders holding in the aggregate 60% of the total voting power of the Company. In addition, a special meeting of shareholders of any class or series may be called upon written request of any shareholder or group of shareholders holding in the aggregate 60% of the total voting power of such class or series.

  ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINATIONS


     The Company's By-Laws provide that nominations of persons for election to the Board of Directors of the Company may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of record of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the By-Laws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered or mailed and received at the principal office of the Company not less than 45 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.


  DIRECTOR AND OFFICER INDEMNIFICATION AND LIMITATION OF LIABILITY

     As permitted by the LBCL, the Company's Articles of Incorporation contain provisions eliminating the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful distributions of the Company's assets to, or redemptions or repurchases of the Company's shares from, shareholders of the Company, under and to the extent provided in the LBCL, and
(iv) any transaction in which a director or officer receives an improper personal benefit. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may still be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

     The Company's Articles of Incorporation and By-Laws provide in effect that the Company shall, to the fullest extent permitted by the LBCL, as amended from time to time, indemnify and advance expenses to each of its directors and officers, and may so indemnify and advance expenses to employees and agents.

     The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. Prior to the consummation of this Offering, the Company intends to enter into separate indemnification agreements with each of its directors and executive officers in order to effectuate such provisions.

  REDEMPTION OF CAPITAL STOCK

     The Company's Articles of Incorporation permit it to redeem shares of its capital stock from any shareholder(s) whose ownership causes the Company to violate foreign ownership restrictions applicable to FCC licensees (see "Business -- Governmental Regulation -- Foreign Ownership") or otherwise would prevent the Company from holding or delay it in obtaining any governmental license or franchise that is necessary to conduct any material portion of its communications business or would materially increase the Company's cost of obtaining or operating under any such license or franchise. Shares to be redeemed are to be selected in a manner determined by the Board of Directors. The redemption price is the average market price for the 10 trading days preceding the day on which notice of redemption is given. The redemption price may be paid in cash or in debt or equity securities of the Company or any other entity.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON BOARD OF DIRECTORS

     The Articles of Incorporation provide that any director elected by holders of the Common Stock may be removed, with or without cause, by a vote of a majority of the total voting power of the Common Stock at any meeting of shareholders. The Articles of Incorporation provide that any vacancies on the Board of Directors (including any resulting from an increase in the authorized number of directors) may be filled by the affirmative vote of a majority of the directors remaining in office, provided that the shareholders have the right, at any special meeting called for that purpose prior to such action by the Board, to fill the vacancy.

  ADOPTION AND AMENDMENT OF BY-LAWS

     The Articles of Incorporation and By-Laws provide that the By-Laws may be adopted, amended, or repealed by a majority vote of the Board of Directors, subject to any power granted by the LBCL to shareholders to change or repeal any By-Laws so adopted or amended. Any amendment to the By-Laws that would add a matter not expressly covered in the By-Laws prior to such amendment will be deemed the adoption of a new By-Law and not an amendment.

  SPECIAL SHAREHOLDER VOTING REQUIREMENTS

     The Articles of Incorporation provide that any proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Company's assets, dissolution, or any amendment to the Articles of Incorporation, requires the affirmative vote of a majority of the total voting power, with all classes and series voting together as if a single class. The LBCL provides that if a proposed amendment to the Articles of Incorporation would adversely affect, within the meaning of the LBCL, the shares of any class of capital stock, then the amendment must also be approved by holders of the shares of that class. Under the Company's Articles of Incorporation, such approval would require the affirmative vote of holders of a majority of the voting power present of that class.

TRANSFER AGENT

     The Company's transfer agent for its Class A Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Class A Common Stock of the Company. Future sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.


     Upon the closing of this Offering, the Company will have 14,000,000 shares of Common Stock outstanding (14,412,500 shares if the Underwriters' over-allotment option is exercised in full), of which 2,750,000 shares will be shares of Class A Common Stock sold in this Offering (3,162,500 shares if the Underwriters' over-allotment option is exercised in full), and 11,250,000 shares will be shares of Class B Common Stock. Of these shares, the 2,750,000 shares of Class A Common Stock sold in this Offering (3,162,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) and the 11,250,000 outstanding shares of Class B Common Stock will be "restricted securities" as defined in Rule 144 under the Securities Act. Without consideration of the restrictions described below, 3,861,184 of the restricted shares would be available for immediate sale in the public market 91 days after the date of this Prospectus, subject to volume and other limitations under Rule 144; and on February 14, 1997 and February 19, 1998, 116,501 shares and 66,572 shares will become eligible, respectively. In addition, subject to certain restrictions set forth in the Company's Articles of Incorporation described below, on October 31, 1998, when the holding period imposed by the Internal Revenue Service as a condition to the Tax-Free Restructuring expires, 7,588,532 shares will become eligible for sale without restriction in the public market. The Rule 144 restrictions generally terminate, except as to affiliates of the Company, three years after the securities are acquired from the

Company or any affiliate of the Company. The Commission is considering certain amendments to Rule 144 that, if adopted, would shorten by one year each of the time periods referred to in the three preceding sentences, except that no such date would be earlier than the 91st day after the date of this Prospectus.



     All of the officers, directors and shareholders of the Company who hold in the aggregate 11,250,000 of the Class B shares have agreed, subject to certain limitations, that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock. If and to the extent Donaldson, Lufkin & Jenrette Securities Corporation should release such shares earlier, they would be available for immediate sale in the public market subject to restrictions contained in the Company's Articles of Incorporation and applicable to shares of Class B Common Stock. Under these restrictions, a holder of Class B Common Stock who desires to sell them in the public market must first offer them at a price determined pursuant to a formula based on the public market price to all other holders of Class B Common Stock and to the Company and, to any extent to which the shares are not thereby purchased, may convert them to Class A Common Stock for sale in the public market. The offering shareholder may withdraw the offer under certain circumstances, depending on changes in the market price. The Articles of Incorporation further provide, however, that no holder may sell such converted shares in the public market if such sale would cause the number of such shares that have been sold in the public market by such holder and such holder's affiliates (and any other holder(s) acting in concert with them) during the three-month period ending on the date of such sale to exceed 1% of the total number of shares of Class A Common Stock outstanding on such date. This limitation may be waived by holders of a majority of the Class B Common Stock, and such holders have agreed to grant a waiver for sales made for the purpose of paying estate and similar taxes of a deceased shareholder. In addition, the Company has agreed with the holders of Class B Common Stock, subject to certain limitations, to provide piggyback registration rights for holders of Class B Common Stock.



     The Company has also agreed that, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, subject to certain limited exceptions. See "Underwriting." The Company intends to file a registration statement covering the sale of shares of Class A Common Stock available for issuance upon exercise of options under the 1997 Stock Option Plan within 180 days after the date of this Prospectus.



     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Class A Common Stock (such 1% would be 27,500 shares immediately after this Offering or 31,625 shares if the Underwriter's over-allotment option is exercised in full) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sales provisions, public information requirements or notice requirements.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc. and The Robinson-Humphrey Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Class A Common Stock set forth in the table below:

                                                                                 NUMBER
                                   UNDERWRITERS                                 OF SHARES
    --------------------------------------------------------------------------  ---------
    Donaldson, Lufkin & Jenrette Securities Corporation.......................
    A.G. Edwards & Sons, Inc. ................................................
    The Robinson-Humphrey Company, Inc. ......................................

                                                                                ---------
              Total...........................................................  2,750,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Class A Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not
to exceed $     per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $     per share to any other Underwriter and
certain other dealers. After this Offering, the offering price and other selling terms may be changed by the Representatives.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has granted the Underwriters an option to purchase up to an aggregate of 412,500 additional shares of Class A Common Stock, at the public offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company, all of the current officers and directors and certain shareholders of the Company have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Up to an aggregate of        shares of Class A Common Stock, or
approximately      % of the shares offered hereby, have been reserved for sale to certain employees of the Company and its affiliates and other persons designated by the Company. The price per share of the shares to be sold to these persons is the same as the price to the public in this Offering. The maximum investment of any such person may be limited by the

Company in its sole discretion. This program will be administered by Donaldson, Lufkin & Jenrette Securities Corporation. The Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     Prior to this Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present income and the trend of such income, the prospects for future income of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the market prices of publicly traded common stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock and certain other legal matters in connection with this Offering will be passed upon for the Company by Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., New Orleans, Louisiana. Certain legal matters in connection with the Class A Common Stock offered hereby will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS


     The consolidated financial statements of US Unwired Inc. and subsidiaries as of December 31, 1994 and 1995 and September 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and the nine months ended September 30, 1996, and the financial statements of Miscellco Communications, Inc. for the year ended December 31, 1994 and the four-month period ended April 30, 1995, and the financial statements of West Alabama Cellular Telephone Company, Inc. as of December 31, 1995 and May 15, 1996 and for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996, and the financial statements of Alabama 4 System as of June 30, 1996 and for the period October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to June 30, 1996, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The report of KPMG Peat Marwick LLP covering the financial statements of Alabama 4 System contains an explanatory paragraph that refers to a business combination in 1995 accounted for as a purchase involving assets comprising a portion of Alabama 4 System. As a result of the acquisition, financial information of Alabama 4 System for periods after November 6, 1995 is presented on a different cost basis than that for periods before November 6, 1995 and, therefore, such information is not comparable.

     The balance sheet of Alabama 4 System as of September 30, 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 1994 and 1995 have been included herein and in the Registration Statement in reliance on the report of Elliot H. Goldberg, CPA, P.C., independent auditor, upon the authority of such person as an expert in accounting and auditing.

     The statements of operations, stockholders' equity and cash flows of Miscellco Communications, Inc. for the year ended December 31, 1993 have been included herein and in the Registration Statement in reliance upon the report of Smith, Turner & Reeves, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
US UNWIRED INC.:
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and
     September 30, 1996...............................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994
     and 1995 and the nine months ended September 30, 1995 (unaudited) and 1996.......   F-4
  Consolidated Statements of Shareholders' Equity for the years ended December 31,
     1993, 1994 and 1995 and the nine months ended September 30, 1996.................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
     and 1995 and the nine months ended September 30, 1995 (unaudited) and 1996.......   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
MISCELLCO COMMUNICATIONS, INC.:
  Independent Auditors' Report........................................................  F-19
  Independent Auditors' Report........................................................  F-20
  Statements of Operations for the years ended December 31, 1993, 1994 and the four months ended April 30, 1995......................................................  F-21
  Statements of Stockholders' Equity for the years ended December 31, 1993 and 1994 and the four months ended April 30, 1995.........................................  F-22
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and the four months ended April 30, 1995......................................................  F-23
  Notes to Financial Statements.......................................................  F-24
WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.:
  Independent Auditors' Report........................................................  F-26
  Balance Sheets as of December 31, 1995 and May 15, 1996.............................  F-27
  Statements of Operations for the year ended December 31, 1995 and the period from
     January 1, 1996 to May 15, 1996..................................................  F-28
  Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996..............................  F-29
  Statements of Cash Flows for the year ended December 31, 1995 and the period from
     January 1, 1996 to May 15, 1996..................................................  F-30
  Notes to Financial Statements.......................................................  F-31
ALABAMA 4 SYSTEM:
  Independent Auditors' Report........................................................  F-34
  Independent Auditors' Report........................................................  F-35
  Balance Sheets as of September 30, 1995 and June 30, 1996...........................  F-36
  Statements of Operations for the years ended September 30, 1994 and 1995, the period from October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to June 30, 1996.................................................................  F-37
  Statements of Stockholders' Equity (Deficit) for the years ended September 30, 1994 and 1995, the period from October 1, 1995 to November 6, 1995 and the period from
     November 7, 1995 to June 30, 1996................................................  F-38
  Statements of Cash Flows for the years ended September 30, 1994 and 1995, the period from October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to
     June 30, 1996....................................................................  F-39
  Notes to Financial Statements.......................................................  F-40

     When the transactions referred to in note 15 of the Notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report.

                                            KPMG Peat Marwick LLP


December 18, 1996


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
US Unwired Inc. and subsidiaries:


     We have audited the accompanying consolidated balance sheets of US Unwired Inc. and subsidiaries as of December 31, 1994 and 1995, and September 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Unwired Inc. and subsidiaries as of December 31, 1994 and 1995, and September 30, 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996 in conformity with generally accepted accounting principles.


New Orleans, Louisiana

December 13, 1996, except as to note 15

which is as of

                        US UNWIRED INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                            DECEMBER 31,
                                                     ---------------------------     SEPTEMBER 30,
                                                        1994            1995             1996
                                                     -----------     -----------     -------------
Current assets:
  Cash and cash equivalents........................  $ 5,323,594     $ 5,101,601     $  10,101,783
  Subscriber receivables (less allowance for
     doubtful accounts of $339,898, $1,006,000 and
     $2,213,570 at December 31, 1994 and 1995 and
     September 30, 1996, respectively).............    2,445,891       5,474,179         7,977,430
  Receivable from affiliate........................      424,497              --                --
  Other receivables................................      266,066         235,439           693,521
  Inventory........................................      804,878       1,600,570         1,683,137
  Prepaid expenses.................................      121,644         133,515           355,431
                                                     -----------     -----------      ------------
          Total current assets.....................    9,386,570      12,545,304        20,811,302
Investments in unconsolidated affiliates...........      554,291       5,449,719         5,426,434
Property and equipment, net of accumulated
  depreciation of $9,702,939, $13,484,855 and
  $17,473,925 as of December 31, 1994 and 1995 and
  September 30, 1996, respectively.................   13,261,076      20,911,272        26,407,022
Cellular licenses, net of accumulated amortization
  of $1,008,478, $2,779,000 and $5,282,800 as of
  December 31, 1994 and 1995 and September 30,
  1996, respectively...............................   10,094,786      38,784,432        76,355,260
Deferred income taxes..............................      351,635         483,862           578,950
Other assets.......................................    1,992,064         579,262         1,354,495
                                                     -----------     -----------      ------------
          Total assets.............................  $35,640,422     $78,753,851     $ 130,933,463
                                                     ===========     ===========      ============
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $ 1,368,685     $ 2,821,966     $   4,842,935
  Accrued expenses.................................    1,030,227       2,034,406         4,938,173
  Current maturities of long-term debt.............      665,762       2,776,828         7,996,363
                                                     -----------     -----------      ------------
          Total current liabilities................    3,064,674       7,633,200        17,777,471
Long-term debt.....................................   13,020,412      49,274,443        87,681,399
Minority interest..................................      896,902         442,981           139,935
Shareholders' equity:
  Preferred stock, authorized 40,000,000 shares;
     none issued or outstanding....................           --              --                --
  Common stock, $0.01 par value
     Class A: Authorized 100,000,000 shares; none
       issued or outstanding.......................           --              --                --
     Class B: Authorized 60,000,000 shares; issued
       and outstanding, 11,066,927, 11,183,428 and
       11,250,000 shares at December 31, 1994 and
       1995 and September 30, 1996, respectively...      110,669         111,834           112,500
  Additional paid-in capital.......................    1,514,724       1,655,309         1,834,643
  Retained earnings................................   17,033,041      19,636,084        23,387,515
                                                     -----------     -----------      ------------
          Total shareholders' equity...............   18,658,434      21,403,227        25,334,658
Commitments and contingencies
                                                     -----------     -----------      ------------
          Total liabilities and shareholders'
            equity.................................  $35,640,422     $78,753,851     $ 130,933,463
                                                     ===========     ===========      ============


See accompanying notes to consolidated financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                       -----------------------------------------    --------------------------
                                          1993           1994           1995           1995           1996
                                       -----------    -----------    -----------    -----------    -----------
                                                                                    (UNAUDITED)
Revenues:
  Cellular service:
     Subscriber......................  $ 9,059,203    $14,547,619    $28,801,812    $19,262,669    $32,635,016
     Roaming.........................    4,084,268      6,603,242      8,909,395      6,248,134      9,609,479
  Merchandise sales..................      540,961      1,002,221      1,403,425        998,339      1,286,595
  Other revenue......................      661,369        400,257        136,962        160,077        327,844
                                       -----------    -----------    -----------    -----------    -----------
                                        14,345,801     22,553,339     39,251,594     26,669,219     43,858,934
                                       -----------    -----------    -----------    -----------    -----------
Operating expenses:
  Cost of service....................    4,512,823      7,444,662     11,430,334      7,891,366     11,621,569
  Merchandise cost of sales..........      719,884      2,517,994      3,372,820      1,922,518      3,376,837
  General and administrative.........    1,692,353      2,498,484      5,308,109      3,553,544      7,078,436
  Sales and marketing................    2,735,772      3,768,069      6,261,559      3,986,169      5,448,448
  Depreciation and amortization......    2,036,877      2,892,457      5,685,911      3,853,731      6,432,076
                                       -----------    -----------    -----------    -----------    -----------
                                        11,697,709     19,121,666     32,058,733     21,207,328     33,957,366
                                       -----------    -----------    -----------    -----------    -----------
Operating income.....................    2,648,092      3,431,673      7,192,861      5,461,891      9,901,568
                                       -----------    -----------    -----------    -----------    -----------
Other income (expense):
  Interest expense...................     (177,472)      (789,856)    (3,401,424)    (2,253,020)    (4,516,120)
  Interest income....................      269,548        160,405        336,253        234,771        213,952
  Gain (loss) on sale of assets......        9,984         24,611        (32,137)            --             --
                                       -----------    -----------    -----------    -----------    -----------
          Total other income
            (expense)................      102,060       (604,840)    (3,097,308)    (2,018,249)    (4,302,168)
                                       -----------    -----------    -----------    -----------    -----------
Income before income taxes, minority
  interest and equity in income of
  affiliates.........................    2,750,152      2,826,833      4,095,553      3,443,642      5,599,400
Income tax expense...................    1,316,648      1,914,112      2,290,857      1,776,572      2,375,089
                                       -----------    -----------    -----------    -----------    -----------
Income before minority interest and
  equity in income of affiliates.....    1,433,504        912,721      1,804,696      1,667,070      3,224,311
Minority interest in losses of
  subsidiary.........................      401,292        439,172        453,921        379,170        303,046
Equity in income of affiliates.......       73,739        397,795        344,426        272,316        224,074
                                       -----------    -----------    -----------    -----------    -----------
Net income...........................  $ 1,908,535    $ 1,749,688    $ 2,603,043    $ 2,318,556    $ 3,751,431
                                       ===========    ===========    ===========    ===========    ===========
Net income per share.................  $      0.17    $      0.16    $      0.23    $      0.21    $      0.33
                                       ===========    ===========    ===========    ===========    ===========
Weighted average shares
  outstanding........................   10,933,782     11,108,874     11,242,334     11,239,783     11,250,000
                                       ===========    ===========    ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND

                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                              CLASS A    CLASS B     ADDITIONAL
                                                 PREFERRED    COMMON      COMMON      PAID-IN       RETAINED
                                                   STOCK       STOCK      STOCK       CAPITAL       EARNINGS         TOTAL
                                                 ---------    -------    --------    ----------    -----------    -----------
Balance at January 1, 1993.....................  $      --    $   --     $108,672    $1,143,428    $13,374,818    $14,626,918
Net income.....................................         --        --           --            --      1,908,535      1,908,535
                                                 ---------    -------    --------    ----------    -----------    -----------
Balance at December 31, 1993...................         --        --      108,672     1,143,428     15,283,353     16,535,453
Issuance of 199,716.42 shares of Class B Common
  Stock........................................         --        --        1,997       112,003             --        114,000
Contributed capital............................         --        --           --       259,293             --        259,293
Net income.....................................         --        --           --            --      1,749,688      1,749,688
                                                 ---------    -------    --------    ----------    -----------    -----------
Balance at December 31, 1994...................         --        --      110,669     1,514,724     17,033,041     18,658,434
Issuance of 116,501.24 shares of Class B Common
  Stock........................................         --        --        1,165       140,585             --        141,750
Net income.....................................         --        --           --            --      2,603,043      2,603,043
                                                 ---------    -------    --------    ----------    -----------    -----------
Balance at December 31, 1995...................         --        --      111,834     1,655,309     19,636,084     21,403,227
Issuance of 66,572.14 shares of Class B Common
  Stock........................................         --        --          666       179,334             --        180,000
Net income.....................................         --        --           --            --      3,751,431      3,751,431
                                                 ---------    -------    --------    ----------    -----------    -----------
Balance at September 30, 1996..................  $      --    $   --     $112,500    $1,834,643    $23,387,515    $25,334,658
                                                 =========    =======    ========    ==========    ===========    ===========


See accompanying notes to consolidated financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                  NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                             --------------------------------------------    ----------------------------
                                                 1993            1994            1995            1995            1996
                                             ------------    ------------    ------------    ------------    ------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income...............................  $  1,908,535    $  1,749,688    $  2,603,043    $  2,318,556    $  3,751,431
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization..........     2,036,877       2,892,457       5,685,911       3,853,731       6,432,076
    Minority interest......................      (401,292)       (439,172)       (453,921)       (379,171)       (303,046)
    Unearned revenue.......................        89,000         158,000         227,000         160,000         153,000
    Bad debt provision.....................       154,344         106,349         589,338         299,717       1,120,351
    Deferred tax expense...................        75,593        (330,179)       (132,227)        (56,419)        (95,088)
    Gain on the sale of assets.............        (9,984)        (24,611)        (32,137)                             --
    Equity in income of affiliates.........       (73,739)       (397,795)       (344,426)       (272,316)       (224,074)
    Non-cash compensation..................            --         114,000         141,750         141,750         180,000
Changes in operating assets and
  liabilities:
  Subscriber receivables...................      (185,758)     (1,087,295)     (2,834,096)     (1,449,966)     (2,861,574)
  Receivable from affiliates...............      (542,139)        542,139         424,497         424,497              --
  Other receivables........................      (272,892)         11,658          30,627          29,374        (458,082)
  Inventory................................       (99,524)       (578,223)       (639,131)       (111,782)         47,981
  Prepaid expenses.........................       (75,323)        (23,313)            357        (262,147)       (215,285)
  Other assets.............................     1,485,346         937,485       2,534,922       2,556,359        (407,300)
  Accounts payable.........................     1,576,843        (876,938)      1,199,684      (1,104,527)        933,174
  Accrued expenses.........................     1,870,811      (1,190,584)     (2,263,800)       (536,087)        884,142
                                             ------------    ------------    ------------    ------------    ------------
         net cash provided by operating
           activities......................     7,536,698       1,563,666       6,737,391       5,611,569       8,937,706
                                             ------------    ------------    ------------    ------------    ------------
Cash flows from investing activities:
  Purchase of property and equipment.......    (8,038,020)     (4,460,389)     (5,850,687)     (3,498,578)     (3,554,589)
  Proceeds from sale of property and
    equipment..............................        20,800         756,443         404,084         420,535           2,226
  Acquisition of Kansas RSAs...............            --              --     (35,111,038)    (35,111,038)             --
  Acquisition of Alabama RSA 3.............            --              --              --              --     (16,386,173)
  Acquisition of Alabama RSA 4.............            --              --              --              --     (27,526,313)
  Acquisition of Mississippi RSA 1.........    (6,000,000)             --              --              --              --
  Acquisition of Mississippi RSAs 3 and
    4......................................    (3,042,608)             --              --              --              --
  Transfer to escrow.......................            --      (1,736,517)             --              --              --
  Distributions from unconsolidated
    affiliates.............................            --         360,909         368,998         285,299       2,247,359
  Investment in unconsolidated
    affiliates.............................      (184,016)       (104,828)     (4,920,000)     (2,920,000)     (2,000,000)
                                             ------------    ------------    ------------    ------------    ------------
         Net cash used in investing
           activities......................   (17,243,844)     (5,184,382)    (45,108,643)    (40,823,782)    (47,217,490)
                                             ------------    ------------    ------------    ------------    ------------
Cash flows from financing activities:
  Proceeds from long-term debt, including
    interest capitalized...................     6,539,970       7,625,966      40,321,946      37,862,813      46,026,906
  Principal payments on long-term debt.....            --      (1,668,076)     (1,956,849)     (1,448,203)     (2,400,415)
  Deferred financing costs.................            --        (155,189)       (215,838)       (322,935)       (346,525)
                                             ------------    ------------    ------------    ------------    ------------
         Net cash provided by financing
           activities......................     6,539,970       5,802,701      38,149,259      36,091,675      43,279,966
                                             ------------    ------------    ------------    ------------    ------------
         Net increase (decrease) in cash...    (3,167,176)      2,181,985        (221,993)        879,462       5,000,182
Cash at beginning of period................     6,308,785       3,141,609       5,323,594       5,323,594       5,101,601
                                             ------------    ------------    ------------    ------------    ------------
Cash at end of period......................  $  3,141,609    $  5,323,594    $  5,101,601    $  6,203,056    $ 10,101,783
                                             ============    ============    ============    ============    ============
Supplemental disclosures of cash flow
  information:
  Cash paid for interest...................  $     60,361    $     30,532    $  2,190,027    $  2,094,352    $  4,108,555
                                             ============    ============    ============    ============    ============
  Cash paid for income taxes...............  $  1,530,595    $  2,534,902    $  2,280,200    $  1,756,200    $  2,315,000
                                             ============    ============    ============    ============    ============


See accompanying notes to consolidated financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Organization

     US Unwired Inc. ("Company") is principally engaged in the ownership and operation of wireless communications systems in the south-central and the mid-western United States. At December 31, 1995, the Company owned and operated cellular communications systems in 14 Rural Service Areas ("RSAs"), excluding two RSAs which it operates under interim operating authority from the Federal Communications Commission ("FCC"), and one Metropolitan Statistical Area ("MSA"). These markets are clustered into geographic regions that include portions of Louisiana, Mississippi, Alabama, Texas, Kansas and Oklahoma.

  (b) Consolidation Policy

     The consolidated financial statements include the accounts of US Unwired Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Losses of subsidiaries attributable to minority shareholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

  (c) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with remaining maturities of three months or less to be cash equivalents.

  (d) Inventory

     Inventory consists of cellular telephones and related accessories and is carried at the lower of cost or market. Cost is determined by the first-in, first-out method.

  (e) Property and Equipment

     Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                                    YEARS
                                                                                   -------
    Buildings....................................................................  31.5
    Leasehold improvements.......................................................  5
    Cellular facilities and equipment............................................  5 to 7
    Furniture and fixtures.......................................................  5
    Vehicles.....................................................................  5

     Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized.

     Cellular equipment held under capital leases is amortized on a straight-line basis over the lease term of 5 years. Amortization of assets held under capital leases is included in depreciation and amortization.

  (f) Cellular Licenses and Other Assets

     Cellular licenses consist primarily of costs incurred in connection with the Company's acquisition of cellular licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. The Company annually evaluates the propriety of the carrying values

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

of its cellular licenses and other system-related assets using estimated undiscounted future cash flows of the market to which the license relates to determine whether current events or circumstances warrant adjustments to reduce the carrying amounts to fair value. There have been no such reductions through December 31, 1995.

     Other assets include deferred financing costs incurred in connection with the issuance of the Company's long-term debt which are capitalized and amortized over the terms of the related debt using the interest method.

  (g) Investments in Unconsolidated Affiliates

     The Company's investments in less than majority-owned affiliated companies in which the Company's interest is 20% or more are accounted for using the equity method and equity in earnings are reported as investment income.

  (h) Revenue Recognition

     The Company earns revenue by providing access to and usage of its cellular and paging networks and sales of cellular and paging merchandise. Access revenue is billed one month in advance and is recognized when earned. Usage revenue is recognized when the service is rendered. Both access and usage revenues are classified as service revenues in the accompanying statements of operations. Revenues from sales of merchandise are recognized when the merchandise is delivered.

  (i) Commissions

     Commissions are paid to sales agents for customer activations and are recognized in the month the customer is activated within the cellular system.

  (j) Income Taxes

     The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (k) Stock Based Compensation


     The Company plans to adopt a stock option plan providing for the grant of a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company will account for stock option grants in accordance with APB Opinion 25, Accounting for Stock Issued to Employees, and accordingly, will recognize no compensation expense for stock option grants. The Company will continue to apply the provision of APB 25 with regard to financial statement recognition of stock-based compensation to employees.


  (l) Net Income Per Share


     Net income per share is based on net income divided by the weighted average number of common shares outstanding during the period presented. All share and per share data have been restated to give effect to the recapitalization and reorganization discussed in note 2 to the Consolidated Financial Statements. All shares issued within one year of this Offering have been treated as outstanding for all periods presented.

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


  (m) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  (n) Interim Financial Information



     In the opinion of management, the accompanying interim consolidated financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of its operations and cash flows for the nine-month period ended September 30, 1995 and 1996. These interim results are not necessarily indicative of the results to be expected for the full fiscal year.


(2) RECAPITALIZATION AND REORGANIZATION

     The Company was incorporated as Mercury, Inc. in 1967 by the principal shareholders of Cameron Communications Corporation ("Cameron") to provide complimentary services to Cameron's local landline telephone service. Prior to October 31, 1996, the cellular and paging communications services provided by the Company were conducted by a subsidiary of Cameron and by the Company and its subsidiaries, all of which were affiliated through common stock ownership control by a related group of shareholders. In anticipation of the Company's initial public offering of its common stock, effective October 31, 1996, the Company and Cameron completed a reorganization plan for the purpose of combining the wireless communications businesses of these related entities and separating the wireless communications business of Cameron from its traditional landline telephone business.


     To accomplish the restructuring, the Company and Cameron executed a series of transactions which included the following: (i) transfer of the landline telephone business to a newly-formed subsidiary of Cameron ("Newco") and spin-off of Newco to its shareholders, and (ii) merger of Cameron into the Company and issuance of 2.192108 shares of Class B Common Stock of the Company on a pro-rata basis to Cameron shareholders, resulting in the combination of all wireless telecommunications businesses within the Company. In October 1996, the Board of Directors of the Company authorized the issuance of Class A Common Stock, $0.01 par value per share, to be registered under Securities Act of 1933 in the Company's initial public offering.



     The combination of the wireless communications business represents a combination of entities under common control and has been accounted for at historical cost in a manner similar to that in pooling-of-interests accounting. The spin-off of the landline telephone business, which has been consummated prior to the date of this Prospectus, has been treated as a change in reporting entity, and the historical financial statements have been restated in accordance with Staff Accounting Bulletin No. 93 since the Company and Newco are in dissimilar businesses, have been managed and financed historically as if they were autonomous and will continue to be managed and financed autonomously after the spin-off. In addition, all share and per share amounts have been retroactively adjusted to give effect to the issuance of Class B Common Stock described above.


(3) ACQUISITIONS


     In December 1992, the Company acquired a 36.25% interest in Mississippi 34 Cellular Corporation ("MS 34") for approximately $2.6 million. In April 1993, the Company purchased an additional 14.75%

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)



interest in MS 34 for approximately $900,000 bringing the total investment to 51%. The Company's investment in MS 34 was accounted for using the equity method from December 1992 until April 1993, when the Company acquired its controlling interest. The acquisition of MS 34 has been accounted for using the purchase method of accounting and, accordingly, the results of operations of MS 34 have been consolidated from the date on which the Company acquired majority ownership of MS 34.



     In April 1995, the Company purchased the assets of Miscellco Communications, Inc., principally consisting of the Kansas-1, 2, 6, 7, 11, 12 and 13 RSAs for a purchase price of approximately $35.1 million. In May 1996, the Company purchased the assets of West Alabama Cellular Telephone Company, Inc., principally consisting of the Alabama-3 RSA, for a purchase price of approximately $17.9 million. In July 1996, the Company purchased the Alabama 4 System assets from PriCellular Corporation principally consisting of the Alabama-4 RSA, for a purchase price of approximately $27.8 million. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the results of operations of the Company from the effective dates of the acquisitions. The Company recorded cellular licenses acquired in these transactions in the amounts of $30.5 and $39.9 million, respectively, during the year ended December 31, 1995 and the nine months ended September 30, 1996, which are being amortized over a twenty-year period using the straight-line method.



     Pro forma unaudited consolidated operating results of the Company and the acquired businesses for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, assuming the acquisitions had been made as of January 1, 1994 with respect to Miscellco and January 1, 1995 with respect to the Alabama-3 and Alabama-4 RSAs, are summarized below:



                                                                                   NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,          ENDED
                                                    --------------------------    SEPTEMBER 30,
                                                       1994           1995            1996
                                                    -----------    -----------    -------------
    Revenues......................................  $28,544,000    $49,868,000     $ 48,401,000
    Net income (loss).............................  $(1,277,000)   $  (357,000)    $  3,100,000
    Net income (loss) per common share............  $     (0.11)   $     (0.03)    $       0.28


(4) PROPERTY AND EQUIPMENT

     Major categories of property and equipment are as follows:


                                                        DECEMBER 31,
                                                ----------------------------     SEPTEMBER 30,
                                                   1994             1995             1996
                                                -----------     ------------     -------------
    Land......................................  $ 1,102,897     $  1,130,302     $   1,130,302
    Buildings.................................    1,411,592        1,854,277         2,374,293
    Leasehold improvements....................       55,409          207,158           210,499
    Cellular facilities and equipment.........   19,604,054       29,407,076        36,698,825
    Furniture and fixtures....................      599,450        1,110,567         1,544,510
    Vehicles..................................           --          156,756           178,998
    Construction in progress..................      190,613          529,991         1,743,520
                                                -----------     ------------     -------------
                                                 22,964,015       34,396,127        43,880,947
              Less accumulated depreciation...   (9,702,939)     (13,484,855)      (17,473,925)
                                                -----------     ------------     -------------
                                                $13,261,076     $ 20,911,272     $  26,407,022
                                                ===========     ============     =============

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)



     During the year ended December 31, 1995, the Company began leasing certain cellular equipment under agreements classified as capital leases. The following is a summary of equipment held under capital leases as of December 31, 1995 and September 30, 1996:



                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
    Cellular facilities and equipment..........................   $3,144,276       $ 3,144,276
    Less accumulated depreciation..............................     (302,352)         (766,364)
                                                                  ----------       -----------
                                                                  $2,841,924       $ 2,377,912
                                                                  ==========       ===========


(5) INVESTMENTS IN UNCONSOLIDATED AFFILIATES


     Investments in unconsolidated affiliates at December 31, 1994 and 1995 and September 30, 1996 consists of the following:



                                                                DECEMBER 31,
                                             PERCENTAGE    ----------------------    SEPTEMBER 30,
                                             OWNERSHIP       1994         1995           1996
                                             ----------    --------    ----------    -------------
    Meretel Communications, L.P............     24.33%     $     --    $2,920,000     $ 2,920,000
    Mercury Mobility, L.L.C................        50%        1,500     2,001,500       2,001,500
    GTE Mobilnet of Texas RSA #21 Limited
      Partnership..........................        25%      552,791       528,219         504,934
                                                           --------    ----------     -----------
                                                           $554,291    $5,449,719     $ 5,426,434
                                                           ========    ==========     ===========



     Summary financial information for GTE Mobilnet of Texas RSA #21 Limited Partnership is as follows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 (unaudited) respectively:



                                                          DECEMBER 31,
                                                    -------------------------     SEPTEMBER 30,
                                                       1994           1995            1996
                                                    ----------     ----------     -------------
    Total assets..................................  $2,307,919     $2,248,559      $ 2,379,779
    Total liabilities.............................      96,752        135,679          103,530
                                                    ----------     ----------      -----------
    Partners' capital.............................  $2,211,167     $2,112,880      $ 2,276,249
                                                    ==========     ==========      ===========
    Revenues......................................  $2,281,484     $2,067,719      $ 1,659,820
                                                    ==========     ==========      ===========
    Operating expenses............................  $  707,786     $  716,345      $   523,587
                                                    ==========     ==========      ===========
    Net income....................................  $1,591,181     $1,377,703      $ 1,152,806
                                                    ==========     ==========      ===========


     In June 1995 the Company invested approximately $2.9 million in Meretel Communications L.P. (the "PCS Partnership") and has committed to make additional capital contributions of up to approximately $10.1 million upon the successful acquisition of one or more licenses in certain FCC auctions for broadband personal communications services ("PCS") licenses. In May 1996, the FCC completed the auctions for which the PCS Partnership was formed to participate, and the PCS Partnership was the high bidder for five PCS licenses for a total bid price of $61.2 million. Four of these licenses were granted in October 1996.


     Mercury Mobility, L.L.C. ("Mobility") was organized in September 1994 for the purpose of participating in certain FCC auctions for PCS licenses. The Company and a related party each have a 50% equity interest in Mobility. As of September 30, 1996, Mobility has not commenced active operations.

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

(6) ACCRUED EXPENSES


     Accrued expenses consists of the following at December 31, 1994 and 1995 and September 30, 1996:



                                                          DECEMBER 31,
                                                    -------------------------     SEPTEMBER 30,
                                                       1994           1995            1996
                                                    ----------     ----------     -------------
    Accrued taxes, other than income..............  $  186,791     $  382,593      $   482,148
    Accrued interest expense......................      32,493        295,471          777,256
    Accrued payroll...............................     100,000        262,312          300,000
    Unearned revenue and customer deposits........     429,359        700,017          899,360
    Escrow payable................................          --             --        1,735,000
    Other.........................................     281,584        394,013          744,409
                                                    ----------     ----------       ----------
                                                    $1,030,227     $2,034,406      $ 4,938,173
                                                    ==========     ==========       ==========


(7) LONG-TERM DEBT

     Long-term debt consists of the following:


                                                           DECEMBER 31,            SEPTEMBER
                                                    --------------------------        30,
                                                       1994           1995           1996
                                                    -----------    -----------    -----------
    Debt outstanding under credit facilities:
      Bank financing..............................  $ 2,446,075    $36,448,395    $80,356,066
      Vendor financing............................    7,763,922      9,690,298      9,690,298
    Capitalized lease obligation..................           --      2,950,869      2,549,208
    Subordinated note payable to a related party,
      interest at 5.45%, principal and interest
      payable in quarterly installments, due
      January 2002................................    2,740,415      2,891,709      3,012,190
    Other notes payable to related parties........      735,762         70,000         70,000
                                                    -----------    -----------    -----------
                                                     13,686,174     52,051,271     95,677,762
              Less current maturities.............     (665,762)    (2,776,828)    (7,996,363)
                                                    -----------    -----------    -----------
    Long-term debt, excluding current
      maturities..................................  $13,020,412    $49,274,443    $87,681,399
                                                    ===========    ===========    ===========


     Long-term obligations mature as follows:


                                                      DEBT           LEASES          TOTAL
                                                   -----------     ----------     -----------
    September 30, 1997...........................  $ 7,463,387     $  764,135     $ 8,227,522
    September 30, 1998...........................    8,018,528        764,135       8,782,663
    September 30, 1999...........................   11,044,892        764,135      11,809,027
    September 30, 2000...........................   13,002,696        685,608      13,688,304
    September 30, 2001...........................   15,979,157         31,012      16,010,169
    Thereafter...................................   37,619,894             --      37,619,894
                                                   -----------     ----------     -----------
                                                   $93,128,554     $3,009,025     $96,137,579
                                                   ===========     ==========     ===========



     Long-term lease obligation includes amounts representing interest at 8.24% totaling $613,437 and $459,817 at December 31, 1995 and September 30, 1996, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)



     The notes outstanding under the bank credit facilities include a loan from Cameron Telephone Company, a subsidiary of Cameron, and joint financing arrangements with CTC Financial, Inc., a subsidiary of Cameron Telephone Company, pursuant to which funds have been loaned to CTC Financial, Inc. and reloaned on a pass-through basis to the Company. On November 22, 1996, CTC Financial, Inc. assigned its interest in the loans to Mercury Cellular of Kansas, Inc., a subsidiary of the Company. The notes outstanding under the bank credit facilities generally provide for monthly amortization of principal and interest with final maturities at various dates through December 20, 2002. The notes outstanding under the vendor credit facility provide for quarterly interest payments beginning March 1996 and quarterly amortization of principal beginning December 1997 with the final maturity on December 20, 2003. Weighted average interest rates, under the credit facilities are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations, are 9.33%, 8.92% and 8.27% at December 31, 1994 and 1995 and September 30, 1996, respectively. As of September 30, 1996, the Company had an unused commitment with a commercial bank of approximately $2.1 million which expires December 31, 1996. Substantially all of the assets of the Company are pledged to secure the Company's obligations under the various loans and credit facilities described above. Under key covenants outlined in the credit facilities, the Company is restricted from paying dividends, and must meet certain minimum operating results, a maximum leverage ratio, and a minimum debt service coverage ratio, among other requirements.


(8) INCOME TAXES


     Income tax expense (benefit) for the years ended December 31, 1993, 1994, and 1995 and the nine months ended September 30, 1996 are as follows:



                                                                                     NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                ENDED
                                          --------------------------------------    SEPTEMBER 30,
                                             1993          1994          1995           1996
                                          ----------    ----------    ----------    -------------
    Federal:
      Current...........................  $1,051,668    $1,923,534    $2,082,151     $ 2,117,134
      Deferred..........................      67,636      (295,423)     (118,307)        (85,079)
                                          ----------    ----------    ----------     -----------
                                           1,119,304     1,628,111     1,963,844       2,032,055
                                          ----------    ----------    ----------     -----------
    State:
      Current...........................     189,387       320,757       340,933         353,043
      Deferred..........................       7,957       (34,756)      (13,920)        (10,009)
                                          ----------    ----------    ----------     -----------
                                             197,344       286,001       327,013         343,034
                                          ----------    ----------    ----------     -----------
              Total.....................  $1,316,648    $1,914,112    $2,290,857     $ 2,375,089
                                          ==========    ==========    ==========     ===========

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)



     Income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 to income before income taxes, minority interest and equity in income of affiliates as a result of the following:



                                                                                     NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                ENDED
                                          --------------------------------------    SEPTEMBER 30,
                                             1993          1994          1995           1996
                                          ----------    ----------    ----------    -------------
    Computed "expected" tax expense.....  $  935,052    $  961,123    $1,392,488     $ 1,903,796
    Change in valuation allowance.......     315,840       594,716       635,622         137,419
    State income taxes, net of federal
      income taxes......................     127,007       183,859       208,332         193,172
    Gain from sale of voice mail
      operations........................          --        88,159            --              --
    Equity in income of affiliates......      25,071       135,250       117,105          76,185
    Other, net..........................     (86,322)      (48,995)      (62,690)         64,517
                                          ----------    ----------    ----------     ----------
                                          $1,316,648    $1,914,112    $2,290,857     $ 2,375,089
                                          ==========    ==========    ==========     ===========


     The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities are presented below:


                                                           DECEMBER 31,
                                                     -------------------------    SEPTEMBER 30,
                                                        1994          1995            1996
                                                     ----------    -----------    -------------
    Deferred tax assets:
      Operating loss carryforwards.................  $1,306,123    $ 2,359,372     $  2,473,872
      Allowance for doubtful accounts..............     129,161        382,280          841,157
      Accrued interest to related parties..........     277,109        304,901          330,948
      Unearned revenue.............................     140,000        231,000          316,000
      Other........................................      38,000         76,000          114,000
                                                     ----------    -----------     ------------
              Gross deferred tax asset.............   1,890,393      3,353,553        4,075,977
    Less valuation allowance.......................    (947,041)    (1,582,663)      (1,720,082)
                                                     ----------    -----------     ------------
              Net deferred tax asset...............     943,352      1,770,890        2,355,895
    Deferred tax liabilities --
      Fixed assets, principally due to differences
         in depreciation...........................     484,447      1,179,758        1,669,675
      Other........................................     107,270        107,270          107,270
                                                     ----------    -----------     ------------
              Deferred tax liabilities.............     591,717      1,287,028        1,776,945
                                                     ----------    -----------     ------------
                                                     $  351,635    $   483,862     $    578,950
                                                     ==========    ===========     ============


     In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company has provided a valuation allowance to reduce the carrying value of deferred tax assets related to net operating losses of the Company's 51% owned subsidiary to the amounts that can be realized through future reversals of existing taxable temporary differences.

     Prior to consummation of the reorganization described in Note 2, certain of the Company's cellular and paging activities were included in the consolidated federal income tax returns of Cameron and US Unwired Inc. Effective November 1, 1996, the Company will file a consolidated federal income tax return which will

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


include US Unwired Inc. and its qualifying subsidiaries. MS 34, a 51%-owned subsidiary, files a separate federal income tax return.


     The Company has obtained a private letter ruling from the Internal Revenue Service to the effect that no gain or loss would be recognized by Cameron or its shareholders by virtue of the transfer of assets or spin-off of Cameron's landbased telephone business. In addition, tax counsel for the Company has informed it that the merger of Cameron into the Company qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code so that no gain or loss would be recognized by the respective corporations or their shareholders by virtue of the merger.



     The Company had the following net operating loss carryforwards ("NOL") as of September 30, 1996 for Federal income tax purposes, expiring in the year indicated.


        COMPANY                                                       NOL         EXPIRATION
        -------                                                    ----------     ----------
    US Unwired Inc...............................................  $1,340,000        2007
    MS 34........................................................   4,790,000        2007

(9) SHAREHOLDERS' EQUITY

     The Company is authorized by its Articles of Incorporation to issue 40,000,000 shares of preferred stock upon the authorization of the Company's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the stock.

     The Company has two classes of authorized common stock, Class A Common Stock and Class B Common Stock. Other than as to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights.

     Class A shares have one vote per share and Class B shares have ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis upon the transfer of the Class B shares to other than a "qualified holder," generally the original holders of Class B shares. Class B shares are also subject to other transfer restrictions.


     In February 1994, January 1995 and January 1996 the Company granted to key employees shares of Common Stock that, after the reclassification of Common Stock discussed in Note 2, amounts to 199,716.42, 116,501.24 and 66,572.14 shares, respectively, of Class B Common Stock. The shares were issued at the fair market value of the Company's common stock, based upon an independent valuation, at the date of the grant. The Company recognized compensation expense of $114,000 and $141,750, respectively, during the years ended December 31, 1994 and 1995, and $180,000 during the nine months ended September 30, 1996 in accordance with APB 25.


(10) COMMITMENTS AND CONTINGENCIES


     The Company participates in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party for the benefit of its employees. Employees are eligible to participate in the 401(k) plan when the employee has completed one year of service and has attained an age of 18. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Compensation expense related to the 401(k) plan was approximately $37,000, $63,000, $118,000 and $82,000 for the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS


                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


     The Company is a party to various operating leases for facilities and equipment. Future minimum lease payments due under operating leases are as follows:


YEARS ENDING SEPTEMBER 30,
--------------------------
         1997.............................................  $384,881
         1998.............................................   294,448
         1999.............................................   264,479
         2000.............................................   175,245
         2001.............................................   139,294
         Thereafter.......................................   316,141



     Rental expense related to operating leases was $147,529, $214,444, $459,740 and $542,873, for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively.


     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company has agreed to guarantee repayment of up to $6.2 million, plus interest and fees thereon, under a commitment for financing obtained by the PCS Partnership from Rural Telephone Finance Corporation ("RTFC").

(11) CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105, consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(12) SUPPLEMENTAL CASH FLOW DISCLOSURE


     The Company has consummated the acquisition of various cellular operations, along with certain other assets, during the three years ended December 31, 1995 and the nine months ended September 30, 1995 (unaudited) and 1996. In connection with these acquisitions, the following assets were acquired and liabilities assumed:



                                                                          NINE MONTHS ENDED SEPTEMBER
                                     YEAR ENDED DECEMBER 31,                          30,
                            ------------------------------------------    ---------------------------
                               1993           1994            1995            1995           1996
                            -----------    -----------    ------------    ------------    -----------
                                                                          (UNAUDITED)
Property and equipment....  $   246,451    $        --    $  4,625,989    $  4,625,989    $ 5,252,898
Intangible assets.........   11,076,716             --      30,544,636      30,544,636     39,825,102
Long-term debt............     (570,000)            --              --              --             --
Other assets and
  liabilities excluding
  cash and cash
  equivalents.............       26,807             --         (59,587)        (59,587)       569,486
Minority interest.........   (1,737,366)            --              --              --             --
                            -----------    -----------    ------------    ------------    ------------
                            $ 9,042,608    $        --    $ 35,111,038    $ 35,111,038    $45,647,486
                            ===========    ===========    ============    ============    ============

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


     Included in cash and cash equivalents at September 30, 1996 is $1,735,000 placed in escrow as contingent consideration for certain acquisitions, and a corresponding liability has been included in accrued expenses in the accompanying balance sheet.


     In 1994, the Company received a note receivable for the sale of the assets of the voicemail operations in the amount of $424,497 from a related party.

(13) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The estimated fair value of the Company's long-term debt at September 30, 1996 is $97,784,725, compared to its carrying value of $95,677,762. The estimated fair value of the Company's long-term debt at December 31, 1995 is $54,595,646, compared to its carrying value of $52,051,271. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.


     Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(14) RELATED PARTY TRANSACTIONS


     During 1994, in connection with the Company's decision to focus on its wireless communications services, the Company completed a transaction to divest its voicemail operation and assets to Mercury Information Technologies, Inc. ("MIT"), a company owned by certain of the Company's principal shareholders for a sales price of $424,497. The carrying value of the assets sold was $165,204, resulting in contributed capital of $259,293 reflected in the 1994 statement of stockholders' equity.



     During each of the three years ended December 31, 1995, and for the nine months ended September 30, 1996 the Company has utilized certain bill processing services of Cameron. The aggregate amounts paid to Cameron for such services during the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 totaled $552,448, $634,573, $1,049,607 and $1,294,699, respectively.



     The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996 totaled $225,000, $228,000, $386,000 and $495,000, respectively.



     During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company paid $154,000 and $216,000, respectively, to MIT for voicemail services which the Company uses itself and also resells to its cellular subscribers.


(15) SUBSEQUENT EVENTS


     In      the Company issued 16,643.034544 shares of Class B Common Stock in exchange for each outstanding share of Common Stock of the Company in a reclassification of the Common Stock. The Company also changed its name from Mercury, Inc. to US Unwired Inc. Accordingly, the accompanying financial statements of the Company reflect the change of Company's name to US Unwired Inc., and all share

                        US UNWIRED INC. AND SUBSIDIARIES

                        (INFORMATION FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


and per share amounts therein have been retroactively adjusted to give effect to the reclassification of the Common Stock.



     In      , 1997, the Company adopted the US Unwired Inc. 1997 Stock Option
Plan (the "Plan"), which provides for the grant of stock options and other equity-based awards to key employees of the Company. The total number of shares of Class A Common Stock which may be granted pursuant to the Plan is 1,400,000. The Plan will terminate on the tenth anniversary of the effective date of the Plan.



     Option awards and the exercise price of options granted under the Plan will be determined by the Compensation Committee of the Board of Directors, but may not be less than 100% of the fair market value of the Class A Common Stock on the date of the grant, and the term of the grant may not exceed 10 years from the date of the grant. Options granted under the Plan will vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation. Options vest over a four-year period commencing on the date of the grant and expire five years from the date of the grant. Options granted in conjunction with adoption of the Plan in
               1997 totaled      shares at an exercise price of $  per share.



     On or about December 1, 1996 the Company completed agreements with the minority shareholders of MS 34 to acquire the remaining 49% of the outstanding stock for approximately $11.6 million in cash, bringing the Company's ownership of MS 34 to 100%. The agreement is contingent upon completion of the Company's initial public offering, and will be funded with proceeds from the offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Miscellco Communications, Inc.:

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of Miscellco Communications, Inc. for the year ended December 31, 1994 and the four-month period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Miscellco Communications, Inc. for the year ended December 31, 1994 and the four-month period ended April 30, 1995, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

August 2, 1996
New Orleans, Louisiana

The Board of Directors
Miscellco Communications, Inc.
Jackson, Mississippi

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of Miscellco Communications, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Miscellco Communications, Inc. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                            SMITH, TURNER & REEVES

March 3, 1994
Jackson, Mississippi

                         MISCELLCO COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEARS ENDED             FOUR MONTHS
                                                               DECEMBER 31,               ENDED
                                                        --------------------------      APRIL 30,
                                                           1993            1994           1995
                                                        -----------     ----------     -----------
Revenues:
  Cellular service....................................  $ 3,124,105     $5,428,903     $ 2,224,085
  Merchandise and installation sales..................      610,311        562,119         132,280
                                                        -----------     ----------     -----------
                                                          3,734,416      5,991,022       2,356,365
                                                        -----------     ----------     -----------
Operating expenses:
  System operations...................................      955,166      1,069,816         415,660
  Cost of equipment and installation sales............      752,310        874,094         357,433
  Marketing and selling...............................    1,100,950      1,212,686         366,066
  General and administrative..........................    1,098,935      1,992,729         550,210
  Depreciation and amortization.......................      486,889        683,197         249,736
                                                        -----------     ----------     -----------
                                                          4,394,250      5,832,522       1,939,105
                                                        -----------     ----------     -----------
Operating income (loss)...............................     (659,834)       158,500         417,260
                                                        -----------     ----------     -----------
Other income (expense):
  Interest expense....................................     (403,235)      (729,280)       (317,680)
  Other...............................................       13,455          1,402             843
                                                        -----------     ----------     -----------
          Total other expense.........................     (389,780)      (727,878)       (316,837)
                                                        -----------     ----------     -----------
          Net income (loss)...........................  $(1,049,614)    $ (569,378)    $   100,423
                                                        ===========     ==========     ===========

See accompanying notes to financial statements.

                         MISCELLCO COMMUNICATIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          ADDITIONAL
                                              COMMON       PAID-IN      ACCUMULATED
                                               STOCK       CAPITAL        DEFICIT         TOTAL
                                             ---------    ----------    -----------    -----------
Balance at December 31, 1992...............  $ 420,400    $2,827,948    $(3,452,492)   $  (204,144)
Net loss...................................         --            --     (1,049,614)    (1,049,614)
Issuance of 22,105 shares of common
  stock....................................     22,105       359,006             --        381,111
Exercise of stock options (note 2).........     15,631       109,417             --        125,048
                                             ---------    -----------   -----------    -----------
Balance at December 31, 1993...............    458,136     3,296,371     (4,502,106)      (747,599)
Net loss...................................         --            --       (569,378)      (569,378)
Exercise of stock options (note 2).........      4,981        61,705             --         66,686
Repurchase and retirement of 102,956 shares
  of common stock..........................   (102,956)     (692,565)    (2,954,479)    (3,750,000)
                                             ---------    -----------   -----------    -----------
Balance at December 31, 1994...............    360,161     2,665,511     (8,025,963)    (5,000,291)
Net income.................................         --            --        100,423        100,423
                                             ---------    -----------   -----------    -----------
Balance at April 30, 1995..................  $ 360,161    $2,665,511    $(7,925,540)   $(4,899,868)
                                             =========    ===========   ===========    ===========

See accompanying notes to financial statements.

                         MISCELLCO COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED             FOUR MONTHS
                                                              DECEMBER 31,                ENDED
                                                       ---------------------------      APRIL 30,
                                                          1993            1994            1995
                                                       -----------     -----------     -----------
Cash flows from operating activities:
  Net income (loss)..................................  $(1,049,614)    $  (569,378)     $ 100,423
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization...................      486,889         683,197        249,736
     Compensation expense for employee stock options
       exercised.....................................      109,417          61,705             --
     (Gain) loss on sale of assets...................      (10,265)            862             --
     Increase in allowance for uncollectible
       accounts......................................        8,000          13,000          5,000
     Changes in operating assets and liabilities:
       Receivables...................................     (312,662)       (322,223)      (269,167)
       Inventory.....................................      (82,787)       (106,718)       152,399
       Prepaid expenses..............................     (108,170)         70,018         73,041
       Other assets..................................         (319)         (1,778)            18
       Accounts payable..............................      396,975        (271,529)      (197,843)
       Customer deposits and advance billings........      166,724          91,669         32,380
       Accrued expenses..............................      (21,672)        158,115       (114,582)
                                                       -----------     -----------      ---------
          Net cash provided by (used in) operating
            activities...............................     (417,484)       (193,060)        31,405
                                                       -----------     -----------      ---------
Cash flows from investing activities:
  Purchases of property and equipment................     (592,253)     (1,944,641)      (450,505)
  Disposals of property and equipment................      352,352           3,514             --
  Acquisition of intangible assets...................      (12,631)       (594,392)        (7,608)
                                                       -----------     -----------      ---------
          Net cash used in investing activities......     (252,532)     (2,535,519)      (458,113)
                                                       -----------     -----------      ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........      558,144      11,393,588        355,000
  Principal payments on long-term debt...............     (210,962)     (4,835,245)       (33,334)
  Proceeds from issuance of common stock.............      381,111           4,981             --
  Payments to repurchase common stock................           --      (3,750,000)            --
                                                       -----------     -----------      ---------
          Net cash provided by financing
            activities...............................      728,293       2,813,324        321,666
          Net increase (decrease) in cash and cash
            equivalents..............................       58,277          84,745       (105,042)
Cash and cash equivalents, beginning of period.......       13,420          71,697        156,442
                                                       -----------     -----------      ---------
Cash and cash equivalents, end of period.............  $    71,697     $   156,442      $  51,400
                                                       ===========     ===========      =========
Cash payments for interest...........................  $   379,938     $   641,827      $ 354,873
                                                       ===========     ===========      =========

See accompanying notes to financial statements.

                         MISCELLCO COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

                 AND THE FOUR-MONTH PERIOD ENDED APRIL 30, 1995


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Miscellco Communications, Inc. (the Company) owns and operates cellular telephone service in the following rural service areas (RSAs) of Kansas and
Oklahoma: KS1, KS2, KS6, KS7, KS11, KS12, KS13 and OK1. The RSAs are geographically outlined by the Federal Communications Commission (FCC). In 1989 through 1994 the Company was awarded the non-wireline A band rights and given construction permits to construct the above RSAs in compliance with FCC regulations and guidelines. The OK1 RSA is operated under an interim operating authority granted by the FCC.

     Effective April 30, 1995, the assets of the Company were sold to Mercury Cellular of Kansas, Inc. (Mercury), a Louisiana corporation for a purchase price of $35,895,663. The accompanying financial statements reflect the results of operations of the Company for the respective periods prior to the sale of the Company's assets to Mercury.

  (b) Property and Equipment

     Property and equipment are stated at cost and include, among other items, the cost of transmission equipment, structures and installation equipment. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized.

  (c) Intangible Assets

     Intangible assets consist primarily of costs incurred in connection with the Company's acquisition of cellular licenses. These assets are recorded at cost and amortized using the straight-line method over a ten year period.

  (d) Inventory

     Inventory consists of cellular telephones and equipment held for resale and is stated at the lower of average cost or market.

  (e) Revenue Recognition

     The Company earns revenue by providing access to the cellular network and for usage of the cellular network. Access revenue is billed one month in advance and is recognized when earned. Usage revenue is recognized when the service is rendered. Both access and usage revenues are classified as cellular service revenues in the accompanying statements of operations. Revenues from the sale and installation of merchandise is recognized when merchandise is delivered.

  (f) Income Taxes

     No income taxes have been provided as the stockholders of the Company elected to file as an S-corporation.

  (g) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                         MISCELLCO COMMUNICATIONS, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (h) Cash and Cash Equivalents

     Cash and cash equivalents include cash on deposit and money market mutual funds.

(2) STOCKHOLDERS' EQUITY

     In March 1991, the Company adopted stock option plans (the Plans) for two key employees. The Plans, as amended, provided the right and option to acquire 37,051 shares of the Company's common stock. The exercise price of the options granted under the plan was $1 per share. Effective August 24, 1994, the plans were amended and terminated resulting in the issuance of the final 4,981 shares to be issued under the plan. During 1993 and 1994, 15,631 and 4,981 shares of common stock were issued under the plan with related compensation expense of $109,417 and $61,705, respectively.

(3) OPERATING LEASES

     The Company leases equipment, towers and office space under operating leases having expiration dates 1995 through 2003. Generally, the Company is responsible for executory costs such as maintenance and taxes. The minimum future rental payments under the noncancelable operating leases for each of the succeeding five years and in the aggregate follow:

                1995..............................................  $106,100
                1996..............................................    68,445
                1997..............................................    63,034
                1998..............................................    62,616
                1999..............................................    62,616
                Thereafter........................................   189,098
                                                                    --------
                                                                    $551,909
                                                                    ========


     Rental expense associated with the operating leases was $202,236, $249,061 and $108,048 for the years ended December 31, 1993 and 1994, and for the four-month period ended April 30, 1995, respectively. Management anticipates that these leases will be renewed or replaced upon expiration.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
West Alabama Cellular Telephone Company, Inc.:

     We have audited the accompanying balance sheets of West Alabama Cellular Telephone Company, Inc. as of December 31, 1995 and May 15, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Alabama Cellular Telephone Company, Inc. as of December 31, 1995 and May 15, 1996, and the results of its operations and cash flows for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

New Orleans, Louisiana
August 16, 1996

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,      MAY 15,
                                                                         1995            1996
                                                                     ------------     ----------
Current assets:
  Cash and cash equivalents........................................   $  568,756         739,044
  Subscriber receivables (less allowance for doubtful accounts of
     $85,500 and $11,813 at December 31, 1995 and May 15, 1996,
     respectively).................................................      399,143         567,392
  Inventory........................................................  88,262.....          54,160
  Prepaid expenses.................................................       11,319           5,538
                                                                      ----------      ----------
          Total current assets.....................................    1,067,480       1,366,134
Property and equipment, net........................................    1,447,612       1,364,882
Other assets.......................................................        7,302           4,564
                                                                      ----------      ----------
          Total assets.............................................   $2,522,394       2,735,580
                                                                      ==========      ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of vendor note payable...........................      300,564         300,564
  Note payable to affiliate........................................      300,000         300,000
  Accounts payable.................................................      218,644         183,397
  Accrued expenses.................................................      165,746         146,481
                                                                      ----------      ----------
          Total current liabilities................................      984,954         930,442
                                                                      ----------      ----------
Long-term vendor note payable......................................    1,577,973       1,427,691
Stockholders' equity (deficit):
  Common stock, $1 par value, 5,000 shares authorized, 1,150 issued and outstanding at December 31, 1995 and May 15, 1996,
     respectively..................................................        1,150           1,150
  Additional paid-in capital.......................................       61,963          61,963
  Retained earnings (deficit)......................................     (103,646)        314,334
                                                                      ----------      ----------
          Total stockholders' equity (deficit).....................      (40,533)        377,447
                                                                      ----------      ----------
Commitments and contingencies
          Total liabilities and stockholders' equity (deficit).....   $2,522,394       2,735,580
                                                                      ==========      ==========

                See accompanying notes to financial statements.

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      PERIOD FROM
                                                                      YEAR ENDED      JANUARY 1,
                                                                     DECEMBER 31,     1996 TO MAY
                                                                         1995          15, 1996
                                                                     ------------     -----------
Revenues:
  Cellular service.................................................   $3,226,218        1,541,434
  Merchandise sales................................................      114,029           52,939
  Miscellaneous....................................................       25,634           46,589
                                                                      ----------       ----------
                                                                       3,365,881        1,640,962
                                                                      ----------       ----------
Operating expenses:
  Cost of service..................................................      854,388          339,173
  Merchandise cost of sales........................................      336,664          154,728
  Sales and marketing..............................................       72,490           36,788
  General and administrative.......................................      908,112          521,073
  Bad debt expense.................................................      220,896            7,969
  Depreciation and amortization....................................      252,400          102,265
                                                                      ----------       ----------
                                                                       2,644,950        1,161,996
                                                                      ----------       ----------
          Operating income.........................................      720,931          478,966
                                                                      ----------       ----------
Other (income) expense:
  Interest expense.................................................      213,998           69,995
  Interest income..................................................      (43,737)          (9,009)
  Gain on sale of assets...........................................         (333)              --
                                                                      ----------       ----------
          Total other expense......................................      169,928           60,986
                                                                      ----------       ----------
          Net income...............................................   $  551,003          417,980
                                                                      ==========       ==========

                See accompanying notes to financial statements.

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                ADDITIONAL
                                                      COMMON     PAID-IN      RETAINED
                                                      STOCK      CAPITAL      EARNINGS     TOTAL
                                                      ------    ----------    --------    --------
Balance at January 1, 1995..........................  $1,150      61,963      (319,128)   (256,015)
Net income..........................................     --           --       551,003     551,003
Distributions.......................................     --           --      (335,521)   (335,521)
                                                      ------      ------      --------    --------
Balance at December 31, 1995........................  1,150       61,963      (103,646)    (40,533)
Net income..........................................     --           --       417,980     417,980
                                                      ------      ------      --------    --------
Balance at May 15, 1996.............................  $1,150      61,963       314,334     377,447
                                                      ======      ======      ========    ========

                See accompanying notes to financial statements.

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       PERIOD FROM
                                                                                       JANUARY 1,
                                                                     YEAR ENDED          1996 TO
                                                                    DECEMBER 31,         MAY 15,
                                                                        1995              1996
                                                                    ------------       -----------
Cash flows from operating activities:
  Net income......................................................   $  551,003           417,980
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation and amortization................................      252,400           102,265
     Gain on sale of assets.......................................         (333)               --
     Changes in operating assets and liabilities:
       Subscriber receivables.....................................      (83,869)         (168,249)
       Inventory..................................................       20,163            34,102
       Prepaid expenses...........................................       (3,116)            5,781
       Accounts payable...........................................      128,393           (35,247)
       Accrued expenses...........................................       10,175           (19,265)
                                                                     ----------        ----------
          Net cash provided by operating activities...............      874,816           337,367
                                                                     ----------        ----------
Cash flows from investing activities:
  Proceeds from sale of equipment.................................        7,000                --
  Capital expenditures............................................     (789,517)          (16,797)
                                                                     ----------        ----------
          Net cash used in investing activities...................     (782,517)          (16,797)
                                                                     ----------        ----------
Cash flows from financing activities:
  Principal payments on note payable..............................     (226,737)         (150,282)
  Distributions to shareholders...................................     (335,521)               --
  Proceeds from note payable to affiliate.........................      300,000                --
                                                                     ----------        ----------
          Net cash flows used in financing activities.............     (262,258)         (150,282)
                                                                     ----------        ----------
Net increase (decrease) in cash and cash equivalents..............     (169,959)          170,288
Beginning cash and cash equivalents...............................      738,715           568,756
                                                                     ----------        ----------
Ending cash and cash equivalents..................................   $  568,756           739,044
                                                                     ==========        ==========

                See accompanying notes to financial statements.

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Organization

     West Alabama Cellular Telephone Company, Inc. (the Company) was incorporated on February 2, 1991 under the laws of Alabama. The Company provides cellular telephone service to the general public and commercial customers in the Demopolis, Fayette, and Marengo, Alabama area.

     On May 15, 1996, the Company sold substantially all of its assets to Mississippi One Cellular Telephone Company for $17,870,000. The assets sold included the cellular licenses for the Rural Service Area known as Alabama 3, the related system subscribers, permits and authorizations, and certain personal property used in the operation of the system. The accompanying financial statements reflect the financial position and results of operations of the Company as of and for the period immediately prior to the sale of the assets to Mississippi One Cellular Telephone Company.

  (b) Inventory

     Inventory consists of cellular telephone equipment for sale in the course of the Company's activities and is valued using the lower of cost, on a first-in, first-out basis, or market.

  (c) Property and equipment

     Property and equipment are stated at cost. Depreciation is being provided by the straight-line and accelerated methods over the estimated useful lives of the assets as follows:

        Cellular equipment............................................   5 to 15 years
        Buildings.....................................................  15 to 31 years
        Automobiles...................................................         5 years
        Office equipment..............................................    5 to 7 years

     Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized.

  (d) Revenue Recognition

     The Company earns revenue by providing access to its cellular network and for usage of the cellular network. Access revenue is billed one month in advance and is recognized when earned. Usage revenue is recognized when the service is rendered. Both access and usage revenues are classified as cellular service revenues in the accompanying statements of operations. Revenues from the sale and installation of merchandise is recognized when merchandise is delivered.

  (e) Commissions

     Commissions are paid to sales agents for customer activations and are recognized in the month the customer is activated within the cellular system.

  (f) Income Taxes

     The Company is an S-Corporation for federal and state income tax reporting purposes. Federal and state income taxes are paid by the stockholders on their respective share of the Company's income.

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

  (g) Cash Flow Information

     The Company considers all short-term investments with remaining maturities of three months or less to be cash equivalents.

     Cash paid for interest for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996 was $200,125 and $90,631, respectively.

  (h) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPERTY AND EQUIPMENT

     Major categories of property and equipment are as follows:

                                                                DECEMBER 31,       MAY 15,
                                                                    1995            1996
                                                                ------------     -----------
    Cellular equipment........................................   $ 2,506,422     $ 2,519,467
    Buildings.................................................       109,194         109,194
    Automobiles...............................................        20,481          20,481
    Office equipment..........................................        48,770          52,521
                                                                 -----------     -----------
                                                                   2,684,867       2,701,663
      Less accumulated depreciation...........................    (1,237,255)     (1,336,781)
                                                                 -----------     -----------
                                                                 $ 1,447,612     $ 1,364,882
                                                                 ===========     ===========

(3) NOTE PAYABLE


     The note payable is to the Company's principal supplier of equipment used to construct the cellular telephone system. The funds advanced were used for acquisition of equipment and services and working capital. The principal amount of the note is due in quarterly payments of $75,141 over a seven-year period beginning three years after the date of conditional acceptance which was in December 1991. Interest is payable quarterly, in addition to any principal amounts due, and is calculated at 1.25% per annum in excess of the Corporate Base Rate of Chase Manhattan Bank in effect on the first day of each calendar quarter. The interest rate on the note is 9.0% as of May 15, 1996.


     Subsequent to May 15, 1996, the unpaid principal balance was paid in full with proceeds received from the sale of the assets of the Company.

(4) OPERATING LEASES

     The Company is obligated under several noncancelable operating lease commitments having remaining terms in excess of one year. The annual minimum lease payments under noncancelable operating leases as of May 15, 1996, are as follows:

                1997...............................................  $38,260
                1998...............................................   28,740
                1999...............................................   21,665
                2000...............................................    5,950

                 WEST ALABAMA CELLULAR TELEPHONE COMPANY, INC.

     Rental expense under the operating leases was $34,116 and $14,161 for the year ended December 31, 1995 and the period from January 1, 1996 to May 15, 1996, respectively. Management anticipates these leases will be renewed or replaced upon expiration.

(5) CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105, consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber accounts receivable is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(6) RELATED PARTY TRANSACTIONS

     The Company has a note payable in the amount of $300,000 to a company that is 100% owned by the Company's shareholders as of December 31, 1995 and May 15, 1996. The terms of the note call for interest at the rate of 5% with the principal balance to be paid on January 14, 1997. Accrued interest on the note as of December 31, 1995 and May 15, 1996 was $15,000 and $20,625, respectively.

(7) DISCLOSURE ABOUT FAIR VALUE

     The carrying amounts of financial instruments approximate fair value principally because of the short maturity or variable interest rate of the instruments. Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alabama 4 System:

     We have audited the accompanying balance sheet of Alabama 4 System as of June 30, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to June 30, 1996. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alabama 4 System as of June 30, 1996, and the results of its operations and its cash flows for the period from October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to June 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on November 7, 1995, PriCellular and its wholly owned subsidiary Northland Cellular purchased certain assets of the Alabama 4 System in a business combination accounted for as a purchase. As a result of the acquisition, financial information for the period after November 6, 1995 is presented on a different cost basis than that for the periods before November 6, 1995 and, therefore, such information is not comparable.

                                            KPMG Peat Marwick LLP

New Orleans, Louisiana
September 18, 1996

                          INDEPENDENT AUDITORS' REPORT

Dominion Cellular, Inc.
Clanton, Alabama

     We have audited the accompanying balance sheet of Dominion Cellular, Inc. (Alabama 4 System) as of September 30, 1995, and the statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dominion Cellular, Inc. (Alabama 4 System) as of September 30, 1995, and the results of its operations and its cash flow for the years ended September 30, 1994 and 1995, in conformity with generally accepted accounting principles.

                                            Elliot H. Goldberg, CPA, P.C.


Rockville Centre, N.Y.

December 16, 1995

                                ALABAMA 4 SYSTEM

                                 BALANCE SHEETS

                                     ASSETS

                                                                  SEPTEMBER 30,        JUNE 30,
                                                                      1995               1996
                                                                  -------------       -----------
Current assets:
  Cash and cash equivalents.....................................   $   322,057        $    44,033
  Subscriber receivables (less allowance for doubtful accounts of $133,070 and $77,734 at September 30, 1995 and June 30,
     1996, respectively)........................................       808,780            634,866
  Receivable from parent........................................     2,100,000          2,470,978
  Receivable from affiliates....................................            --            412,632
  Inventory.....................................................        43,535             79,287
  Prepaid expenses and other....................................        33,592              5,216
                                                                   -----------        -----------
          Total current assets..................................     3,307,964          3,647,012
Property and equipment, net.....................................     4,007,474          3,736,719
Cellular telephone license costs, net of accumulated
  amortization of $103,839 and $357,395 at September 30, 1995
  and June 30, 1996, respectively...............................        28,284         21,215,502
                                                                   -----------        -----------
          Total assets..........................................   $ 7,343,722        $28,599,233
                                                                   ===========        ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................   $   288,877        $   279,516
  Accrued expenses and other liabilities........................       263,358             82,578
  Payable to affiliates.........................................            --            659,441
  Payable to parent.............................................     1,019,537                 --
  Current maturities of long-term debt..........................     4,986,057                 --
                                                                    ----------        -----------
          Total current liabilities.............................     6,557,829          1,021,535
Stockholders' equity:
  Common stock, $.001 par value, 50,000 shares authorized,
     issued and outstanding at September 30, 1995...............            50                 --
  Common stock, $.01 par value, 1,000 shares authorized, 100
     shares issued and outstanding at June 30, 1996.............            --                  1
  Additional paid-in capital....................................        50,050         26,817,177
  Retained earnings.............................................       735,793            760,520
                                                                   -----------        -----------
          Total stockholders' equity............................       785,893         27,577,698
  Commitments and contingencies
                                                                   -----------        -----------
          Total liabilities and stockholders' equity............   $ 7,343,722        $28,599,233
                                                                   ===========        ===========

                See accompanying notes to financial statements.

                                ALABAMA 4 SYSTEM

                            STATEMENTS OF OPERATIONS

                                           YEAR ENDED
                                          SEPTEMBER 30,          OCTOBER 1, 1995        NOVEMBER 7, 1995
                                     -----------------------            TO                     TO
                                        1994         1995        NOVEMBER 6, 1995        JUNE 30, 1996
                                     ----------   ----------     ----------------       ----------------
Revenues:
  Cellular service:
     Subscriber....................  $  881,364   $1,268,938         $143,770              $1,858,815
     Roaming.......................   2,126,971    3,357,745          401,796               1,833,219
  Merchandise sales................     147,725      150,985            7,654                  60,049
  Other revenue....................      28,997      115,912            2,636                  15,300
                                     ----------   ----------         --------              ----------
                                      3,185,057    4,893,580          555,856               3,767,383
                                     ----------   ----------         --------              ----------
Operating expenses:
  Cost of service..................     752,245    1,420,857          176,948                 896,420
  Merchandise cost of sales........     251,744      351,395           26,794                 291,890
  General and administrative.......     807,529      665,985           92,898                 358,070
  Sales and marketing..............     116,967      185,400           21,383                 251,405
  Depreciation and amortization....     336,643      454,953           45,495                 756,648
                                     ----------   ----------         --------              ----------
                                      2,265,128    3,078,590          363,518               2,554,433
                                     ----------   ----------         --------              ----------
Operating income...................     919,929    1,814,990          192,338               1,212,950
Other expense -- interest..........     306,007      460,476          185,076                      --
                                     ----------   ----------         --------              ----------
Income before income taxes.........     613,922    1,354,514            7,262               1,212,950
Income tax provision...............          --      437,720            2,709                 452,430
                                     ----------   ----------         --------              ----------
Net income.........................  $  613,922   $  916,794         $  4,553              $  760,520
                                     ==========   ==========         ========              ==========

                See accompanying notes to financial statements.

                                ALABAMA 4 SYSTEM

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                          ADDITIONAL     RETAINED
                                                COMMON      PAID-IN      EARNINGS
                                                STOCK       CAPITAL      (DEFICIT)       TOTAL
                                                ------    -----------    ---------    -----------
Balance at October 1, 1993.....................  $ 50     $    50,050    $(794,923)   $  (744,823)
Net income for year............................    --              --      613,922        613,922
                                                 ----     -----------    ---------    -----------
Balance at September 30, 1994..................    50          50,050     (181,001)      (130,901)
Net income for year............................    --              --      916,794        916,794
                                                 ----     -----------    ---------    -----------
Balance at September 30, 1995..................    50          50,050      735,793        785,893
Net income for period October 1, 1995 to
  November 6, 1995.............................    --              --        4,553          4,553
                                                 ----     -----------    ---------    -----------
Balance at November 6, 1995....................    50          50,050      740,346        790,446
Elimination of Dominion equity.................   (50)        (50,050)    (740,346)      (790,446)
Investment of PriCellular......................     1      26,817,177           --     26,817,178
Net income for period November 7, 1995 to
  June 30, 1996................................    --              --      760,520        760,520
                                                 ----     -----------    ---------    -----------
Balance at June 30, 1996.......................  $  1     $26,817,177    $ 760,520    $27,577,698
                                                 ====     ===========    =========    ===========

                See accompanying notes to financial statements.

                                ALABAMA 4 SYSTEM

                            STATEMENTS OF CASH FLOWS

                                           YEARS ENDED
                                           SEPTEMBER 30           OCTOBER 1, 1995       NOVEMBER 7, 1995
                                    --------------------------           TO                    TO
                                       1994           1995        NOVEMBER 6, 1995       JUNE 30, 1996
                                    -----------    -----------    ----------------      ----------------
Cash flows from operating
  activities:
  Net income......................  $   613,922     $  916,794        $   4,553             $  760,520
  Adjustments to reconcile net
     income to net cash provided
     by (used in) operating
     activities:
     Depreciation and
       amortization...............      336,643        454,953           45,495                756,648
     Bad debt provision...........      134,000        (82,140)              --                     --
     Changes in operating assets
       and liabilities:
       (Increase) decrease in:
          Subscriber
            receivables...........     (413,924)      (232,525)        (168,281)              (357,654)
          Inventory...............      (40,739)        24,897               --                (47,010)
          Prepaid expenses and
            other.................      (13,318)        (4,607)            (200)                 7,127
          Receivable from parent
            and affiliates........      288,906     (2,100,000)              --             (1,558,720)
       Increase (decrease) in:
          Accounts payable,
            accrued expenses and
            other liabilities.....      403,343       (101,967)         (60,314)              (235,997)
          Payable to parent.......           --        753,034          (35,291)                    --
          Payable to affiliate....           --             --               --                659,441
                                    -----------     ----------         --------             ----------
     Net cash provided by (used
       in) operating activities...    1,308,833       (371,561)        (214,038)               (15,645)
                                    -----------     ----------         --------             ----------
Cash flows from investing
  activities:
  Capital expenditures............   (1,406,510)    (1,154,793)          (4,886)               (60,264)
  Acquisition of Alabama 4 RSA....           --             --               --                 16,809
                                    -----------     ----------         --------             ----------
     Net cash used in investing
       activities.................   (1,406,510)    (1,154,793)          (4,886)               (43,455)
                                    -----------     ----------         --------             ----------
Cash flows from financing
  activities:
  Proceeds from issuance of
     long-term debt...............       55,441      2,000,000               --                     --
  Principal payments on long-term
     debt.........................           --       (299,272)              --                     --
                                    -----------     ----------         --------             ----------
     Net cash provided by
       financing activities.......       55,441      1,700,728               --                     --
                                    -----------     ----------         --------             ----------
     Net increase (decrease) in
       cash.......................      (42,236)       174,374         (218,924)               (59,100)
Cash at beginning of period.......      189,919        147,683          322,057                103,133
                                    -----------     ----------         --------             ----------
Cash at end of period.............  $   147,683     $  322,057         $103,133             $   44,033
                                    ===========     ==========         ========             ==========
Supplemental disclosure of cash
  flow information -- cash payment
  for interest....................  $   306,007     $  345,079         $246,954             $       --
                                    ===========     ==========         ========             ==========

                See accompanying notes to financial statements.

                                ALABAMA 4 SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Background and Basis of Presentation

     The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising the wireless communication system in the Bibb County, Alabama, Rural Service Area ("RSA") Alabama 4 ("the System"). Until November 7, 1995, the assets and liabilities comprising the System were owned by Dominion Cellular, Inc. ("Dominion"), a wholly owned subsidiary of Dominion Resources, Inc.

     Accordingly, the financial statements as of September 30, 1995 and for the years ended September 30, 1994 and 1995 and the period from October 1, 1995 to November 6, 1995 reflects Dominion's historical cost of the assets and liabilities comprising the System.

     On November 7, 1995, PriCellular and its wholly owned subsidiary Northland Cellular ("PriCellular") purchased for approximately $25,300,000 the cellular assets comprising the System from Dominion (see note 7). PriCellular accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from Dominion.

     The financial information as of June 30, 1996 and for the period from November 7, 1995 to June 30, 1996 reflects PriCellular's historical cost of the assets and liabilities comprising the System. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising the System, financial information for periods before and after November 7, 1995 are not comparable.

     On July 1, 1996, Mercury, Inc. purchased substantially all of the System's assets from PriCellular for approximately $27,500,000. The assets acquired included the licenses in the RSA known as Alabama 4, the related system subscribers, permits and authorization, and certain personal property used in the operation of the system.

  (b) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the System considers all temporary cash investments with original maturities of three months or less to be cash and cash equivalents.

  (c) Inventory

     Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventory consists principally of cellular telephones and related accessories.

  (d) Property and Equipment

     Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

        Buildings and leasehold improvements...............................  30 years
        Operating equipment................................................  10 years
        Furniture and fixtures.............................................   7 years

Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized.

  (e) Cellular Licenses and Other Assets

     Cellular telephone license costs prior to November 7, 1995, represent expenses incurred by the System for the acquisition of site locations, zoning approvals, and technical and other expenses related to construction and obtaining the necessary approvals and licenses to operate and preparing to operate a cellular telephone

                                ALABAMA 4 SYSTEM
system. These costs are capitalized and are amortized through charges to operations over their estimated useful lives, currently estimated to be five years.

     Cellular licenses recorded in connection with the acquisition of the system on November 7, 1995 are recorded at cost and amortized using the straight-line method over the assets estimated useful lives, 40 years. The System annually evaluates the propriety of the carrying values of its cellular licenses using estimated undiscounted future cash flows of the market to which the license relates, and estimates of the market value of the cellular systems to determine whether current events or circumstances warrant adjustments to reduce the carrying amounts to fair value. There have been no such reductions through June 30, 1996.

  (f) Revenue Recognition

     The System earns revenue by providing access to and usage of the cellular network and sales of cellular merchandise. Access revenue is billed one month in advance and is recognized when earned. Usage revenue is recognized when the service is rendered. Both access and usage revenues are classified as service revenues in the accompanying statements of operations. Revenues from the sale and installation of merchandise is recognized when the merchandise is delivered.

  (g) Commissions

     Commissions are paid to sales agents for customer activations and are recognized in the month the customer is activated within the cellular system.

  (h) Income Taxes

     The System accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The System is included in the consolidated federal income tax return of Dominion Resources, Inc. and PriCellular for the respective periods of ownership. An income tax provision is reflected in the System's separate financial statements based on applicable statutory rates. Amounts to be settled among members of the group are included in amounts payable to parent in the accompanying balance sheet. The related payables to parent were $437,720 and $452,430 at September 30, 1995 and June 30, 1996, respectively.

     The principal temporary difference between the basis of assets and liabilities for financial reporting and tax purposes relates to operating losses incurred prior to 1993. Net deferred tax assets related to such differences were offset by a valuation allowance. The valuation allowance was reduced during 1994 and 1995 in the amounts of $233,000 and $69,000, respectively, which accounts for the difference between the actual effective tax rate and the expected tax rate for 1994 and 1995.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                                ALABAMA 4 SYSTEM

(2) PROPERTY AND EQUIPMENT

     Major categories of property and equipment are as follows:

                                                                  SEPTEMBER 30,     JUNE 30,
                                                                      1995            1996
                                                                  -------------     ---------
    Operating equipment.........................................    $ 3,245,769     4,029,379
    Cell site preparation and equipment.........................      1,764,489            --
    Furniture and fixtures......................................        117,459       106,592
                                                                    -----------     ---------
                                                                      5,127,717     4,135,971
    Less accumulated depreciation and amortization..............     (1,120,243)     (399,252)
                                                                    -----------     ---------
                                                                    $ 4,007,474     3,736,719
                                                                    ===========     =========

(3) LONG-TERM DEBT

     Long-term debt at September 30, 1995 includes notes payable to Motorola, Inc. ("Motorola") in the amount of $2,986,057. The System entered into a Cellular System Purchase Agreement with Motorola ("Purchase Agreement") pursuant to which the System purchased and Motorola designed, manufactured, and produced specified cellular fixed network equipment together with expansion products, hardware, and software products and related services. Pursuant to the Purchase Agreement, Motorola assisted in the construction and implementation of the system.

     Motorola agreed to lend up to $1,650,000 to purchase equipment and services to be provided primarily by Motorola for construction and installation of the cellular telephone system and up to $950,000 for working capital. All such loans were repayable interest only until the third year after Dominion placed the cellular telephone system into commercial service and then paid over a four year period on a seven year amortization schedule. Interest was calculated at the rate of 3% per annum in excess of the Chase Manhattan Bank's Corporate Base Rate, which was 9% at September 30, 1995. Dominion has the right to repay such loans in whole or in part and the Financing Agreement also provides for certain mandatory prepayments including prepayments equal to 75% of Dominion's "Free Cash Flow" (operating cash flow less non-financed capital purchases and debt service).

     The Financing Agreement required the parent Company (Dominion Resources) to execute a Stock Pledge Agreement pledging all of the issued and outstanding capital stock of Dominion with Motorola as collateral. As additional collateral, Dominion has assigned all of its cell site, tower, and building leases to Motorola together with a security interest in all of its tangible and intangible assets. The Financing Agreement contains certain financial covenants and restrictions on the payment of dividends, which Dominion has complied with.

     In conjunction with the sale of the System's cellular telephone system, the outstanding indebtedness to Motorola was paid from proceeds of the sale which took place in November 1995.

     In anticipation of the execution of the Asset Purchase Agreement, PriCellular extended a $2,000,000 loan to the System on April 7, 1995. From the $2,000,000 of loan proceeds, the System (1) made a $1,417,598 loan to an entity of which the System's principal stockholder is a creditor; (2) paid $250,000 to a corporation owned by the System's president and her husband in payment of bills rendered for previously completed cell site and tower construction for the System; and (3) prepaid $125,000 of indebtedness owed to an entity owned by members of the principal stockholder's immediate family. The balance was applied to legal and professional fees related to the sale of the System. The $2,000,000 loan was repaid with interest at 8% from proceeds of the sale of the System which took place in November 1995.

                                ALABAMA 4 SYSTEM

(4) COMMITMENTS AND CONTINGENCIES

     The Company is obligated under several noncancelable operating lease commitments having remaining terms in excess of one year. Future minimum lease payments due under these leases as of June 30, 1996 are as follows:

        1997...............................................................  $10,500
        1998...............................................................    6,000
        1999...............................................................    2,600
        2000...............................................................    2,400
        2001...............................................................    2,000

     Rental expense related to other operating leases were $72,000, $101,100, $5,800 and $23,800 for the years ended September 30, 1994 and 1995 the period from October 1, 1995 to November 6, 1995 and the period from November 7, 1995 to June 30, 1996, respectively.

(5) CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105, consist primarily of cash and accounts receivable. All deposits in demand deposit accounts are within existing FDIC insurance levels. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's markets. Such receivables are typically collected between thirty and sixty days.

(6) RELATED PARTY TRANSACTIONS

     At September 30, 1995, Dominion has $581,817 included in due to parent related to funds provided during the fiscal year in connection with new cell site equipment purchases.

     Effective August 1, 1995, PriCellular became the manager of the System pursuant to a management agreement providing for a management fee to be paid to PriCellular equal to 7% of the gross revenues of the System during the term of the management agreement. Through November 7, 1995, the Company accrued $114,600 in connection with the management agreement.

(7) PURCHASE OF ASSETS FROM DOMINION BY PRICELLULAR

     On November 7, 1995 the sale of the System from Dominion was recorded and payable by PriCellular in cash and stock for approximately $25,300,000. The cash portion of the purchase price received by Dominion was reduced to the extent required to repay Dominion's outstanding debt to Motorola (approximately $2,864,000) and to repay the 8%, $2,000,000 loan extended to Dominion by PriCellular. An aggregate $400,000 was placed in escrow for a one year period following the closing to ensure the accuracy of Dominion's representations and warranties.

     In connection with this purchase, the following assets were acquired and liabilities assumed by PriCellular and contributed to their wholly owned subsidiary:

        Property and equipment.........................................  $  4,075,707
        Intangible assets..............................................    21,572,898
        Contributed capital............................................   (25,346,898)
        Other assets and liabilities excluding cash and cash
          equivalents..................................................      (318,516)
                                                                         ------------
        Increase in cash due to acquisition............................  $    (16,809)
                                                                         ============

                                ALABAMA 4 SYSTEM

(8) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL STATEMENTS

     The carrying amounts of financial instruments approximate fair value principally because of the short maturity of these items. Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Certain Terms.........................    2
Additional Information................    2
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   12
Dividend Policy.......................   12
Dilution..............................   13
Capitalization........................   14
Unaudited Pro Forma Condensed Combined
  Financial Data......................   15
Selected Consolidated Financial
  Data................................   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   34
Management............................   54
Principal Shareholders................   58
Certain Transactions..................   58
Description of Capital Stock..........   61
Shares Eligible for Future Sale.......   64
Underwriting..........................   66
Legal Matters.........................   67
Experts...............................   67
Index to Financial Statements.........  F-1


                             ---------------------


  THROUGH AND INCLUDING             , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,750,000 SHARES

                             [US UNWIRED INC. LOGO]

                              CLASS A COMMON STOCK

                            -----------------------

                                   PROSPECTUS

                            -----------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           A.G. EDWARDS & SONS, INC.

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.


                                           , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


    Securities and Exchange Commission registration fee.......................  $ 14,375
    NASD fee..................................................................     5,244
    NASDAQ National Market listing fee........................................     1,000
    Legal fees and expenses...................................................         *
    Accounting fees and expenses..............................................         *
    Printing and engraving expenses...........................................         *
    Blue Sky fees and expenses................................................         *
    Miscellaneous expenses....................................................         *
                                                                                --------
              TOTAL...........................................................         *
                                                                                ========


---------------

* To be filed by amendment.

     All of the above items are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law (the "LBCL") gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     The Company's By-laws make mandatory the indemnification of directors and officers permitted by the LBCL. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Company. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the Company's Articles of Incorporation provide that, pursuant to Louisiana law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Louisiana law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under

Louisiana law. The Company also intends to enter into separate indemnification agreements with each of its directors to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

     The Underwriters have also agreed to indemnify the directors and certain of the Company's officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that such directors and officers may be required to make in respect thereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On October 31, 1996, Cameron Communications Corporation ("Cameron") merged into the Company (the "Merger"). In consideration of the Merger, shareholders of Cameron received 2.192108 shares of Common Stock, par value $50 per share, of the Company (the "Old Common Stock") in exchange for each share of common stock of Cameron owned by them on the effective date of the Merger, for a total of
455.958460 shares of Old Common Stock. The issuance of Old Common Stock as consideration for the Merger is exempt under Section 4(2) of the Securities Act of 1933 (the "Act") and/or Regulation D thereunder as a transaction by an issuer not involving any public offering. Fourteen Cameron shareholders received Old Common Stock in the Merger. Seven of them were also shareholders of the Company at the time of the Merger. Of those seven shareholders, four are officers and/or directors of the Company. Of the remaining seven Cameron shareholders, four are members of the same family who were represented by counsel in connection with the Merger. All Cameron shareholders were provided with extensive information about Cameron, the Company and the Merger before the Special Meeting of Shareholders held on October 11, 1996 at which the Merger was approved. Certificates representing the shares of Old Common Stock were appropriately legended to prevent resales or retransfers in violation of registration requirements. Subsequent to the Merger, each share of Old Common Stock of the Company was reclassified into 16,643 shares of Class B Common Stock. Certificates representing the Class B Common Stock contain the same restrictive legends as those representing the Old Common Stock.

     In each of 1994, 1995 and 1996, the Company awarded Old Common Stock as bonuses to certain officers of the Company in recognition of services performed on its behalf. Each of William L. Henning, Jr., John A. Henning and Thomas G. Henning received four shares of Old Common Stock in 1994, two shares of Old Common Stock in 1995 and one share of Old Common Stock in 1996. Robert Piper received one share of Old Common Stock in 1995 and one share in 1996. A total of 23 shares of Old Common Stock were so awarded. The issuance of the Old Common Stock as bonuses in each instance was exempt from registration under Section 4(2) of the Act as a transaction by an issuer not involving any public offering. Each of the recipients was an officer and a director of the Company at the time of each bonus award. Each share of Old Common Stock was subsequently reclassified into 16,643 shares of Class B Common Stock. Certificates representing the Class B Common Stock were appropriately legended to prevent resales or retransfers in violation of registration requirements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         1.1         -- Form of Underwriting Agreement++
         2.1         -- Agreement and Plan of Reorganization by and among Cameron
                        Communications Corporation, Mercury, Inc., Mercury Cellular Telephone
                        Company, Mercury Cellular of Kansas, Inc., Mississippi One Cellular
                        Telephone Company, CCC Holding Company, Cameron Telephone Company,
                        and Elizabeth Telephone Company dated September 19, 1996*
         2.2         -- Joint Agreement of Merger of Cameron Communication Corporation with and into Mercury, Inc.*
         3.1         -- Form of Articles of Incorporation of US Unwired Inc.*

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         3.2         -- Form of By-Laws of US Unwired Inc.*
         4.1         -- Amended and Restated Loan Agreement By and Between CoBank, ACB and
                        CTC Financial, Inc., dated September 27, 1994, in the principal sum of $17,400,000+
         4.2         -- Amended and Restated Continuing Guaranty By and Between Miss One
                        Cellular Telephone Co. and CoBank, ACB, dated September 27, 1994, in the principal sum of $17,400,000+
         4.3         -- Amended and Restated Promissory Note By CTC Financial, Inc. in favor of CoBank dated May 15, 1996 in the principal sum of $17,400,000+
         4.4         -- First Amendment and Supplement to Security Agreement By and Between
                        Miss One and CoBank, ACB dated May 15, 1996+
         4.5         -- First Amendment and Supplement to Deed of Trust, Security Agreement,
                        and Fixture Filing By and Between Miss One to Karen Hawkins, Trustee
                        in the principal sum of CoBank, ACB dated May 15, 1996+
         4.6         -- Mortgage By Miss One to and for the benefit of CoBank, ACB dated May
                        15, 1996 in the principal sum of $17,400,000+
         4.7         -- Continuing Guaranty made by Mercury, Inc. for the benefit of CoBank,
                        ACB, dated May 15, 1996, in the principal sum of $17,400,000+
         4.8         -- First Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated May 15, 1996, in the principal sum of $17,400,000+
         4.9         -- Limited Recourse Continuing Guaranty By William Henning, Sr., in
                        favor of CoBank, ACB, dated May 15, 1996, in the principal sum of
                        $17,400,000+
         4.10        -- Amended and Restated Act of Subordination By Cameron Telephone and
                        Miss One in favor of CoBank, ACB, dated September 27, 1996+
         4.11        -- Amended and Restated Promissory Note By Miss One in favor of CTC
                        Financial, dated May 15, 1996, in the principal sum of $17,400,000+
         4.12        -- Security Agreement By and Between Mercury, Inc. and CoBank, ACB,
                        dated July 1, 1996+
         4.13        -- First Amendment and Supplement to Amended and Restated Loan Agreement
                        By and Between CoBank, ACB and CTC Financial, Inc., dated July 1,
                        1996+
         4.14        -- Second Amended and Restated Promissory Note By Miss One in favor of
                        CTC Financial, Inc., dated July 1, 1996, in the principal sum of
                        $32,400,000+
         4.15        -- Second Amended and Restated Promissory Note By CTC Financial, Inc. in
                        favor of CoBank, ACB, dated July 1, 1996, in the principal sum of
                        $32,400,000+
         4.16        -- First Amendment and Supplement to Amended and Restated Continuing
                        Guaranty By and Between Miss One and CoBank, ACB, dated July 1, 1996+
         4.17        -- Second Amendment and Supplement to Security Agreement By and Between
                        Miss One and CoBank, ACB, dated July 1, 1996+
         4.18        -- Second Amendment and Supplement to Deed of Trust By and Between Miss
                        One and Karen Hawkins, Trustee for CoBank, ACB, dated July 1, 1996+
         4.19        -- First Amendment and Supplement to Mortgage By and Between Miss One
                        and CoBank, ACB, dated July 1, 1996+
         4.20        -- First Amendment and Supplement to Continuing Guaranty Made by
                        Mercury, Inc. in favor of CoBank, ACB, dated July 1, 1996+
         4.21        -- Second Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated July 1, 1996+

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         4.22        -- First Amendment to Limited Recourse Continuing Guaranty By and
                        Between William Henning, Sr. and CoBank, ACB, dated July 1, 1996*
         4.23        -- First Amendment and Supplement to Amended and Restated Act of
                        Subordination by and Among Cameron Telephone, Miss One and CoBank,
                        ACB, dated July 1, 1996+
         4.24        -- Promissory Note dated May 15, 1996 by CTC Financial, Inc. in favor of
                        CoBank, ACB, in the principal sum of $5,000,000+
         4.25        -- Promissory Note dated May 15, 1996 by Mercury, Inc. in favor of CTC
                        Financial, Inc. in the principal sum of $5,000,000+
         4.26        -- Loan Agreement By and Between CoBank, ACB, and CTC Financial, Inc.
                        dated July 1, 1996 in the principal sum of $13,000,000+
         4.27        -- Promissory Note By CTC Financial, Inc. in favor of CoBank, ACB, dated
                        July 1, 1996 in the principal sum of $13,000,000+
         4.28        -- First Amendment and Supplement to Continuing Guaranty By and Between
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.29        -- First Amendment and Supplement to Security Agreement By and Between
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.30        -- First Amendment and Supplement to Mortgage and Security Agreement
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.31        -- First Amendment and Supplement to Limited Recourse Continuing
                        Guaranty By and Between Cameron Communications Corporation and
                        CoBank, ACB, dated July 1, 1996+
         4.32        -- First Amendment and Supplement to Pledge Agreement By and Between
                        Cameron Communications Corporation and CoBank, ACB, dated July 1,
                        1996+
         4.33        -- First Amendment and Supplement to Limited Recourse Continuing
                        Guaranty By and Between Mercury and CoBank, ACB, dated July 1, 1996+
         4.34        -- First Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated July 1, 1996+
         4.35        -- Act of Subordination By Mercury Cellular Telephone Company and Miss
                        One, in favor of CoBank, ACB, dated July 1, 1996+
         4.36        -- Promissory Note Mississippi-34 Cellular Corp. to Cameron
                        Communications Corp., dated November 20, 1992, in the principal sum of $20,000+
         4.37        -- Subordination Agreement By and Among Robert G. Mounger, William M.
                        Mounger, II, William Yandell, III and Wirt A. Yerger, III,
                        Mississippi-34 Cellular Corporation and Mercury, Inc., dated November
                        20, 1992+
         4.38        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, dated March 27, 1992, in the principal sum of $16,500+
         4.39        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, dated April 15, 1992, in the principal sum of $7,500+
         4.40        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, II, dated April 1, 1992, in the principal sum of $17,500.00+
         4.41        -- Promissory Note By Miss-3 Cellular Corporation in favor of William M.
                        Yandell, III dated April 30, 1992, in the principal sum of
                        $17,500.00+
         4.42        -- Promissory Note By Miss-3 Cellular Corporation in favor of Wirt A.
                        Yerger, III, dated May 12, 1992, in the principal sum of $2,500.00+

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         4.43        -- Promissory Note By Miss-3 Cellular Corporation, in favor of Wirt A.
                        Yerger, III dated March 25, 1992, in the principal sum of $25,000+
         4.44        -- Pledge Agreement By and Among the owners of capital stock of Miss-34
                        Cellular Corporation and AT&T Credit Corporation, dated December 20,
                        1993++
         4.45        -- Capital Note By Miss-34 Cellular Corporation to AT&T Credit
                        Corporation, dated December 30, 1993, in the principal sum of
                        $1,684,987++
         4.46        -- Deed of Trust, Security Agreement, Financing Statement and Assignment
                        of Rents and Leases Entered into by Miss-34 Cellular Corporation in favor of AT&T Credit Corporation, dated December 20, 1993, in the principal sum of $9,980,000++
         4.47        -- Equipment Note Miss-34 By Cellular Corporation in favor of AT&T
                        Credit Corporation, dated December 30, 1993, in the principal sum of
                        $2,138,836++
         4.48        -- General Agreement for Purchase Between AT&T and Mercury
                        Communications Company of Cellular Systems, dated July 7-9, 1993++
         4.49        -- Mortgage and Security Agreement By Mercury Cellular Telephone Co. in
                        favor of CoBank, ACB, dated April 20, 1995+
         4.50        -- Security Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank dated, April 20, 1995+
         4.51        -- Loan Agreement By and Between CoBank, ACB and CTC Financial, Inc.,
                        dated April 20, 1995 dated April 20, 1995+
         4.52        -- Continuing Guaranty By Mercury Cellular Telephone Company for the
                        benefit of CoBank, ACB dated April 20, 1995+
         4.53        -- Limited Recourse Continuing By Mercury, Inc. for the benefit of
                        CoBank, ACB, dated April 20, 1995+
         4.54        -- Limited Recourse Continuing Guaranty By Cameron Communications
                        Corporation for the benefit of CoBank, ACB, dated April 20, 1995+
         4.55        -- Promissory Note by CTC Financial, Inc. to CoBank, ACB, dated April
                        20, 1995, in the principal sum of $18,000,000*
         4.56        -- Promissory Note By Mercury Cellular Telephone Co. in favor of CTC
                        Financial, Inc. dated April 20, 1995, in the principal sum of
                        $18,000,000+
         4.57        -- Pledge Agreement By and Between Cameron Communications Corporation
                        and CoBank, ACB, dated April 20, 1995+
         4.58        -- Pledge Agreement By and Between Mercury, Inc. and CoBank, ACB, dated
                        April 20, 1995+
         4.59        -- Security Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank, ACB, dated April 20, 1995+
         4.60        -- Security Agreement By and Between Mercury Cellular of Kansas, Inc.
                        and CoBank, ACB, dated April 5, 1995+
         4.61        -- Loan Agreement By and Between CoBank, ACB and Mercury Cellular of
                        Kansas, Inc., dated April 20, 1995, in the principal sum of
                        $17,100,000+
         4.62        -- Limited Recourse Continuing Guaranty By Mercury Cellular Telephone
                        Company in favor of CoBank, ACB, dated April 20, 1995+
         4.63        -- Collateral Assignment of Tenant's Interest in Leases By and Between
                        Mercury Cellular of Kansas, Inc. and CoBank, ACB, dated April 20,
                        1995, in the principal sum of $17,100,000+

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         4.64        -- Security Agreement By and Between Mercury Cellular of Kansas, Inc.
                        and CoBank, ACB, dated April 20, 1995+
         4.65        -- Pledge Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank, ACB, dated April 20, 1995+
         4.66        -- Promissory Note By Mercury Cellular of Kansas, Inc. in favor of
                        CoBank, ACB, dated April 20, 1995, in the principal sum of
                        $17,100,000+
         4.67        -- Loan and Security Agreement dated as of December 20, 1993 between
                        Mississippi-34 Cellular Corporation and AT&T Credit Corporation++
         4.68        -- Promissory Note dated April 14, 1993 in the principal sum of
                        $2,779,924 by Mercury, Inc. in favor of Cameron Telephone Company.+
         4.69        -- First Amendment and Supplement to Loan Agreement between CoBank, ACB, and Mercury Cellular of Kansas, Inc. dated as of December 15, 1996*
         4.70        -- Agreement Regarding Amendments to Loan Documents between CTC
                        Financial, Inc., Mercury, Inc., Mississippi One Cellular Telephone
                        Company, William L. Henning, Sr. and CoBank, ACB, dated as of
                        November 15, 1996*
         4.71        -- Assignment, Assumption and Agreement Regarding Amendments to Loan
                        Documents between CoBank, ACB, Mercury Cellular of Kansas, Inc,
                        Mercury, Inc., et al., dated as of December 15, 1996*
         4.72        -- Promissory Note by Mercury Cellular Telephone Company in favor of CTC
                        Financial, Inc. dated November 25, 1996 in the principal sum of
                        $4,000,000*
         4.73        -- Second Amendment and Supplement to Continuing Guaranty between
                        Mercury Cellular Telephone Company, Inc. and CoBank, ACB, dated as of
                        November 25, 1996*
         4.74        -- Loan Agreement between CTC Financial, Inc. and CoBank, ACB, dated as of November 25, 1996*
         4.75        -- First Amendment and Supplement to Act of Subordination between
                        Mercury Cellular Telephone Company, Mississippi One Cellular
                        Telephone Company and CoBank, ACB, dated as of November 25, 1996*
         4.76        -- Promissory Note by CTC Financial, Inc. in favor of CoBank, ACB, dated
                        November 25, 1996 in the principal sum of $4,000,000*
         4.77        -- Assumption Agreement between CoBank, ACB, and Mercury, Inc. dated
                        October 31, 1996*
         5.1         -- Opinion of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix,
                        L.L.P. re: legality of Class A Common Stock++
        10.1         -- BTA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Meretel Communications, Limited Partnership dated
                        July 1, 1996*
        10.2         -- Articles of Partnership in Commendam of Meretel Communications
                        Limited Partnership By and Among Wireless Management Corporation and
                        Eatel Corp, Inc., Mercury Cellular Telephone Company, Fort Bend
                        Telephone Company and Meretel Wireless, Inc. dated July 25, 1995*
        10.3         -- Nationwide Messaging Reseller Agreement By and Between MobileComm
                        Nationwide Operations, Inc. and Mercury Cellular Telephone Co. dated
                        December 19, 1994+
        10.4         -- Arch Nationwide Paging Reseller Agreement By and Between Arch
                        Nationwide Paging and Mercury Cellular Telephone Company, dated April
                        7, 1995+

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.5         -- RSA Management and Construction Services Agreement By and Between
                        Mercury Inc. and Miss-34 Cellular Corporation dated June 1, 1994*
        10.6         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Miss.-1 Telephone Co. dated May 1, 1996*
        10.7         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Mercury Cellular Telephone Co. dated May 1, 1996*
        10.8         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Mercury Cellular of Kansas, Inc., dated May 1,
                        1996*
        10.9         -- Intentionally omitted
        10.10        -- Asset Purchase Agreement By and Between West Alabama Cellular
                        telephone Company, Inc. and Mississippi One Cellular Telephone Co.,
                        dated March 4, 1996+
        10.11        -- CellularOne License Agreement Between CellularOne Group and Mercury,
                        Inc., dated April 13, 1993+
        10.12        -- Management and Accounting Services By and Between Mercury Information
                        Technologies, Inc. and Mercury, Inc. Agreement dated November 7,
                        1995+
        10.13        -- MIS Services Agreement By and Between Mercury, Inc. and Maas.net,
                        LLC, dated June 6, 1996+
        10.14        -- Lease Agreement By and Between William L. Henning and Lena B. Henning
                        and Mercury Cellular Telephone Company, Inc., dated January 1, 1990+
        10.15        -- Lease By and Between Mercury, Inc. ("Lessor") and Mercury Cellular
                        Telephone Company ("Lessee"), dated March 1, 1992+
        10.16        -- Commitment Letter, dated September 13, 1996, from CoBank, ACB*
        10.17        -- Purchase Agreement By and Between Miscellco Communications, Inc. and
                        Mercury Cellular of Kansas, Inc. dated April 19, 1995+
        10.18        -- Letter Agreement dated October 18, 1995 between Cameron
                        Communications Corporation and Mercury Information Technologies,
                        Inc.+
        10.19        -- Act of Sale dated August 31, 1994 between Mercury, Inc. and
                        Mississippi One Cellular Telephone Company.+
        10.20        -- US Unwired Inc. 1997 Stock Option Plan++
        10.21        -- Commitment Letter dated October 24, 1996 from Rural Telephone
                        Financial Cooperative to Wireless Management Corporation*
        10.22        -- Form of Stock Purchase Agreement between Mercury, Inc., David Bailey,
                        E. B. Martin, Jr., William M. Mounger, II, Robert M. Mounger, James
                        A. Murrell, III, William M. Yandall, III and Wirt A. Yeager, III*
        11           -- Statement regarding computation of per share earnings*
        21           -- List of Subsidiaries+
        23.1         -- Consent of KPMG Peat Marwick LLP*
        23.2         -- Consent of KPMG Peat Marwick LLP*
        23.3         -- Consent of KPMG Peat Marwick LLP*
        23.4         -- Consent of KPMG Peat Marwick LLP*
        23.5         -- Consent of Smith, Turner & Reeves*
        23.6         -- Consent of Elliot Goldberg CPA*
        23.7         -- Consent of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix,
                        L.L.P. (included in opinion filed as Exhibit 5.1)++

      EXHIBIT
      NUMBERS                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        24.1         -- Powers of Attorney (included on the Signature Page)+
        27.1         -- Financial Data Schedule*


---------------


 * Filed herewith.



 + Previously filed.



++ To be filed by amendment.


     (b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

          All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery of each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 14, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Charles, State of
Louisiana, on December   , 1996.


                                            MERCURY, INC.

                                            By: /s/  WILLIAM L. HENNING, JR.

                                            ------------------------------------
                                                  William L. Henning, Jr.
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
      /s/  WILLIAM L. HENNING, JR.             Chairman, Chief Executive     December   , 1996
---------------------------------------------    Officer and Director
           William L. Henning, Jr.

           /s/  ROBERT PIPER                   President, Chief Operating    December   , 1996
---------------------------------------------    Officer and Director
                Robert Piper

          /s/  DUSTY J. DUMAS                  Chief Financial Officer       December   , 1996
---------------------------------------------
               Dusty J. Dumas

         /s/  THOMAS G. HENNING                Secretary, General Counsel    December   , 1996
---------------------------------------------    and Director
              Thomas G. Henning

      /s/  WILLIAM L. HENNING, SR.             Director                      December   , 1996
---------------------------------------------
           William L. Henning, Sr.

          /s/  JOHN A. HENNING                 Director                      December   , 1996
---------------------------------------------
               John A. Henning

                                                                     SCHEDULE II

                        US UNWIRED INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                    COLUMN A                       COLUMN B     COLUMN C     COLUMN D     COLUMN E
-------------------------------------------------  --------    ----------    --------    ----------
                                                   BALANCE
                                                      AT
                                                   BEGINNING   CHARGED TO                 BALANCE
                                                      OF       COSTS AND                   AT END
                   DESCRIPTION                      PERIOD      EXPENSES      OTHER      OF PERIOD
-------------------------------------------------  --------    ----------    --------    ----------
1993
  Deducted in balance sheet from subscriber
     receivables:
     Allowance for doubtful accounts.............  $ 22,686     $154,344     $ 68,165    $  245,195
                                                   --------     --------     --------    ----------
1994
  Deducted in balance sheet from subscriber
     receivables:
     Allowance for doubtful accounts.............  $245,195     $106,349     $(11,646)   $  339,898
                                                   --------     --------     --------    ----------
1995
  Deducted in balance sheet from subscriber
     receivables:
     Allowance for doubtful accounts.............  $339,898     $589,338     $ 76,764    $1,006,000
                                                   --------     --------     --------    ----------

                               INDEX TO EXHIBITS


      EXHIBIT
       NUMBER
--------------------
         1.1         -- Form of Underwriting Agreement++
         2.1         -- Agreement and Plan of Reorganization by and among Cameron
                        Communications Corporation, Mercury, Inc., Mercury Cellular Telephone
                        Company, Mercury Cellular of Kansas, Inc., Mississippi One Cellular
                        Telephone Company, CCC Holding Company, Cameron Telephone Company,
                        and Elizabeth Telephone Company dated September 19, 1996*
         2.2         -- Joint Agreement of Merger of Cameron Communication Corporation with and into Mercury, Inc.*
         3.1         -- Form of Articles of Incorporation of US Unwired Inc.*
         3.2         -- Form of By-Laws of US Unwired Inc.*
         4.1         -- Amended and Restated Loan Agreement By and Between CoBank, ACB and
                        CTC Financial, Inc., dated September 27, 1994, in the principal sum of $17,400,000+
         4.2         -- Amended and Restated Continuing Guaranty By and Between Miss One
                        Cellular Telephone Co. and CoBank, ACB, dated September 27, 1994, in the principal sum of $17,400,000+
         4.3         -- Amended and Restated Promissory Note By CTC Financial, Inc. in favor of CoBank dated May 15, 1996 in the principal sum of $17,400,000+
         4.4         -- First Amendment and Supplement to Security Agreement By and Between
                        Miss One and CoBank, ACB dated May 15, 1996+
         4.5         -- First Amendment and Supplement to Deed of Trust, Security Agreement,
                        and Fixture Filing By and Between Miss One to Karen Hawkins, Trustee
                        in the principal sum of CoBank, ACB dated May 15, 1996+
         4.6         -- Mortgage By Miss One to and for the benefit of CoBank, ACB dated May
                        15, 1996 in the principal sum of $17,400,000+
         4.7         -- Continuing Guaranty made by Mercury, Inc. for the benefit of CoBank,
                        ACB, dated May 15, 1996, in the principal sum of $17,400,000+
         4.8         -- First Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated May 15, 1996, in the principal sum of $17,400,000+
         4.9         -- Limited Recourse Continuing Guaranty By William Henning, Sr., in
                        favor of CoBank, ACB, dated May 15, 1996, in the principal sum of
                        $17,400,000+
         4.10        -- Amended and Restated Act of Subordination By Cameron Telephone and
                        Miss One in favor of CoBank, ACB, dated September 27, 1996+
         4.11        -- Amended and Restated Promissory Note By Miss One in favor of CTC
                        Financial, dated May 15, 1996, in the principal sum of $17,400,000+
         4.12        -- Security Agreement By and Between Mercury, Inc. and CoBank, ACB,
                        dated July 1, 1996+
         4.13        -- First Amendment and Supplement to Amended and Restated Loan Agreement
                        By and Between CoBank, ACB and CTC Financial, Inc., dated July 1,
                        1996+
         4.14        -- Second Amended and Restated Promissory Note By Miss One in favor of
                        CTC Financial, Inc., dated July 1, 1996, in the principal sum of
                        $32,400,000+
         4.15        -- Second Amended and Restated Promissory Note By CTC Financial, Inc. in
                        favor of CoBank, ACB, dated July 1, 1996, in the principal sum of
                        $32,400,000+

      EXHIBIT
       NUMBER
--------------------
         4.16        -- First Amendment and Supplement to Amended and Restated Continuing
                        Guaranty By and Between Miss One and CoBank, ACB, dated July 1, 1996+
         4.17        -- Second Amendment and Supplement to Security Agreement By and Between
                        Miss One and CoBank, ACB, dated July 1, 1996+
         4.18        -- Second Amendment and Supplement to Deed of Trust By and Between Miss
                        One and Karen Hawkins, Trustee for CoBank, ACB, dated July 1, 1996+
         4.19        -- First Amendment and Supplement to Mortgage By and Between Miss One
                        and CoBank, ACB, dated July 1, 1996+
         4.20        -- First Amendment and Supplement to Continuing Guaranty Made by
                        Mercury, Inc. in favor of CoBank, ACB, dated July 1, 1996+
         4.21        -- Second Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated July 1, 1996+
         4.22        -- First Amendment to Limited Recourse Continuing Guaranty By and
                        Between William Henning, Sr. and CoBank, ACB, dated July 1, 1996*
         4.23        -- First Amendment and Supplement to Amended and Restated Act of
                        Subordination by and Among Cameron Telephone, Miss One and CoBank,
                        ACB, dated July 1, 1996+
         4.24        -- Promissory Note dated May 15, 1996 by CTC Financial, Inc. in favor of
                        CoBank, ACB, in the principal sum of $5,000,000+
         4.25        -- Promissory Note dated May 15, 1996 by Mercury, Inc. in favor of CTC
                        Financial, Inc. in the principal sum of $5,000,000+
         4.26        -- Loan Agreement By and Between CoBank, ACB, and CTC Financial, Inc.
                        dated July 1, 1996 in the principal sum of $13,000,000+
         4.27        -- Promissory Note By CTC Financial, Inc. in favor of CoBank, ACB, dated
                        July 1, 1996 in the principal sum of $13,000,000+
         4.28        -- First Amendment and Supplement to Continuing Guaranty By and Between
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.29        -- First Amendment and Supplement to Security Agreement By and Between
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.30        -- First Amendment and Supplement to Mortgage and Security Agreement
                        Mercury Cellular Telephone Co. and CoBank, ACB, dated July 1, 1996+
         4.31        -- First Amendment and Supplement to Limited Recourse Continuing
                        Guaranty By and Between Cameron Communications Corporation and
                        CoBank, ACB, dated July 1, 1996+
         4.32        -- First Amendment and Supplement to Pledge Agreement By and Between
                        Cameron Communications Corporation and CoBank, ACB, dated July 1,
                        1996+
         4.33        -- First Amendment and Supplement to Limited Recourse Continuing
                        Guaranty By and Between Mercury and CoBank, ACB, dated July 1, 1996+
         4.34        -- First Amendment and Supplement to Pledge Agreement By and Between
                        Mercury, Inc. and CoBank, ACB, dated July 1, 1996+
         4.35        -- Act of Subordination By Mercury Cellular Telephone Company and Miss
                        One, in favor of CoBank, ACB, dated July 1, 1996+
         4.36        -- Promissory Note Mississippi-34 Cellular Corp. to Cameron
                        Communications Corp., dated November 20, 1992, in the principal sum of $20,000+

      EXHIBIT
       NUMBER
--------------------
         4.37        -- Subordination Agreement By and Among Robert G. Mounger, William M.
                        Mounger, II, William Yandell, III and Wirt A. Yerger, III,
                        Mississippi-34 Cellular Corporation and Mercury, Inc., dated November
                        20, 1992+
         4.38        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, dated March 27, 1992, in the principal sum of $16,500+
         4.39        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, dated April 15, 1992, in the principal sum of $7,500+
         4.40        -- Promissory Note By Miss-3 Cellular Corporation in favor of Robert
                        Mounger, II, dated April 1, 1992, in the principal sum of $17,500.00+
         4.41        -- Promissory Note By Miss-3 Cellular Corporation in favor of William M.
                        Yandell, III dated April 30, 1992, in the principal sum of
                        $17,500.00+
         4.42        -- Promissory Note By Miss-3 Cellular Corporation in favor of Wirt A.
                        Yerger, III, dated May 12, 1992, in the principal sum of $2,500.00+
         4.43        -- Promissory Note By Miss-3 Cellular Corporation, in favor of Wirt A.
                        Yerger, III dated March 25, 1992, in the principal sum of $25,000+
         4.44        -- Pledge Agreement By and Among the owners of capital stock of Miss-34
                        Cellular Corporation and AT&T Credit Corporation, dated December 20,
                        1993++
         4.45        -- Capital Note By Miss-34 Cellular Corporation to AT&T Credit
                        Corporation, dated December 30, 1993, in the principal sum of
                        $1,684,987++
         4.46        -- Deed of Trust, Security Agreement, Financing Statement and Assignment
                        of Rents and Leases Entered into by Miss-34 Cellular Corporation in favor of AT&T Credit Corporation, dated December 20, 1993, in the principal sum of $9,980,000++
         4.47        -- Equipment Note Miss-34 By Cellular Corporation in favor of AT&T
                        Credit Corporation, dated December 30, 1993, in the principal sum of
                        $2,138,836++
         4.48        -- General Agreement for Purchase Between AT&T and Mercury
                        Communications Company of Cellular Systems, dated July 7-9, 1993++
         4.49        -- Mortgage and Security Agreement By Mercury Cellular Telephone Co. in
                        favor of CoBank, ACB, dated April 20, 1995+
         4.50        -- Security Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank dated, April 20, 1995+
         4.51        -- Loan Agreement By and Between CoBank, ACB and CTC Financial, Inc.,
                        dated April 20, 1995 dated April 20, 1995+
         4.52        -- Continuing Guaranty By Mercury Cellular Telephone Company for the
                        benefit of CoBank, ACB dated April 20, 1995+
         4.53        -- Limited Recourse Continuing By Mercury, Inc. for the benefit of
                        CoBank, ACB, dated April 20, 1995+
         4.54        -- Limited Recourse Continuing Guaranty By Cameron Communications
                        Corporation for the benefit of CoBank, ACB, dated April 20, 1995+
         4.55        -- Promissory Note by CTC Financial, Inc. to CoBank, ACB, dated April
                        20, 1995, in the principal sum of $18,000,000*
         4.56        -- Promissory Note By Mercury Cellular Telephone Co. in favor of CTC
                        Financial, Inc. dated April 20, 1995, in the principal sum of
                        $18,000,000+
         4.57        -- Pledge Agreement By and Between Cameron Communications Corporation
                        and CoBank, ACB, dated April 20, 1995+

      EXHIBIT
       NUMBER
--------------------
         4.58        -- Pledge Agreement By and Between Mercury, Inc. and CoBank, ACB, dated
                        April 20, 1995+
         4.59        -- Security Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank, ACB, dated April 20, 1995+
         4.60        -- Security Agreement By and Between Mercury Cellular of Kansas, Inc.
                        and CoBank, ACB, dated April 5, 1995+
         4.61        -- Loan Agreement By and Between CoBank, ACB and Mercury Cellular of
                        Kansas, Inc., dated April 20, 1995, in the principal sum of
                        $17,100,000+
         4.62        -- Limited Recourse Continuing Guaranty By Mercury Cellular Telephone
                        Company in favor of CoBank, ACB, dated April 20, 1995+
         4.63        -- Collateral Assignment of Tenant's Interest in Leases By and Between
                        Mercury Cellular of Kansas, Inc. and CoBank, ACB, dated April 20,
                        1995, in the principal sum of $17,100,000+
         4.64        -- Security Agreement By and Between Mercury Cellular of Kansas, Inc.
                        and CoBank, ACB, dated April 20, 1995+
         4.65        -- Pledge Agreement By and Between Mercury Cellular Telephone Company
                        and CoBank, ACB, dated April 20, 1995+
         4.66        -- Promissory Note By Mercury Cellular of Kansas, Inc. in favor of
                        CoBank, ACB, dated April 20, 1995, in the principal sum of
                        $17,100,000+
         4.67        -- Loan and Security Agreement dated as of December 20, 1993 between
                        Mississippi-34 Cellular Corporation and AT&T Credit Corporation++
         4.68        -- Promissory Note dated April 14, 1993 in the principal sum of
                        $2,779,924 by Mercury, Inc. in favor of Cameron Telephone Company.+
         4.69        -- First Amendment and Supplement to Loan Agreement between CoBank, ACB, and Mercury Cellular of Kansas, Inc. dated as of December 15, 1996*
         4.70        -- Agreement Regarding Amendments to Loan Documents between CTC
                        Financial, Inc., Mercury, Inc., Mississippi One Cellular Telephone
                        Company, William L. Henning, Sr. and CoBank, ACB, dated as of
                        November 15, 1996*
         4.71        -- Assignment, Assumption and Agreement Regarding Amendments to Loan
                        Documents between CoBank, ACB, Mercury Cellular of Kansas, Inc,
                        Mercury, Inc., et al., dated as of December 15, 1996*
         4.72        -- Promissory Note by Mercury Cellular Telephone Company in favor of CTC
                        Financial, Inc. dated November 25, 1996 in the principal sum of
                        $4,000,000*
         4.73        -- Second Amendment and Supplement to Continuing Guaranty between
                        Mercury Cellular Telephone Company, Inc. and CoBank, ACB, dated as of
                        November 25, 1996*
         4.74        -- Loan Agreement between CTC Financial, Inc. and CoBank, ACB, dated as of November 25, 1996*
         4.75        -- First Amendment and Supplement to Act of Subordination between
                        Mercury Cellular Telephone Company, Mississippi One Cellular
                        Telephone Company and CoBank, ACB, dated as of November 25, 1996*
         4.76        -- Promissory Note by CTC Financial, Inc. in favor of CoBank, ACB, dated
                        November 25, 1996 in the principal sum of $4,000,000*

      EXHIBIT
       NUMBER
--------------------
         4.77        -- Assumption Agreement between CoBank, ACB, and Mercury, Inc. dated
                        October 31, 1996*
         5.1         -- Opinion of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix,
                        L.L.P. re: legality of Class A Common Stock++
        10.1         -- BTA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Meretel Communications, Limited Partnership dated
                        July 1, 1996*
        10.2         -- Articles of Partnership in Commendam of Meretel Communications
                        Limited Partnership By and Among Wireless Management Corporation and
                        Eatel Corp, Inc., Mercury Cellular Telephone Company, Fort Bend
                        Telephone Company and Meretel Wireless, Inc. dated July 25, 1995*
        10.3         -- Nationwide Messaging Reseller Agreement By and Between MobileComm
                        Nationwide Operations, Inc. and Mercury Cellular Telephone Co. dated
                        December 19, 1994+
        10.4         -- Arch Nationwide Paging Reseller Agreement By and Between Arch
                        Nationwide Paging and Mercury Cellular Telephone Company, dated April
                        7, 1995+
        10.5         -- RSA Management and Construction Services Agreement By and Between
                        Mercury Inc. and Miss-34 Cellular Corporation dated June 1, 1994*
        10.6         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Miss.-1 Telephone Co. dated May 1, 1996*
        10.7         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Mercury Cellular Telephone Co. dated May 1, 1996*
        10.8         -- RSA Management and Construction Services Agreement By and Between
                        Mercury, Inc. and Mercury Cellular of Kansas, Inc., dated May 1,
                        1996*
        10.9         -- Intentionally omitted
        10.10        -- Asset Purchase Agreement By and Between West Alabama Cellular
                        telephone Company, Inc. and Mississippi One Cellular Telephone Co.,
                        dated March 4, 1996+
        10.11        -- CellularOne License Agreement Between CellularOne Group and Mercury,
                        Inc., dated April 13, 1993+
        10.12        -- Management and Accounting Services By and Between Mercury Information
                        Technologies, Inc. and Mercury, Inc. Agreement dated November 7,
                        1995+
        10.13        -- MIS Services Agreement By and Between Mercury, Inc. and Maas.net,
                        LLC, dated June 6, 1996+
        10.14        -- Lease Agreement By and Between William L. Henning and Lena B. Henning
                        and Mercury Cellular Telephone Company, Inc., dated January 1, 1990+
        10.15        -- Lease By and Between Mercury, Inc. ("Lessor") and Mercury Cellular
                        Telephone Company ("Lessee"), dated March 1, 1992+
        10.16        -- Commitment Letter, dated September 13, 1996, from CoBank, ACB*
        10.17        -- Purchase Agreement By and Between Miscellco Communications, Inc. and
                        Mercury Cellular of Kansas, Inc. dated April 19, 1995+
        10.18        -- Letter Agreement dated October 18, 1995 between Cameron
                        Communications Corporation and Mercury Information Technologies,
                        Inc.+
        10.19        -- Act of Sale dated August 31, 1994 between Mercury, Inc. and
                        Mississippi One Cellular Telephone Company.+
        10.20        -- US Unwired Inc. 1997 Stock Option Plan++

      EXHIBIT
       NUMBER
--------------------
        10.21        -- Commitment Letter dated October 24, 1996 from Rural Telephone
                        Financial Cooperative to Wireless Management Corporation*
        10.22        -- Form of Stock Purchase Agreement between Mercury, Inc., David Bailey,
                        E. B. Martin, Jr., William M. Mounger, II, Robert M. Mounger, James
                        A. Murrell, III, William M. Yandall, III and Wirt A. Yeager, III*
        11           -- Statement regarding computation of per share earnings*
        21           -- List of Subsidiaries+
        23.1         -- Consent of KPMG Peat Marwick LLP*
        23.2         -- Consent of KPMG Peat Marwick LLP*
        23.3         -- Consent of KPMG Peat Marwick LLP*
        23.4         -- Consent of KPMG Peat Marwick LLP*
        23.5         -- Consent of Smith, Turner & Reeves*
        23.6         -- Consent of Elliot Goldberg CPA*
        23.7         -- Consent of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix,
                        L.L.P. (included in opinion filed as Exhibit 5.1)++
        24.1         -- Powers of Attorney (included on the Signature Page)+
        27.1         -- Financial Data Schedule*


---------------


 * Filed herewith.



 + Previously filed.



++ To be filed by amendment.